Form 10KSB, Exhibit 13
CORPUS CHRISTI BANCSHARES INC
filed 1995-03-30
CIK 757012

                                   EXHIBIT 13

                      S E L E C T E D   F I N A N C I A L
                              H I G H L I G H T S

The selected financial information (in thousands except per share data) set forth below was derived in part from the consolidated financial statements included elsewhere in this Annual Report and should be read in conjunction and with the notes thereto.


OPERATING DATA:                                 1994        1993        1992        1991        1990
------------------------------------------------------------------------------------------------------
Interest Income                               $ 10,174    $  9,530    $  9,868    $ 10,955    $ 11,600
Interest Expense                                 3,310       2,954       3,660       5,898       6,615
Net Interest Income                              6,864       6,576       6,208       5,057       4,985
Provision for Loan Losses                         (300)         --          --        (433)        655
NonInterest Income                               2,889       2,586       2,656       2,169       2,216
NonInterest Expenses                             7,857       6,671       6,546       7,000       5,578
Income before Income Taxes
  and Extraordinary Item                         2,196       2,491       2,318         659         968
Applicable Income Taxes                            380         290         791         244         328
Income before Extraordinary Item                 1,816       2,201       1,527         415         640
Extraordinary Item, Recognition of
  Income Tax Loss Carry Forwards                    --          --         753         207         316
Net Income                                    $  1,816    $  2,201    $  2,280    $    622    $    956

Weighted average of common stock and
  common stock equivalents outstanding           1,681     1,600         1,600       1,600       1,600

NET INCOME PER COMMON SHARE:
------------------------------------------------------------------------------------------------------
Income before Extraordinary Item              $   1.08    $   1.38    $    .95    $    .26    $    .40
Extraordinary Item                                  --       --             47         .13         .20
Net Income                                    $   1.08    $   1.38    $   1.42    $    .39    $    .60
Cash Dividends Declared                       $    .25    $    .25    $    .25    $   .025    $     --

BALANCE SHEET DATA:
------------------------------------------------------------------------------------------------------
Total Assets                                  $171,530    $160,230    $146,551    $143,739    $144,409
Loans, Net                                    $ 92,095    $ 77,144    $ 63,556    $ 58,270    $ 58,880
Total Deposits                                $157,659    $146,790    $134,814    $133,817    $135,052
Total Capital                                 $ 13,438    $ 13,081    $ 11,280    $  9,400    $  8,818

SELECTED RATIOS:
------------------------------------------------------------------------------------------------------
Return on Assets (average)                       1.11%       1.48%       1.61%        .45%        .69%
Return on Equity (average)                      13.51%      17.66%      21.50%       6.76%      11.53%
Dividend Payout Ratio                           22.02%      18.17%      17.60%       6.41%          --
Equity to Assets (average)                       8.38%       8.36%       7.47%       6.60%       6.01%


                         See Notes to Financial Review.

T O   O U R   S H A R E H O L D E R S :

         The past twelve months proved to be a significant period for Corpus Christi Bancshares, Inc., Corpus Christi, Texas. With the support of our shareholders, we turned our attentions to the future and made several important moves toward achieving our long range goal of maximizing shareholder value.

         Now poised for continued success, we reflect upon the year and its financial highlights. As you will see more clearly detailed in this report, the Company and its wholly owned subsidiary, Citizens State Bank of Corpus Christi, Texas, reported 1994 earnings before taxes of $2,196,000, compared to $2,491,000 in 1993. Earnings after taxes totalled $1,816,000 as opposed to $2,201,000 the previous year. Return on average assets was 1.1%, while return on equity was 13.5%, compared to 1.5% and 17.7% respectively in 1993.

         What must be considered when reviewing these figures are the activities which comprised both our efforts and expenses. First, we completed the formation of an indirect lending department that originated in November, 1993. Designed to generate consumer loans through local automobile, boat and recreational vehicle dealerships, this new department greatly contributed to net loans increasing to $92,095,000, an increase of 19.4% over the prior year. The increased volume of consumer loans added a new degree of diversity to the total loan portfolio further protecting the Company from economic change.

         Addressing the ever-changing needs of our customers, we elected to develop both investor services and branch expansion to more broadly serve the market. Response to these areas has been particularly favorable, as evidenced by deposit growth to $157,659,000, an increase of 7.4%, which further validates our predetermined strategy.

         These programs and other related moves represent a major investment in the inherent value of our Company. Only by scrutinizing the economic climate of our times, deliberating over the possibilities and choosing the right direction can we hope to successfully meet our challenges.

         We encourage you to read the following report and communicate to us any thoughts or questions. As always, we greatly appreciate your involvement and we look forward to moving ahead together in 1995.

Sincerely,



/s/ JOHN T. WRIGHT, III               /s/ R. JAY PHILLIPS
------------------------              ------------------------------------
John T. Wright, III                   R. Jay Phillips
Chairman of the Board                 President and Chief Executive Officer

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                            SHAREHOLDER INFORMATION

COMMON STOCK AND DIVIDENDS:

Corpus Christi Bancshares had issued and outstanding 1,600,000 shares of $5.00 par value Common Stock held by approximately 500 shareholders at December 31, 1994. The book value of the stock at that date was $8.40 per share of common stock issued and outstanding compared with $8.18 per share one year ago. On December 31, 1994, the closing market price of the Stock was $10.00. The Common Stock of the Company is traded on the American Stock Exchange under the symbol "CTZ". Prior to October 22, 1993, the Company had no established trading market for the Company's Common Stock which, when available, was traded in the local over-the-counter market in Corpus Christi, Texas.

During 1994, the Company paid three quarterly cash dividends to shareholders totaling $300 thousand and declared a fourth quarter cash dividend to shareholders totaling $100 thousand compared to annual cash dividends totaling $400 thousand during 1993 and 1992, respectively. Prior to the 1991 dividends, the Company or its predecessor, Citizens State Bank of Corpus Christi, had paid cash dividends on its Common Stock at least quarterly from March 1966 to March 1986.

Cash available for dividend distribution to shareholders of the Company's Common Stock initially must come from dividends paid to the Company through C.S.B.C.C., Inc. from Citizens State Bank of Corpus Christi. Therefore, the restrictions on the Bank's dividend payments are directly applicable to the Company. Payment of dividends by the Bank to the Company is subject to regulatory restrictions described in Note 14 to the Consolidated Financial Statements.


TRANSFER AGENT:                             CORPORATE HEADQUARTERS:
Chemical Bank                               2402 Leopard Street
Securityholder Relations Department         Corpus Christi, Texas 78408
450 West 33rd Street                        512-887-3020
8th Floor
New York, NY  10001                         CORPORATE MAILING ADDRESS:
800-635-9270
                                            P. O. Box 9664
FORM 10-KSB:                                Corpus Christi, Texas 78469

Copies of the Corporation's Annual Report filed with the Securities and Exchange Commission on Form 10-KSB are available upon written request.



SUMMARY COMMON STOCK INFORMATION

                                            1994       1993     1992     1991     1990
                                           --------------------------------------------
PER SHARE:(1)
  Book Value                               $ 8.40     $ 8.18    $7.05    $5.88    $5.51
  Market price:
    At December 31, 1994                   $10.00     $10.00    $5.00    $1.75    $1.94
    High during year                       $11.75     $15.25    $5.25    $1.88    $2.19
    Low during year                        $ 8.75     $ 5.00    $1.63    $1.56    $1.75
---------------------------------------------------------------------------------------

(1) The book value and market prices stated in the above table from 1990 through 1992 have been restated to reflect the October, 1993 four-for-one stock split. During these years, the Company's Common Stock had no established trading market and was traded in the local over-the-counter market in Corpus Christi, Texas.


                         See Notes to Financial Review.

                            OVERVIEW OF PERFORMANCE

The Company had net income of $1.8 million ($1.08 earnings per share) for the year 1994 compared with net income of $2.2 million ($1.38 earnings per share) in 1993 and $2.3 million ($1.42 earnings per share) in 1992.

The Company's operating results were impacted by five major components during 1994: (1) provision for loan losses, (2) net interest income, (3) noninterest income, (4) noninterest expenses and (5) income taxes. Each of these components is discussed in greater detail below, including the impact each had on reported income for the year 1994.

                           PROVISION FOR LOAN LOSSES

A significant factor in the Company's operating results was the provision for loan losses. During 1994, the Company reduced its allowance for loan losses through a $300 thousand "negative" provision to loan losses as a result of several quarters of reduced loan charge-offs, increased loan recoveries, and overall improvement in credit quality which resulted in an allowance for loan losses that exceeded the minimum level determined necessary by the Company. The Company made no provision for loan losses in 1993 or 1992. During 1994, the Company had net recoveries on loans totaling $497 thousand compared to net recoveries of $68 thousand in 1993 and net charge-offs totaling $36 thousand in 1992.

The allowance for loan losses is established through charges to operations in the form of provisions for loan losses. Loan losses (or recoveries) are charged (or credited) directly to the allowance. The provision for loan losses is determined by management's judgment as to the amount required to maintain the allowance at an acceptable level to absorb possible losses in the portfolio. Several factors are considered in determining the allowance required, including the following: (1) a continuing review by management of the portfolio with particular emphasis on problem loans; (2) regular examinations of the loan portfolio by independent consultants; (3) loss experience on various types of loans in relation to outstanding loans; and (4) an ongoing assessment of current and anticipated economic conditions in the market areas served by the subsidiary bank.

The Company's Credit Review Committee ("CRC"), independent consultants, and federal and State regulators conduct periodic examinations of the Company's subsidiary bank to make evaluations of the subsidiary bank's loan portfolio. In addition, appropriate regulatory authorities and independent consultants make evaluations of the effectiveness of the Company's loan review and loan administration functions and make periodic reports to the Company's Board of Directors.

The Company's CRC is principally responsible for overseeing the management of risk in the loan portfolio. The CRC monitors credit exposure through regular reviews of the loan portfolio as well as recoveries and loss experience. The CRC's review powers extend to every phase of the credit process. In addition, the CRC assesses the adequacy of the allowance for loan losses.

As the Company's CRC examines the loan portfolio, loans are assigned a risk grading, which, along with other factors, is used to determine the reserve requirement for each loan. In addition to these specific allocations of reserves, an appropriate amount is set aside to recognize the likelihood that there are unidentified additional risks in the portfolio.

While there is no precise method of predicting loan losses, it is the judgment of the Company's management that the allowance for loan losses at December 31, 1994 was adequate to absorb possible losses from loans in the portfolio at that date. While management uses information available to it to determine the adequacy of the allowance for loan losses, further changes to the allowance may be necessary based on future changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's subsidiary bank's allowance for loan losses. Such agencies may require the Company to recognize changes to the allowance based on their judgments of information available to them at the time of their examination.

                         See Notes to Financial Review.

 Net recoveries in 1994 were $497 thousand (or .59% of average loans), compared to net recoveries of $68 thousand (or .10% of average loans) in 1993 and net charge-offs of $36 thousand (or .06% of average loans) in 1992. The following is a summary of transactions in the allowance for loan losses account for the past five years:

                   ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)


                                                          1994           1993          1992             1991           1990
                                                        -------------------------------------------------------------------
Balance at beginning of year                            $1,794         $1,726        $1,762          $ 2,627        $ 3,588
                                                        -------------------------------------------------------------------
Chargeoffs:
    Commercial, industrial and agricultural               (290)          (356)         (647)            (643)        (1,652)
    Installment                                            (73)           (32)          (18)             (53)           (98)
    Real estate-construction                                --             --            --               --             --
    Real estate-mortgage                                   (92)          (187)         (184)            (546)          (697)
                                                        -------------------------------------------------------------------
                                                          (455)          (575)         (849)          (1,242)        (2,447)
                                                        -------------------------------------------------------------------
Recoveries:
    Commercial, industrial and agricultural                768            516           714              599            769
    Installment                                             15             68            27               30             32
    Real estate-construction                                --             --            --               --             --
    Real estate-mortgage                                   169             59            72              181             30
                                                        -------------------------------------------------------------------
                                                           952            643           813              810            831
                                                        -------------------------------------------------------------------
Net recoveries (chargeoffs)                                497             68           (36)            (432)        (1,616)
                                                        -------------------------------------------------------------------
Provisions charged (credited) to operations               (300)            --            --             (433)           655
                                                        -------------------------------------------------------------------
Balance at end of year                                  $1,991         $1,794        $1,726          $ 1,762        $ 2,627
                                                       ====================================================================
Ratio of net chargeoffs (recoveries) to average
  loans                                                   (.59)%         (.10)%         .06%             .71%          2.56%
Ratio of allowance for loan losses
  to total loans (at year-end)                            2.04%          2.25%         2.63%            2.92%          4.25%


                         See Notes to Financial Review.

                           ALLOWANCE FOR LOAN LOSSES
                             ALLOCATED BY LOAN TYPE
                             (DOLLARS IN THOUSANDS)

                                                                                       December 31,
                                                     -------------------------------------------------------------------------
                                                      1994             1993            1992             1991             1990
                                                     -------------------------------------------------------------------------
LOAN TYPE:
    Commercial, industrial and agricultural          $  983           $1,476          $1,415           $1,348           $1,387
    Installment                                         291              105              16                7               78
    Real estate-construction                             --               --              --               --               28
    Real estate-mortgage                                717              213             295              407            1,134
    Other                                                --               --              --               --               --
                                                     -------------------------------------------------------------------------
                                                     $1,991           $1,794          $1,726           $1,762           $2,627
                                                     =========================================================================

PERCENT OF LOANS IN EACH CATEGORY ABOVE TO
    TOTAL LOANS:
    Commercial, industrial and agricultural           30.14%          33.94%          42.41%           42.39%           45.22%
    Installment                                       29.47%           8.56%           5.51%            4.58%            5.06%
    Real estate-construction                           1.26%           1.77%           1.47%            1.67%            1.90%
    Real estate-mortgage                              39.11%          55.71%          50.57%           51.31%           47.61%
    Other                                               .02%            .02%            .04%             .05%             .21%
                                                     -------------------------------------------------------------------------
                                                     100.00%         100.00%         100.00%          100.00%          100.00%
                                                     =========================================================================

The Company's nonperforming assets continued to decline in 1994, a trend which has continued since year-end 1988. The reduction in the level of nonperforming assets during this period has been the result of management's efforts to reduce the levels of nonperforming assets and classified assets by reducing the risk associated with the lending process. As a result, the level of nonperforming assets declined $1.1 million, or 50%, to $1.1 million at year-end 1994 compared to $2.2 million and $3.3 million at year-end 1993 and 1992, respectively. Loans charged off declined $120 thousand, or 21%, to $455 thousand at year-end 1994 compared to $575 thousand and $849 thousand at year-end 1993 and 1992, respectively. The Company had net recoveries in 1994 totaling $497 thousand compared with net recoveries of $68 thousand in 1993 and net charge-offs totaling $36 thousand in 1992.

A breakdown of the Company's nonperforming assets and past-due loans for each of the last five years follows:

                   NONPERFORMING ASSETS AND PAST-DUE ACCOUNTS
                             (Dollars in Thousands)

                                                                                  December 31,
                                                        -----------------------------------------------------------------------
                                                         1994           1993            1992             1991             1990
                                                        -----------------------------------------------------------------------
NONPERFORMING ASSETS:
    Nonaccrual loans                                    $  313         $  799          $1,137           $2,096           $2,362
    Restructured loans                                      --             --              --                9               16
    Other real estate                                      765          1,358           2,134            2,500            2,619
                                                        -----------------------------------------------------------------------
                                                        $1,078         $2,157          $3,271           $4,605           $4,997
                                                        =======================================================================
ACCRUING LOANS PAST DUE 90 DAYS OR MORE                 $   --             --              --              183           $  519
                                                        =======================================================================




                         See Notes to Financial Review.

The following is a summary of nonperforming assets by loan classification at December 31, 1994 and 1993 (dollars in thousands):

                                                                                      Other
                                           Nonaccrual         Restructured         Real Estate             Total
                                           ----------------------------------------------------------------------
 1994
    Commercial and industrial                $189                 $ --                $ --                 $  189
    Energy                                     --                   --                  --                     --
    Real estate-construction                   --                   --                  --                     --
    Real estate-mortgage                      124                   --                 765                    889
                                           ----------------------------------------------------------------------
                                             $313                 $ --                $765                 $1,078
                                           ======================================================================

                                                                                      Other
                                           Nonaccrual         Restructured         Real Estate             Total
                                           ----------------------------------------------------------------------
 1993
    Commercial and industrial                $612                 $ --               $   --                $  612
    Energy                                     --                   --                   --                    --
    Real estate-construction                   --                   --                   --                    --
    Real estate-mortgage                      187                   --                1,358                 1,545
                                           ----------------------------------------------------------------------
                                             $799                 $ --               $1,358                $2,157
                                           ======================================================================

Nonaccrual loans at year-end 1994 were $313 thousand, down $486 thousand, compared to $799 thousand at year-end 1993. Nonaccrual loans at year-end 1992 were $1.1 million. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. Interest income that would have been recorded during 1994 on these loans had such loans performed in accordance with their original term was $35 thousand, compared to $48 thousand and $119 thousand in 1993 and 1992, respectively.

Further information regarding the balance of nonaccrual loans at December 31, 1994, and related interest payment information, follows (dollars in thousands):

                                                        Book            Contractual
                                                      Balance             Balance
                                                      -----------------------------
 Nonaccrual loans at December 31, 1993                 $ 799               $ 980
     Additions                                           139                 139
     Reductions-principal payments                      (242)               (219)
     Reductions-interest payments                        (49)                 --
     Charge-offs                                        (334)               (275)
                                                      -----------------------------
  Nonaccrual loans at December 31, 1994                $ 313               $ 625
                                                      =============================

The Company considers a nonaccrual loan to have substantial performance if eighty percent of scheduled principal payment and interest is collected.

                                                                                      Cash interest payments in 1994 applied as:
                                               Book             Contractual          --------------------------------------------
                                             Balance              Balance                              Recovery
                                                at                   at                                of prior         Reduction
                                           December 31,         December 31,         Interest           partial            of
                                               1994                 1994              income          chargeoffs        principal
                                           --------------------------------------------------------------------------------------
  Contractually current; however,
    payment in full of principal
    or interest is in doubt                    $313                 $625                $ --              $ --            $49
                                           ======================================================================================



                         See Notes to Financial Review.

As part of the Credit Review Committee process, loans are graded according to risk. Loans having a greater degree of risk, but not necessarily a greater potential for loss, are placed on a watchlist. Such loans are identified for various reasons among which include renewals not originally anticipated, an indication of a deterioration of the borrower's financial condition, and a worsening of factors in the industry in which the borrower operates. The total amount of such loans at December 31, 1994 and 1993 not classified as nonaccrual, restructured or past due 90 days or more in the preceding table amounted to $4.2 million and $3.9 million, respectively.

In addition, a substantial amount of the Company's nonperforming assets is attributable to other real estate located in the Corpus Christi area. Other real estate at year-end 1994 was $765 thousand, down $593 thousand, compared to $1.4 million at year-end 1993. Other real estate at year-end 1992 was $2.1 million. During 1994, the Company acquired no new real estate through foreclosure of other real estate. In addition, proceeds from sales of other real estate in 1994 totaled $343 thousand. Other real estate has been adjusted to estimated fair market values if lower than cost and includes some income producing property.

With respect to other real estate, management of the Company believes it has made appropriate valuations, using independent appraisers, of these properties based on strict appraisal guidelines. The carrying value of other real estate is reviewed at least annually and the valuation allowance is revised through subsequent valuation provisions charged to other operating expenses. During 1994, the Company made valuation provisions for other real estate totaling $253 thousand, compared to $181 thousand and $288 thousand in 1993 and 1992, respectively. In the opinion of management, this appraisal process results in values which represent current market conditions at December 31, 1994. Future values will depend on the developments of economic conditions in the market where the properties are located. Several factors contributed to the valuation provisions for other real estate during 1994. The most significant factor was the overall availability in the local market of such properties for sale during 1994.

                                 ASSET QUALITY

As previously discussed, the Company has reduced its nonperforming assets in 1994 as compared to 1993. In spite of a modest recovery in the local economy since 1991, the energy and real estate sectors remain as potential problem areas. With uncertainties in the economy, additional loans could be classified as nonperforming, and additional charge-offs, write-downs and loan loss provisions could be recorded in future periods.

The ability of the Company to improve its level of profitability will partially depend on the ability of the Company to continue to improve its overall asset quality. A primary step toward improving asset quality is continued reduction in the level of nonperforming assets. Any significant decline in the level of nonperforming assets in the normal course of operations depends almost entirely upon the timing and extent of economic recovery in the market place. Management believes that economic recovery in the area, although improving, will continue to be a slow process, both in terms of market improvement and diversification.

                              NET INTEREST INCOME

Net interest income, the most significant component of earnings, is the amount by which the interest generated from earning assets exceeds the expense associated with funding those assets.

Net interest income was $6.9 million in 1994, up $300 thousand, compared to $6.6 million and $6.2 million in 1993 and 1992, respectively. The increase in net interest income during 1994 was attributable in large part to higher volumes of earning assets. The increase in net interest income in 1993 was primarily attributable to higher volumes of earnings assets and to a lower interest rate environment on deposits during 1993.

The Company's yield on earning assets was 6.97% during 1994 compared to 7.08% and 7.79% in 1993 and 1992, respectively. The cost of funds averaged 3.07% in 1994 compared to 2.96% and 3.73% in 1993 and 1992, respectively. The net interest margin, which is the net interest income as a percentage of earning assets, was 4.70% during 1994 compared to 4.89% and 4.90% in 1993 and 1992, respectively.

The Company's average earning assets were $146.0 million in 1994 compared to $134.6 million and $126.7 million in 1993 and 1992, respectively. Average interest bearing liabilities were $107.8 million in 1994 compared to $99.8 million and $98.0 million in 1993 and 1992, respectively.


                         See Notes to Financial Review.

The following is a three-year history of the Company's average interest-earning assets and interest-bearing liabilities. The yields earned and rates paid on each major classification of assets and liabilities are presented. Additionally, the average yields on all earning assets and costs of all interest-bearing liabilities are presented for all three years.

                  AVERAGE BALANCES, INTEREST AND AVERAGE RATES
                             (Dollars in Thousands)




                                                                  1994                                        1993
                                                 --------------------------------------------------------------------------------
                                                    Average                     Average         Average                  Average
                                                    Balance         Interest      Rate          Balance       Interest    Rate
                                                 --------------------------------------------------------------------------------
 Assets:
 Interest bearing deposits
   with Federal Home Loan
   Bank                                            $     94         $     4      4.25%          $     --      $    --      --
 Federal funds sold                                   8,501             356      4.19%            11,698          362    3.09%
 Securities available for sale                       45,004           2,351      5.22%            16,451          742    4.51%
 Securities held to maturity                          7,697             712      9.25%            35,959        2,794    7.77%
 Loans, net of discounts                             84,746           6,751      7.97%            70,513        5,632    7.99%
                                                 --------------------------------------------------------------------------------
   Total earning assets                             146,042          10,174      6.97%           134,621        9,530    7.08%
 Allowance for loan losses                           (1,970)                                      (1,815)
 Cash and due from banks                             12,572                                        9,900
 Premises and equipment                               4,313                                        3,083
 Accrued interest receivable                          1,363                                        1,290
 Other real estate                                    1,069                                        1,648
 Other assets                                           666                                          393
                                                   --------                                     --------
                                                   $164,055                                     $149,120
                                                   ========                                     ========

 Liabilities and Stockholders' equity:

 Deposits:
   Interest bearing trans-
     action accounts                               $ 52,683          $1,360      2.58%          $ 46,730      $1,082    2.32%
   Savings                                           14,979             430      2.87%            14,565         370    2.54%
   Certificates of deposit                           40,067           1,520      3.79%            38,459       1,502    3.91%
                                                 --------------------------------------------------------------------------------
 Total interest bearing
   liabilities                                      107,729           3,310      3.07%            99,754       2,954    2.96%

 Demand deposits                                     42,309                                       36,360
 Accrued interest on
    deposits                                            194                                          178
 Other liabilities                                      392                                          364
 Stockholders' equity                                13,743                                       12,464
 Unrealized losses on
    securities available
    for sale                                           (312)                                          --
                                                   --------                                     --------
                                                   $164,055                                     $149,120
                                                   ========                                     ========

 Net interest income and average
   interest-rate spread                                            $6,864        3.90%                        $6,576    4.12%
                                                                   ==================                        ===============
 Ratio of interest bearing liabilities
   to earning assets (average)                                                  73.77%                                 74.10%
                                                                                =====                                  =====
 Average interest cost of earning assets
   (total interest expense as a percent of
   average earning assets)                                                       2.27%                                  2.19%
                                                                                =====                                  =====
 Net interest margin (net interest
   income as a return on average
   earning assets)                                                               4.70%                                  4.89%
                                                                                =====                                  =====









                                                         1992
                                              ---------------------------------
                                                Average                 Average
                                                Balance      Interest    Rate
                                              ----------------------------------
 Assets:
 Interest bearing deposits
   with Federal Home Loan
   Bank                                        $     --       $   --      --
 Federal funds sold                               6,941          225     3.24%
 Securities available for sale                    3,004          148     4.93%
 Securities held to maturity                     52,134        4,079     7.82%
 Loans, net of discounts                         64,668        5,416     8.38%
                                              ---------------------------------
   Total earning assets                         126,747        9,868     7.79%
 Allowance for loan losses                       (1,690)
 Cash and due from banks                          9,962
 Premises and equipment                           2,804
 Accrued interest receivable                      1,341
 Other real estate                                2,375
 Other assets                                       377
                                               --------
                                               $141,916
                                               ========

 Liabilities and Stockholders' equity:

 Deposits:
   Interest bearing trans-
     action accounts                           $ 45,558       $1,369     3.00%
   Savings                                       14,518          461     3.18%
   Certificates of deposit                       37,930        1,830     4.82%
                                              ---------------------------------
 Total interest bearing
   liabilities                                   98,006        3,660     3.73%

 Demand deposits                                 32,790
 Accrued interest on
    deposits                                        239
 Other liabilities                                  276
 Stockholders' equity                            10,605
 Unrealized losses on
    securities available
    for sale                                         --
                                               --------
                                               $141,916
                                               ========

 Net interest income and average
   interest-rate spread                                       $6,208     4.06%
                                                              ================
 Ratio of interest bearing liabilities
   to earning assets (average)                                          77.32%
                                                                        =====
 Average interest cost of earning assets
   (total interest expense as a percent of
   average earning assets)                                               2.89%
                                                                        =====
 Net interest margin (net interest
   income as a return on average
   earning assets)                                                       4.90%
                                                                        =====

                         See Notes to Financial Review.

The following table analyzes the changes in net interest income during 1994 and 1993 and the relative effect of changes in interest rates and volumes for each major classification of earning assets and interest-bearing liabilities. Nonaccrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields.

                   ANALYSIS OF CHANGES IN NET INTEREST INCOME
                             (Dollars in Thousands)



                                                        1994/1993                                        1993/1992
                                  =================================================================================================
                                      Net              Due to Changes In           Net                Due to Changes In
                                    Increase         --------------------       Increase            ----------------------
                                   (Decrease)        Rates        Volume        (Decrease)          Rates           Volume
                                  -------------------------------------------------------------------------------------------------
 Interest income:
    Interest-bearing deposits
      with Federal Home Loan
      Bank                          $     4        $  --        $     4         $    --             $    --       $     --
    Federal funds sold                   (6)         (25)            19             137                 (10)           147
    Securities available
      for sale                        1,609            7          1,602             594                  (1)           595
    Securities held to               (2,082)         666         (2,748)         (1,285)                (28)        (1,257)
      maturity
    Loans, net of unearned
       discount                       1,119          (15)         1,134             216                (227)           443
                                    --------------------------------------------------------------------------------------------
      Total interest income             644          633             11            (338)               (266)           (72)
                                    --------------------------------------------------------------------------------------------


 Interest expense:
    Interest-bearing
      transaction accounts              278          132            146            (287)               (323)            36
    Savings                              60           49             11             (91)                (93)             2
    Certificates of deposit              18          (39)            57            (328)               (354)            26
                                    --------------------------------------------------------------------------------------------
      Total interest expense            356          142            214            (706)               (770)            64
                                    --------------------------------------------------------------------------------------------
Net Interest income                 $   288         $491        $  (203)        $   368             $   504        $  (136)
                                    ============================================================================================


The changes in net interest income were allocated on the basis of changes in average yields earned or rates paid ("rates"), and changes in average balance ("volume") of earning assets and interest-bearing liabilities, respectively. These changes were first computed in three parts: (1) the change due solely to a change in rates, (2) the change due solely to a change in volume, and (3) the change not solely due to either but which represents a combination of both ("rate-volume"). The rate-volume changes were then ratably allocated to the changes due to rates and the changes due to volume.

                         See Notes to Financial Review.

                               NONINTEREST INCOME

Noninterest income is ordinarily composed of account service charges, fees for trust services, gains from sale of securities held for sale, gains from sale of securities available for sale, gains from sale of investment securities and various other fees. The Company's noninterest income was $2.9 million in 1994, up $302 thousand, compared to $2.6 million and $2.7 million in 1993 and 1992, respectively.

Trust income for 1994 was $1.1 million, up $162 thousand, compared to $934 thousand in 1993. Trust income was $1.0 million in 1992. The increase in trust income in 1994 was primarily attributable to increases in fees charged on trust services. The decrease in trust income in 1993 was attributable to non-recurring trust fees collected during 1992 totaling approximately $97 thousand.

Service charges on deposit accounts were $1.0 million in 1994, down $33 thousand, compared to $1.0 million in 1993. Service charges on deposit accounts were $1.1 million in 1992. The decrease in service charges on deposit accounts in 1994 was largely attributable to a decrease in service charge fees on demand deposit accounts totaling $29 thousand. The decrease in service charges on deposit accounts in 1993 was primarily attributable to a decrease in nonsufficient fund charges totaling approximately $53 thousand.

Credit card fees consist of fees collected on Visa/Mastercard merchant services provided by the Company's subsidiary bank. Credit card fees were $142 thousand in 1994, up $20 thousand, compared to $122 thousand in 1993 and $115 thousand in 1992. The increase in credit card fees in 1994 and 1993 was largely the result of increases in fees charged on Visa/Mastercard merchant services accounts during 1994 and 1993.

The Company had net securities gains on sales of securities available for sale in 1994 totaling $165 thousand, compared to no gains in 1993. During 1992, the Company had net securities gains on sale of securities held for sale totaling $26 thousand. The net gains on sale of securities available for sale in 1994 and the gains on sale of securities held for sale in 1992 were solely attributable to a restructuring of the investment portfolio in line with the Company's asset and liability management policies. The restructuring was done to capitalize on reinvestment in other securities without a substantial reduction in interest rates or increased investment risk exposure.

Other income in 1994 was $484 thousand, down $12 thousand, compared to $496 thousand in 1993. Other income was $400 thousand in 1992. The decrease in other income in 1994 was largely due to nonrecurring income in 1993 related to a recovery on a prior year checking account loss totaling $62 thousand. The increase in other income during 1993 compared to 1992 was primarily attributable to nonrecurring income related to a recovery on a prior year checking account loss totaling $62 thousand.


                               NONINTEREST INCOME
                             (Dollars in Thousands)


                                                                                    1994                       1993
                                                                            ------------------------------------------------
                                                                             Changes from 1993           Changes from 1992
                                                                            ------------------------------------------------
                                  1994          1993          1992           Amount     Percent          Amount      Percent
                                 -------------------------------------------------------------------------------------------
 Trust income                    $1,096        $  934        $1,000           $162       17.3 %           $(66)         (6.6)%
 Service charges                  1,001         1,034         1,115            (33)      (3.2)%            (81)         (7.3)%
 Credit card fees                   142           122           115             20       16.4 %              7           6.1 %
 Net gain on sale of
    securities held for              --            --            26             --          --             (26)       (100.0)%
    sale
 Net gain on sale of
    securities available
    for sale                        165            --            --            165      100.0 %             --            --
 Other income                       484           496           400            (12)      (2.4)%             96          24.0 %
                                 -------------------------------------------------------------------------------------------
                                 $2,888        $2,586        $2,656           $302       11.7 %           $(70)         (2.6)%
                                 ===========================================================================================


                         See Notes to Financial Review.

                              NONINTEREST EXPENSES

The Company's noninterest expenses were $7.9 million in 1994, up $1.2 million or 17.8%, compared to $6.7 million in 1993. Noninterest expenses were $6.5 million in 1992.

The significant increase in noninterest expenses in 1994 was largely attributable to the expansion of the Company's subsidiary bank. Increased noninterest expenses included opening the Bank's South and West Banking Centers; remodeling of the Bank's Village Banking Center; the new investment services and indirect lending departments; and increased staffing required for Saturday banking.

Salaries and employee benefits were $3.6 million in 1994, up $480 thousand or 15.5%, compared to $3.1 million in 1993. Salaries and benefits were $2.9 million in 1992. The increase in salaries and employee benefits during 1994 was largely attributable to increased staff associated with the subsidiary bank's expansion. The increase in salaries and employee benefits in 1993 was attributable to merit increases in 1993 totaling approximately $87 thousand and to increases in employee medical insurance premiums which totaled $66 thousand.

Occupancy expenses were $789 thousand in 1994, up $104 thousand or 15.2%, compared to $685 thousand in 1993. Occupancy expenses were $691 thousand in 1992. The increase in occupancy expense in 1994 was largely attributable to the opening of the new South and West Banking Centers and the remodeling of the Village Banking Center. Occupancy expenses were down $6 thousand in 1993 compared to 1992, or less than 1%.

Furniture and equipment expenses were $607 thousand in 1994, up $64 thousand, compared to $543 thousand in 1993. Furniture and equipment expenses were $521 thousand in 1992. The increase in furniture and equipment expenses during 1994 was directly attributable to the new South and West Banking Centers and the remodeling of the Village Banking Center. The increase in furniture and equipment expenses in 1993 was primarily due to increases in repair contracts and repairs to equipment totaling approximately $25 thousand.

Legal and professional fees consist of attorney, accounting, consulting and other professional fees. Other professional fees primarily consist of security, funds management consulting, transfer agent fees, stock exchange fees, and temporary employment agency fees. Legal and professional fees were $715 thousand in 1994, up $74 thousand or 11.5%, compared to $641 thousand in 1993. Legal and professional fees were $524 thousand in 1992. The increase in legal and professional fees in 1994 was largely due to legal fees associated with the subsidiary bank totaling $42 thousand and to legal and consulting fees regarding strategic planning of the Company totaling $17 thousand and $13 thousand, respectively. The increase in legal and professional fees in 1993 were primarily related to legal and consulting fees regarding strategic planning and the initial listing of the Company's stock on the American Stock Exchange totaling approximately $133 thousand.

Net cost to operate other real estate consists of expenses associated with other real estate which consists of property taxes, insurance, appraisals, utilities, maintenance, valuation provisions and losses on sale of other real estate, net of rental income from other real estate and gains on sale of other real estate. Net cost to operate other real estate was $276 thousand in 1994, up $128 thousand, compared to $148 thousand in 1993. Net cost to operate other real estate in 1992 was $175 thousand. The increase in net cost to operate other real estate in 1994 compared to 1993 was primarily due to increases in valuation provisions for other real estate totaling $72 thousand and decreases in rental income on other real estate and gains on sale of other real estate totaling $39 thousand and $59 thousand, respectively. The decrease in net cost to operate other real estate in 1993 was attributable to a decrease in the cost to maintain other real estate such as property taxes, insurance, appraisals, utilities and maintenance cost totaling $81 thousand and to the decreases in valuation provisions for other real estate totaling $107 thousand.

Insurance expenses primarily consist of fidelity insurance, errors and omission insurance and FDIC insurance assessment fees. Insurance expenses were $398 thousand in 1994, up $26 thousand or 7%, compared to $372 thousand in 1993. Insurance expenses were $379 thousand in 1992. The increase in insurance expenses in 1994 was largely due to increases in FDIC insurance assessment fees of approximately $26 thousand. The decrease in insurance expenses in 1993 were primarily due to lower fidelity insurance expenses totaling approximately $12 thousand.


                         See Notes to Financial Review.

Advertising expenses primarily consist of newspaper, television and radio advertisements and advertising consulting fees. Advertising expenses totaled $236 thousand in 1994, up $78 thousand, compared to $158 thousand in 1993 and $140 thousand in 1992. The increase in advertising expenses in 1994 was largely attributable to increases in television advertising campaigns totaling $39 thousand. The increase in advertising expenses in 1993 was attributable to advertising campaigns promoting consumer and real estate mortgage loans.

Other expenses totaled $1.3 million in 1994, up $232 thousand or 22.5%, compared to $1.0 million in 1993. Other expenses in 1992 were $1.2 million. The increase in other expenses in 1994 compared to 1993 was largely due to increase in Automated Teller Machine interchange fees totaling $35 thousand and to forms expense, bank examination expense and state franchise taxes totaling $86 thousand. The decrease in other expenses in 1993 was primarily due to a nonrecurring loss in 1992 associated with deposit accounts totaling approximately $111 thousand.


                              NONINTEREST EXPENSES
                             (Dollars in Thousands)


                                                                                    1994                  1993
                                                                            --------------------------------------------
                                                                              Changes from 1993     Changes from 1992
                                                                            --------------------------------------------
                                   1994          1993           1992          Amount   Percent      Amount     Percent
                                ----------------------------------------------------------------------------------------
Salaries and employee
   benefits                      $3,571        $3,091         $2,900          $  480    15.5%        $ 191          6.6%
Occupancy expenses                  789           685            691             104    15.2%           (6)        (.9)%
Furniture and equipment
   expenses                         607           543            521              64    11.8%           22          4.2%
Legal and professional fees         715           641            524              74    11.5%          117         22.3%
Net cost to operate other
   real estate                      276           148            175             128    86.5%          (27)      (15.4)%
Insurance expenses                  398           372            379              26     7.0%           (7)       (1.8)%
Advertising expenses                236           158            140              78    49.4%           18         12.9%
Other expenses                    1,265         1,033          1,216             232    22.5%         (183)      (15.1)%
                                 ---------------------------------------------------------------------------------------
                                 $7,857        $6,671         $6,546          $1,186    17.8%        $ 125          1.9%
                                 =======================================================================================

                                  INCOME TAXES


During 1993, the Company fully utilized its "net operating loss carryforwards" for Federal income tax purposes and began accruing and paying current Federal income taxes.

Effective January 1, 1993, the Company adopted the Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes" (Statement
109). This standard requires an asset and liability approach for financial accounting and reporting for income tax purposes, which differs from the previous standard which emphasized the income approach. The Company adopted this standard and there was no cumulative effect of this change in method of accounting for income taxes.

The net decrease of $50,000 in the valuation allowance for deferred tax assets during 1994 consists of two offsetting amounts. The first amount is an increase of $297,000 which is included as a component of stockholders' equity because the change was attributable to the change in the unrealized gain (loss) related to securities available for sale. The second amount is a decrease of $347,000 which is included in deferred tax expense because the change was attributable to changes in circumstances that affect the evaluation of the realizability of the deferred tax assets; i.e., the management of the Company concluded that, more likely than not, the Company would be able to utilize the remaining alternative minimum tax credits and realize the tax effects of the unrealized losses related to securities available for sale.


                         See Notes to Financial Review.

                         LIQUIDITY AND SOURCES OF FUNDS

Generally, the Company's largest source of funds is provided through deposits. Total deposits at year-end 1994 were $157.7 million, up $10.9 million, compared to $146.8 million at year-end 1993. Total deposits at year-end 1992 were $134.8 million. At December 31, 1994 and 1993, the Company had approximately $5.9 million and $18.9 million, respectively, in federal funds sold which could be readily converted to cash. Another source of liquidity, if the need arises, could come from the liquidation of securities available for sale. At December 31, 1994, the Company had $44.1 million of securities available for sale and at December 31, 1993 had securities held for sale totaling $19.4 million. Other liquid assets are composed of cash and near cash items including deposits with other banks.

Funds are also generated through loan payoffs and maturities of investment securities. Currently, management believes that the Company has an adequate level of liquidity to meet its financial obligations that will arise during the normal course of business in the coming year. The following items highlight the Company's liquidity and sources of funds.

                                    DEPOSITS

The Company's principal source of funds is deposits. Average deposits were $150.0 million in 1994, up $13.9 million, compared to $136.1 million in 1993. Average deposits and average rates paid on all deposits for each of the last three years follows (dollars in thousands):


                                                   1994                          1993                            1992
                                         -------------------------------------------------------------------------------------
                                          Amount           Rate           Amount          Rate            Amount         Rate
                                         -------------------------------------------------------------------------------------
Noninterest bearing demand
  deposits                               $ 42,309            --          $ 36,360           --           $ 32,790          --
Interest bearing demand deposits           52,683          2.58%           46,730         2.32%            45,558        3.00%
Savings                                    14,979          2.87%           14,565         2.54%            14,518        3.18%
Certificates of deposit                    40,067          3.79%           38,459         3.91%            37,930        4.82%
                                         -------------------------------------------------------------------------------------
                                         $150,038                        $136,114                        $130,796
                                         =====================================================================================


At December 31, 1994, time certificates of deposits in denominations of $100,000 or more with maturities of six months or less were $6.0 million, which represent 3.8% of total deposits. It is not the Company's policy to rely on brokered deposits as a source of funding and at December 31, 1994, the Company had no brokered deposits. The following table shows maturity distribution of the Company's time certificates of deposits in denominations of $100,000 or more at December 31, 1994 (dollars in thousands):

       Three months or less                       $ 3,657
       Over three through six months                2,363
       Over six through twelve months               1,908
       Over twelve months                           2,574
                                                  -------
                                                  $10,502
                                                  =======


Other sources of funding for the Company include federal funds purchased and short term borrowing. The Company had average short-term borrowings in 1994 and 1993 of $10 thousand and $1 thousand with an average interest rate of 4.4% and 3.2%. The Company had average short-term borrowings of $3 thousand during 1992 with an average interest rate of 4.0%. The Company had no short-term borrowings outstanding at the end of any month during 1994, 1993 and 1992.



                         See Notes to Financial Review.

                            SECURITIES HELD FOR SALE

On January 1, 1994, the Company adopted Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and designated all U.S. Treasury securities held for sale as securities available for sale. Prior to adoption of Statement No. 115, securities to be held for sale for indefinite periods of time and not intended to be held to maturity or on a long-term basis were classified as held for sale.

The following schedule shows the amortized cost of the Company's securities held for sale portfolio as of the end of 1993 and 1992:

                      SCHEDULE OF SECURITIES HELD FOR SALE
                             (Dollars in Thousands)

                                                    Amortized Cost at December 31,
                                                    ------------------------------
                                                       1993                1992
                                                    ------------------------------
     U.S. Treasury securities                         $19,409             $13,088
                                                    ==============================

The following schedule shows the Company's securities held for sale by maturity and also presents the weighted average yield of each maturity classification as of December 31, 1993:

                            SECURITIES HELD FOR SALE
                       MATURITIES AND YIELD DISTRIBUTION
                             (Dollars in Thousands)

                                                         December 31, 1993
                                                    ----------------------------
                                                                        Weighted
                                                     Amortized           Average
                                                        Cost              Yield
                                                    ----------------------------
     U.S. Tresury securities:
         Within one year                              $ 1,001             5.98%
         After one but within five years               18,408             4.54%
                                                    ----------------------------
                                                      $19,409             4.61%
                                                    ============================


                         See Notes to Financial Review.

                         SECURITIES AVAILABLE FOR SALE

The securities available for sale portfolio provides the Company with an additional measure of liquidity and added flexibility in managing the Company's asset liability strategy. Such securities may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant risk changes.

The following schedule shows the market value of the Company's securities available for sale portfolio as of the end of 1994:

                   SCHEDULE OF SECURITIES AVAILABLE FOR SALE
                             (Dollars in Thousands)



                                                                              December 31,
                                                                                  1994
                                                                              ------------
                   U.S. Treasury securities                                      $39,712
                   Mortgage pass-through and related securities                    3,886
                   Other securities                                                  504
                                                                                 -------
                                                                                 $44,102
                                                                                 =======

The following schedule shows the Company's securities available for sale by maturity and also presents the weighted average yield of each maturity classification as of December 31, 1994:

                         SECURITIES AVAILABLE FOR SALE
                       MATURITIES AND YIELD DISTRIBUTION
                             (Dollars in Thousands)

                                                                           December 31, 1994
                                                                         ----------------------
                                                                                       Weighted
                                                                          Market        Average
                                                                          Value          Yield
                                                                         ----------------------
        U.S. Treasury securities:
           Within one year                                               $15,892          4.56%
           After one but within five years                                23,820          5.36%
                                                                         ----------------------
                                                                         $39,712          5.04%
                                                                         ======================



Mortgage pass-through and related securities amortize on a monthly basis with final maturities ranging from 1994 through 2029. At December 31, 1994, mortgage pass-through and related securities totaled $3.9 million with an average weighted life of 3.8 years and a weighted average yield of 5.41%. Mortgage pass-through securities at December 31, 1994 with variable interest rates totaled $3.4 million.

Other securities include stock investments in the Federal Home Loan Bank of $474 thousand and Texas Independent Bank of $30 thousand. These investments pay dividends quarterly.

                         See Notes to Financial Review.

                          SECURITIES HELD TO MATURITY

The following schedule shows the amortized cost of the Company's securities held to maturity portfolio as of the end of the last three years:

                    SCHEDULE OF SECURITIES HELD TO MATURITY
                             (Dollars in Thousands)

                                                                                  Amortized Cost at December 31,
                                                                            -------------------------------------------
                                                                              1994              1993              1992
                                                                            -------------------------------------------
      U.S. Treasury securities                                              $   --            $ 9,645           $10,745
      Obligations of other U.S. Government agencies
         and corporations                                                    3,005              6,009            13,534
      Obligations of states and political subdivisions                       3,763              3,925             3,706
      Mortgage pass-through and related securities                              --              9,474            13,377
                                                                            -------------------------------------------
                                                                            $6,768            $29,053           $41,362
                                                                            ===========================================

The following schedule shows the Company's securities held to maturity by maturity and also presents the weighted average yield of each maturity classification as of December 31, 1994:

                          SECURITIES HELD TO MATURITY
                       MATURITIES AND YIELD DISTRIBUTION
                             (Dollars in Thousands)

                                                                                               December 31, 1994
                                                                                            ---------------------------
                                                                                                               Weighted
                                                                                            Amortized          Average
                                                                                              Cost              Yield
                                                                                            ---------------------------
        Obligations of other U.S. Government agencies and corporations:
           Within one year                                                                    $2,000            10.30%
           After one but within five years                                                     1,005             9.26%
                                                                                              -----------------------
                                                                                              $3,005             9.95%
                                                                                              =======================

        Obligations of states and political subdivisions:
           Within one year                                                                    $  175             8.95%
           After one but within five years                                                     1,621             8.91%
           After five but within ten years                                                     1,967             8.91%
                                                                                              -----------------------
                                                                                              $3,763             8.57%
                                                                                              =======================



                         See Notes to Financial Review.

Maturing loans are also a source of asset liquidity. The following schedule shows the Company's outstanding loan portfolio as of the end of the last five years.

                               SCHEDULE OF LOANS
                             (Dollars in Thousands)

                                                                                 December 31,
                                                   -------------------------------------------------------------------------
                                                     1994           1993            1992            1991              1990
                                                   -------------------------------------------------------------------------
Commercial, industrial and agricultural            $29,422        $27,082         $27,829          $25,571           $27,984
Installment                                         28,766          6,829           3,619            2,761             3,129
Real estate-construction                             1,229          1,413             967            1,007             1,175
Real estate-mortgage                                38,183         44,457          33,188           30,948            29,458
Other                                                   25             19              26               27               132
                                                   -------------------------------------------------------------------------
    Total loans                                     97,625         79,800          65,629           60,314            61,878
    Unearned discount                               (3,539)          (862)           (346)            (281)             (371)
                                                   -------------------------------------------------------------------------
    Loans, net of unearned discount                $94,086        $78,938         $65,283          $60,033           $61,507
                                                   =========================================================================

The following table summarizes the maturity distribution of selected loans outstanding at December 31, 1994 and indicates the portfolio's sensitivity to changes in interest rates.

                 LOAN MATURITIES AND INTEREST RATE SENSITIVITY
                             (Dollars in Thousands)

                                                                           Maturing
                                                    -------------------------------------------------------
                                                                          After One
                                                        In One            But Within           After
                                                     Year or Less         Five Years         Five Years        Total
                                                    -------------------------------------------------------------------
Commercial, industrial and agricultural                $13,954              $12,744           $ 2,724           $29,422
Real estate (1)                                          4,690               16,119            18,603            39,412
                                                    -------------------------------------------------------------------
                                                       $18,644              $28,863           $21,327           $68,834
                                                    ===================================================================

Loans maturing after one year with:
   Fixed interest rates                                                     $24,622           $17,281
   Variable interest rates                                                    4,241             4,046
                                                                            -------------------------
                                                                            $28,863           $21,327
                                                                            =========================

The Company's financial position continued to reflect strong liquidity during 1994, to better enable the Company to respond to economic conditions and to position itself for the opportunity to provide funding of quality loans. At December 31, 1994, liquid assets represented 38.0% of total assets compared to 29.4% one year earlier.

One principal ratio measurement used by regulatory authorities to measure liquidity is the ratio of net loans to total deposits. At year-end 1994 the Company's ratio of net loans to total deposits was 58.4%, compared to 52.6% and 47.1% at year-ends 1993 and 1992, respectively. At December 31, 1994, the Company's net loans to total deposits ratio of 58.4% as compared to peer Texas Banking institutions with similar asset sizes was higher than the median. Peer Texas banking institutions at December 31, 1994 had net loans to total deposit ratios ranging from a low of 37%, median of 49% and a high of 63%. The Company's long term planning targets loan growth to 65% - 70% of total deposits.


 (1) Real estate loans include mortgage and construction loans.


                         See Notes to Financial Review.

                         ASSET AND LIABILITY MANAGEMENT

Net interest income can be vulnerable to wide fluctuations arising from changes in the general level of market interest rates because the average yield on assets responds differently to such changes than does the average cost of funds. In an effort to minimize the effects of changes in the general level of market interest rates, the Company actively manages the repricing characteristics of its assets and liabilities to control net interest rate sensitivity.

                           INTEREST RATE SENSITIVITY
                             (Dollars in Thousands)


                                                                        DECEMBER 31, 1994
                                     ----------------------------------------------------------------------------------------
                                                                                                       Non-Rate
                                         Cumulative Volumes Subject to Repricing Within               Sensitivity
                                    --------------------------------------------------------             Over
                                     30 Days         90 Days        180 Days          1 Year            1 Year          Total
                                    ------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Loans                               $ 16,581        $25,299         $32,961          $46,297           $51,328        $ 97,625
Securities available for sale          1,071          7,210          13,427           17,130            26,972          44,102
Securities held to maturity               --             --              --            2,175             4,593           6,768
Other earning assets                   5,922          5,922           5,922            5,922                --           5,922
                                    ------------------------------------------------------------------------------------------
   Total earning assets               23,574         38,431          52,310           71,524            82,893         154,417


INTEREST BEARING LIABILITIES:
Interest bearing deposits             37,293         45,421          53,943           62,988            50,737(1)      113,725
                                    ------------------------------------------------------------------------------------------
Interest sensitivity gap            $(13,719)       $(6,990)        $(1,633)         $ 8,536           $32,156        $ 40,692
                                    ==========================================================================================


CUMULATIVE INTEREST-
  SENSITIVITY RATIOS:
DECEMBER 31, 1994                     .63%x          .85%x           .97%x           1.14%x
December 31, 1993                    1.19%x         1.23%x          1.13%x           1.23%x


At December 31, 1994, the Company had a negative gap position in the one month period of $13.8 million. The amount of the negative gap decreases at 90 days and 180 days, and becomes positive at one year. At December 31, 1994, the cumulative rate sensitive gap position at one year was a positive $8.5 million, which indicates the Company may benefit from raising interest rates.

The Company's Asset and Liability Committee reviews monthly the Company's rate sensitivity positions, and makes adjustments as needed to control the amount of interest rate risk the Company is willing to bear during changing economic cycles and to improve its overall profit potential.

------------------
(1) Included in non-rate sensitive interest bearing deposits totaling $50,737 at December 31, 1994 are regular savings and NOW deposits that total $40,262. Although the Company has the ability to reprice NOW deposits and savings deposits daily, management considers these types of deposits as non-rate sensitive for analysis of interest rate sensitivity.




                         See Notes to Financial Review.

                               CAPITAL RESOURCES

The Company and the Bank are required by federal regulators to meet certain minimum regulatory guidelines utilizing a risk-based capital framework that became effective on December 31, 1992. The Company and the Bank must have a minimum ratio of Tier 1 capital to total risk-adjusted assets of not less than 4%, a ratio of combined Tier 1 and Tier 2 capital to total risk-adjusted assets of not less than 8% and a leverage ratio of not less than 4%. For the purposes of these ratios, stockholders' equity does not include unrealized gains or losses on securities available for sale in accordance with regulatory guidelines. At December 31, 1994, the Company and the Bank each had a Tier 1 capital ratio of 14.6%, combined Tier 1 and Tier 2 capital ratio of 16.0% and leverage ratio of 8.4% based on risk-based capital guidelines which are well above the regulatory requirements.

The Company's equity to assets ratio is one indicator that management uses to monitor capital adequacy. At December 31, 1994, the Company's equity to assets ratio was 8.4% compared to 8.2% and 7.7% for year-end 1993 and 1992, respectively.

In addition to the above federal requirements, the Company's subsidiary bank had an equity ratio of 8.4% at December 31, 1994 which exceeds the minimum requirement guideline of 6.0% specified by the Texas Department of Banking. The Company's subsidiary bank had an equity capital ratio of 8.2% and 7.7% at year-end 1993 and 1992, respectively.

                                 OTHER MATTERS

In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115), which specifies the accounting and reporting for all investments in debt securities and for investments in equity securities that have readily determinable fair values effective with financial statements for fiscal years beginning after December 15, 1993. Under Statement 115, securities expected to be held to maturity are reported at amortized cost. Securities bought and held principally for the purpose of selling them in the near-term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. All other securities held for investment purposes are classified as available for sale and carried at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity. The Company adopted Statement No. 115 on January 1, 1994 and designated all of its obligations of other U.S. government agencies and obligations of states and political subdivisions currently classified as investment securities as held to maturity and all of its U.S. Treasury securities and mortgage pass-through and related securities currently classified as investment securities along with all of its securities held for sale as securities available for sale. As a result, the net unrealized gains of the securities classified as available for sale was recorded as a separate component of stockholders' equity, net of deferred taxes, and increased stockholders' equity approximately $476 thousand at January 1, 1994.

In October 1994, the FASB issued Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (Statement 119), effective for fiscal years ending after December 15, 1994. Statement 119 expands disclosure requirements to include all derivative financial instruments, including those that do not result in off-balance sheet risk of accounting loss. At December 31, 1994, no additional disclosures were required as a result of the implementation of this new standard.

In October 1994, the FASB issued Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (Statement 118) which amends previously issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (Statement 114). These statements are effective for fiscal years beginning after December 15, 1994. An impairment of a loan within the scope of Statement 114 is to be recognized based on present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Statement 118 allows interest income on an impaired loan to be recognized using existing methods. The Company does not expect any significant impact from the implementation of these new standards.


                         See Notes to Financial Review.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                           NOTES TO FINANCIAL REVIEW


1. Basis of Presentation

All data presented in the Financial Review have been consolidated to include that of Corpus Christi Bancshares, Inc. and its subsidiary C.S.B.C.C., Inc. and its subsidiary bank. All significant intercompany balances and transactions have been eliminated, and certain prior year amounts have been reclassified to conform with the current year's presentations.

Average Balances

The average balances are presented substantially on a monthly average basis. Any nonaccrual earning assets are included in average earning assets and income thereon is reflected on a cash basis.

Per-Share Data

Primary earnings per share has been computed on the basis of the weighted average number of common shares outstanding including common stock assumed outstanding to reflect the potential dilutive effect of common stock options. Fully diluted earnings per share was computed on the basis of the weighted average number of common shares outstanding including common stock assumed outstanding to reflect the maximum dilutive effect of common stock options.

2. Selected Ratios

Net Interest Margin

The net interest margin was computed by dividing net interest income by rage interest-earning assets.

Return on Assets

The return-on-assets ratio was computed by dividing net earnings by average total assets.

Return on Equity

The return-on-equity ratio was computed by dividing net earnings by average stockholders' equity.

Dividend Payout

The dividend-payout ratio was computed by dividing the equivalent historical per-share dividends by net earnings per share.

Equity to Assets

The equity-to-assets ratio was computed by dividing average stockholders' equity by average total assets. Average stockholders' equity does not include unrealized gains or losses on securities available for sale in calculating the equity-to-assets ratio in accordance with regulatory guidance.

Book Value

The book value was computed by dividing total stockholders' equity by total shares of common stock issued and outstanding.

3. Net Interest Income

Net interest income represents total interest income accrued or collected ("earned") on earning assets (primarily interest-bearing deposits in banks, loans, securities held for sale, investment securities and federal funds sold) reduced by total interest-expense accrued or paid ("incurred") on interest-bearing liabilities or funds (primarily interest-bearing deposits, federal funds purchased and short-term debts.)

                         See Notes to Financial Review.

                          INDEPENDENT AUDITORS' REPORT


The Shareholders
Corpus Christi Bancshares, Inc.


We have audited the consolidated balance sheets of Corpus Christi Bancshares, Inc. and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corpus Christi Bancshares, Inc. and subsidiaries at December 31, 1994 and 1993 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, Corpus Christi Bancshares, Inc. and subsidiaries adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of January 1, 1994.

As discussed in Note 1 to the consolidated financial statements, Corpus Christi Bancshares, Inc. and subsidiaries adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Standards No. 109, "Accounting for Income Taxes" as of January 1, 1993.


                                   KPMG PEAT MARWICK LLP



San Antonio, Texas
January 27, 1995

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                                                        December 31,
                                                                                            -----------------------------------
                                                                                                1994                   1993
                                                                                            ------------           ------------
     Cash and due from banks (note 2)                                                       $ 15,138,696           $  8,748,318
     Interest-bearing deposits with Federal Home Loan Bank                                        22,321                     --
     Federal funds sold                                                                        5,900,000             18,923,000
     Securities held for sale (market value of
        $19,584,470 in 1993) (note 3)                                                                 --             19,409,314
     Securities available for sale (note 4)                                                   44,102,450                     --
     Securities held to maturity (market value of
        $6,856,118 in 1994 and $30,345,215 in 1993) (note 5)                                   6,768,043             29,052,774
     Net loans, less allowance for loan losses of
        $1,990,638 in 1994 and $1,794,380 in 1993
        (notes 6 and 12)                                                                      92,095,441             77,143,888
     Bank premises and equipment, net (note 7)                                                 4,852,202              3,794,548
     Accrued interest receivable                                                               1,483,449              1,503,036
     Other real estate                                                                           764,756              1,357,980
     Other assets                                                                                402,298                297,107
                                                                                            -----------------------------------
           Total assets                                                                     $171,529,656           $160,229,965
                                                                                            ===================================

                                           LIABILITIES AND STOCKHOLDERS' EQUITY

     Deposits:
        Demand                                                                              $ 43,932,959           $ 40,708,463
        Interest bearing transaction accounts (note 8)                                        58,169,426             52,569,456
        Savings                                                                               15,294,615             14,785,626
        Certificates of deposit (note 8)                                                      40,261,543             38,726,699
                                                                                            -----------------------------------
           Total deposits                                                                    157,658,543            146,790,244

     Accrued interest on deposits                                                                202,820                153,855
     Dividends payable                                                                           100,000                     --
     Other liabilities                                                                           129,832                204,837
                                                                                            -----------------------------------
           Total liabilities                                                                 158,091,195            147,148,936

     Stockholders' equity (notes 11 and 14):
        Common stock, par value $5 a share; 2,000,000 authorized
           shares; 1,600,000 shares issued and outstanding.                                    8,000,000              8,000,000
        Additional capital                                                                            --                     --
        Retained earnings                                                                      6,497,204              5,081,029
        Unrealized losses on securities available for sale                                    (1,058,743)                    --
                                                                                            -----------------------------------
           Total stockholders' equity                                                         13,438,461             13,081,029
                                                                                            -----------------------------------
     Commitments and contingent liabilities (note 13)

            Total liabilities and stockholders' equity                                      $171,529,656           $160,229,965
                                                                                            ===================================



          See Accompanying Notes to Consolidated Financial Statements.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                Year Ended December 31,
                                                                       -----------------------------------------
                                                                           1994           1993           1992
                                                                       -----------------------------------------
     Interest income:
        Interest on loans (note 6)                                     $ 6,751,281     $5,632,706     $5,416,353
        Interest on securities held for sale                                    --        742,297        148,096
        Interest on securities available for sale:
           U.S. Treasury securities                                      2,015,951             --             --
           Mortgage pass-through and related securities                    315,506             --             --
           Other securities                                                 19,409             --             --
       Interest on securities held to maturity:
           U.S. Treasury securities                                             --        675,219      1,023,032
           Obligations of other U.S. government agencies                   381,402        968,406      1,523,358
           Obligations of states and political subdivisions                330,454        342,029        337,896
           Mortgage pass-through and related securities                         --        808,290      1,194,726
        Interest on deposits in Federal Home Loan Bank                       3,788             --             --
        Interest on federal funds sold                                     355,959        361,688        225,012
                                                                       -----------------------------------------
           Total interest income                                        10,173,750      9,530,635      9,868,473
                                                                       -----------------------------------------
     Interest expense:
           Interest bearing transaction accounts                         1,359,626      1,082,254      1,368,778
           Savings                                                         429,729        369,572        460,910
           Certificates of deposit (note 8)                              1,520,069      1,502,445      1,830,411
           Federal funds purchased                                             426             --             --
                                                                       -----------------------------------------
           Total interest expense                                        3,309,850      2,954,271      3,660,099
                                                                       -----------------------------------------
           Net interest income                                           6,863,900      6,576,364      6,208,374
     Provision for loan losses (note 6)                                   (300,000)            --             --
                                                                       -----------------------------------------
          Net interest income after provision for loan losses            7,163,900      6,576,364      6,208,374
                                                                       -----------------------------------------
     Other income:
        Trust department income                                          1,096,156        933,967        999,757
        Service charges                                                  1,001,279      1,034,451      1,114,919
        Credit card fees                                                   141,911        122,022        115,155
        Net gain on sales of securities held for sale (note 3)                  --             --         25,985
        Net gain on sales of securities available for sale
          (note 4)                                                         165,081             --             --
        Other income                                                       484,102        495,888        400,350
                                                                       -----------------------------------------
           Total other income                                            2,888,529      2,586,328      2,656,166
                                                                       -----------------------------------------
     Other expenses:
        Salaries and employee benefits (note 10)                         3,571,093      3,091,314      2,900,011
        Occupancy expenses                                                 788,904        685,068        691,247
        Furniture and equipment expenses                                   607,012        542,774        520,452
        Legal and professional fees                                        715,001        641,675        523,702
        Net cost to operate other real estate                              275,523        147,939        174,953
        Insurance expenses                                                 398,282        371,648        379,290
        Advertising expenses                                               236,395        157,534        139,823
        Other expenses                                                   1,264,317      1,033,443      1,216,459
                                                                       -----------------------------------------
           Total other expenses                                          7,856,527      6,671,395      6,545,937
                                                                       -----------------------------------------
           Income before income taxes and extraordinary item             2,195,902      2,491,297      2,318,603
     Income taxes (note 9)                                                 379,727        290,000        791,162
                                                                       -----------------------------------------
           Income before extraordinary item                              1,816,175      2,201,297      1,527,441
     Extraordinary item, recognition of tax loss carryforwards
        (note 9)                                                                --             --        752,623
                                                                       -----------------------------------------
           Net income                                                  $ 1,816,175     $2,201,297     $2,280,064
                                                                       =========================================
     Weighted average of common stock and common stock
        equivalents outstanding                                          1,680,960      1,600,000      1,600,000
     Net income per share:
        Income before extraordinary item                               $      1.08     $     1.38     $      .95
        Extraordinary item                                                      --             --            .47
                                                                       -----------------------------------------
           Net income per common share                                 $      1.08     $     1.38     $     1.42
                                                                       =========================================


          See Accompanying Notes to Consolidated Financial Statements.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1994

                                                                                             Net Unrealized
                                                                                             Gains (Losses)
                                                                                             on Securities
                                       Common          Additional           Retained         Available for
                                       Stock             Capital            Earnings              Sale               Total
                                     ----------------------------------------------------------------------------------------
Balance, December 31, 1991           $2,000,000        $ 5,000,000        $ 2,399,668        $        --         $ 9,399,668
   Net income                                --                 --          2,280,064                 --           2,280,064
   Cash dividends, declared,
      $.25 per share                         --                 --           (400,000)                 --           (400,000)
                                     ----------------------------------------------------------------------------------------
Balance, December 31, 1992            2,000,000          5,000,000          4,279,732                 --          11,279,732
   Net income                                --                 --          2,201,297                 --           2,201,297
   Cash dividends, declared,
     $.25 per share                          --                 --           (400,000)                 --           (400,000)
   Four-for-one stock split
     effected as a 300% stock
    dividend, 1,200,000
    shares distributed                6,000,000         (5,000,000)        (1,000,000)                 --                 --
                                     ----------------------------------------------------------------------------------------
Balance, December 31, 1993            8,000,000                 --          5,081,029                  --         13,081,029
   Effect of adoption of
     Statement No. 115 as
     of January 1, 1994                      --                 --                 --             475,849            475,849
   Net income                                --                 --          1,816,175                  --          1,816,175
   Cash dividends, declared,
     $.25 per share                          --                 --           (400,000)                 --           (400,000)
   Net change in unrealized
     losses on securities
     available for sale                      --                 --                --           (1,534,592)        (1,534,592)
                                     ----------------------------------------------------------------------------------------
Balance, December 31, 1994           $8,000,000        $        --        $ 6,497,204         $(1,058,743)       $13,438,461
                                     ========================================================================================



          See Accompanying Notes to Consolidated Financial Statements.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              Year Ended December 31,
                                                                   --------------------------------------------
                                                                        1994            1993           1992
                                                                   --------------------------------------------
Cash flows from operating activities:
Net income                                                         $  1,816,175    $  2,201,297    $  2,280,064
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation                                                         528,209         438,601         450,307
   Provision for loan losses                                           (300,000)             --              --
   Deferred Federal income tax expense                                   94,985              --              --
   Loss on sale of bank premises and equipment                            2,053             434             702
   Gain on sale of securities held for sale                                  --              --         (25,985)
   Gain on sale of securities available for sale                       (165,081)             --              --
   Net amortization (accretion) of securities                           501,901         258,164          61,094
   Gain on sale of other real estate                                     (2,859)        (62,036)       (210,753)
   Valuation provision for other real estate                            252,832         181,000         287,683
   Decrease (increase) in accrued interest receivable                    19,587        (191,504)         77,307
   Decrease (increase) in other assets                                 (105,191)        280,876           7,446
   Increase (decrease) in accrued interest payable                       48,965         (23,894)       (145,439)
   Increase (decrease) in other liabilities                             (75,005)        (74,705)         80,825
                                                                   --------------------------------------------
          Net cash provided by operating activities                   2,616,571       3,008,233       2,863,251
                                                                   --------------------------------------------

Cash flows from investing activities:
   Net decrease (increase) in federal funds sold                     13,023,000     (10,773,000)        550,000
   Proceeds from sales of securities held for sale                           --              --       2,744,961
   Proceeds from sales of securities available for sale               3,557,183              --              --
   Proceeds from maturities of securities held for sale                      --      12,000,000          35,742
   Proceeds from maturities of securities available for sale          9,523,433              --              --
   Proceeds from maturities of securities held to maturity            3,160,000      12,529,839      19,245,944
   Purchase of securities held for sale                                      --      18,434,109)     (5,956,500)
   Purchase of securities available for sale                        (20,139,569)             --              --
   Purchase of securities held to maturity                                   --         366,091)    (12,261,547)
   Net increase in loans                                            (15,602,990)    (14,249,854)     (6,381,373)
   Recoveries of charged-off loans                                      951,437         643,205         813,306
   Proceeds from sales of other real estate                             343,251         676,126         570,940
   Purchase of bank premises and equipment                           (1,587,916)     (1,343,164)       (391,818)
                                                                   --------------------------------------------
           Net cash used by investing activities                     (6,772,171)    (19,317,048)     (1,030,345)
                                                                   --------------------------------------------

Cash flows from financing activities:
   Net increase in demand, interest-bearing transaction
     and savings accounts                                             9,332,495       9,195,656       4,731,267
   Net increase (decrease) in certificates of deposit                 1,535,804       2,780,309      (3,733,950)
   Dividends paid                                                      (300,000)       (400,000)       (400,000)
                                                                   --------------------------------------------
          Net cash provided by financing activities                  10,568,299      11,575,965         597,317
                                                                   --------------------------------------------
          Net increase (decrease) in cash and cash
            equivalents                                               6,412,699     (4,732,850)       2,430,223
   Cash and due from banks at beginning of year                       8,748,318      13,481,168      11,050,945
                                                                   --------------------------------------------
   Cash and due from banks at end of year                          $ 15,161,017    $  8,748,318    $ 13,481,168
                                                                   ============================================

Supplementary information:
    Interest paid                                                  $  3,260,885    $  2,978,165    $  3,805,538
                                                                   ============================================
    Income taxes paid                                              $    332,600    $    297,190    $     43,000
                                                                   ============================================


          See Accompanying Notes to Consolidated Financial Statements.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Corpus Christi Bancshares, Inc. and its wholly owned subsidiaries, C.S.B.C.C., Inc. and Citizens State Bank ("Bank"). All significant intercompany transactions have been eliminated in the consolidated financial statements. Effective December 28, 1992, Corpus Christi Bancshares, Inc. transferred the ownership of the Bank to C.S.B.C.C., Inc., a Delaware corporation formed as a wholly-owned subsidiary of the Company. C.S.B.C.C., Inc. is a bank holding company duly registered with the Board of Governors of the Federal Reserve System. The reorganization involved the sale of common stock of the Bank to C.S.B.C.C., Inc. by the Company in exchange for all the outstanding shares of common stock of C.S.B.C.C., Inc. The transfer resulted in the creation of a two-tiered holding company structure whereby the Company owns one hundred percent of C.S.B.C.C., Inc. which in turn owns one hundred percent of the Bank. The Company did not incur any indebtedness in connection with the transaction and the cost involved in connection with the transaction was immaterial. The reorganization did not affect the respective equity positions of the shareholders of the Company.

The accounting and reporting policies of Corpus Christi Bancshares, Inc. and subsidiaries ("Company") conform to generally accepted accounting principles and to general practices within the banking industry. The following are descriptions of the more significant of those policies.

SECURITIES

In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115), which specifies the accounting and reporting for all investments in debt securities and for investments in equity securities that have readily determinable fair values effective with financial statements for fiscal years beginning after December 15, 1993. Under Statement 115, securities expected to be held to maturity are reported at amortized cost. Securities bought and held principally for the purpose of selling them in the near-term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. All other securities held for investment purposes are classified as securities available for sale and carried at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. The Company adopted Statement No. 115 on January 1, 1994 and designated all obligations of U.S. government agencies, states and political subdivisions currently classified as investment securities as securities held to maturity and all U.S. Treasury securities and mortgage pass-through and related securities currently classified as investment securities, along with all securities held for sale, as securities available for sale. As a result, the net unrealized gains of the securities classified as available for sale was recorded as a separate component of stockholders' equity, net of taxes, and increased stockholders' equity approximately $476 thousand at January 1, 1994.

  SECURITIES HELD FOR SALE:

  Prior to the adoption of Statement No. 115, securities to be held for sale for indefinite periods of time and not intended to be held to maturity or on a long-term basis were classified as securities held for sale and carried at the lower of cost or market value. Cost was adjusted for amortization of premium and accretion of discounts, which were recognized as adjustments to interest income. Net unrealized losses were recognized in a valuation allowance by charges to income. Gains and losses on disposition of securities held for sale were computed using the specific identification method.

  SECURITIES AVAILABLE FOR SALE:

  Securities to be held for sale for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as securities available for sale and are carried at market value. The securities available for sale provide the Company with an additional measure of liquidity and added flexibility in managing the Company's asset and liability strategy. Such securities may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant risk changes.

  Included in securities available for sale are mortgage pass-through and related securities which represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage pass-through and related securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the straight-line method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SECURITIES HELD TO MATURITY:

Securities held to maturity are stated at cost adjusted for amortization of premium and accretion of discounts which are recognized as adjustments to interest income. Management determines the appropriate classification of securities at the time of purchase. Securities held to maturity are acquired for long term investment purposes. Management is of the opinion that the Company has the intention and ability to hold such securities until maturity.

LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans are stated at the amount of unpaid principal, reduced by unearned discount and the allowance for loan losses. Interest on installment loans is recognized on the sum-of-the-digits method, which recognizes interest revenue in proportion to the outstanding loan balances, and is comparable to recognizing income using the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amounts outstanding. Loan origination and commitment fees, as well as certain direct loan origination and commitment costs, are deferred and amortized as a yield adjustment over the life of the related loans using the interest method.

The allowance for loan losses is established through provisions for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Recoveries are credited to the allowance. The allowance is an amount that management believes will be adequate to absorb possible loan losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan-loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future changes to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies may require the Bank to recognize changes to the allowance based on their judgments of information available to them at the time of their examination.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that the collection of interest is doubtful. Interest income on nonaccrual loans is recognized on the cash basis.

In October 1994, the FASB issued Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (Statement 118) which amends previously issued Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" (Statement 114). These statements are effective for fiscal years beginning after December 15, 1994. An impairment of a loan within the scope of Statement 114 is to be recognized based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Statement 118 allows interest income on an impaired loan to be recognized using existing methods. The Company does not expect any significant impact from the implementation of these new standards.

OTHER REAL ESTATE

Other real estate, acquired through foreclosure, deed in lieu of foreclosure or in-substance foreclosure, is carried at the lower of the recorded investment in the property or its estimated fair value less estimated selling costs. When the property is acquired, any excess of the loan balances over the estimated fair value is charged against the allowance for loan losses. The carrying value of other real estate is reviewed at least annually and any subsequent changes in fair value result in an increase or decrease in the valuation allowance which is charged or credited, together with costs to operate, to other expenses. Gains or losses on subsequent sales of other real estate are included in other expenses using the carrying value of the specific other real estate sold net of any allowances.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

The Company and its subsidiaries file a consolidated Federal tax return.

In February 1992, the FASB issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109). Statement 109 required a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 1993, the Company adopted Statement 109 and there was no cumulative effect of that change in the method of accounting for income taxes.

Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes were adjusted for subsequent changes in tax rates.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation charged to current operations is computed on the straight-line method over the estimated useful lives of assets, as determined for financial statement purposes. Normal maintenance and repairs are charged to current expenses and betterments are capitalized.

TRUST DEPARTMENT

Securities and other property held by the Trust Department in a fiduciary or agency capacity for its customers are not assets of the Bank and are not included in the accompanying consolidated balance sheets.

STATEMENT OF CASH FLOWS

For purposes of the consolidated statements of cash flows, the Company considers cash, due from bank accounts and interest-bearing deposits with Federal Home Loan Bank to be cash equivalents.

NET INCOME PER COMMON SHARE

Primary net income per share is computed on the weighted average number of shares of common stock outstanding, including common stock assumed outstanding to reflect the potential dilutive effect of common stock options. Fully diluted net income per share is computed on the weighted average number of shares of common stock outstanding, including the common stock assumed outstanding to reflect the maximum dilutive effect of common stock options. Fully diluted net income per share is not presented because the effect was not dilutive in 1994 and 1993, and prior to 1993 there were no common stock options.

On September 30, 1993, the Board of Directors of the Company declared a four-for-one stock split effected in the form of a 300% stock dividend whereby three additional common shares, par value $5, were issued for each share outstanding to shareholders of record on October 20, 1993. The stock split resulted in the distribution of 1,200,000 shares on October 20, 1993. All per share data for 1992 appearing in the consolidated financial statements and notes thereto have been restated to reflect the distribution.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank throughout the year. The amount of the reserve balance required at December 31, 1994 was $4,639,000, which the Bank satisfied with vault cash and deposits at the Federal Reserve Bank.

3. SECURITIES HELD FOR SALE

  Amortized costs and approximate market values of securities held for sale are as follows:

                                                                  DECEMBER 31, 1993
                                   -------------------------------------------------------------------------------
                                                                Gross                 Gross
                                       Amortized              Unrealized            Unrealized            Market
                                         Cost                   Gains                 Losses              Value
                                   -------------------------------------------------------------------------------
   U.S. Treasury securities         $19,409,314                $175,938                $(782)         $19,584,470
                                   -------------------------------------------------------------------------------
         Total                      $19,409,314                $175,938                $(782)         $19,584,470
                                   ===============================================================================


At December 31, 1993, the Company had no securities held for sale pledged to secure public and trust fund deposits or for other purposes required or permitted by law.

There were no sales of securities held for sale in 1993. Proceeds from sales of securities held for sale in 1992 were $2,744,961. Gross gains of $25,985 and no gross losses were realized on those sales.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. SECURITIES AVAILABLE FOR SALE

The amortized cost and approximate market value of securities available for sale are as follows:

                                                                                DECEMBER 31, 1994
                                                   ---------------------------------------------------------------------------
                                                                         Gross                 Gross
                                                   Amortized           Unrealized           Unrealized               Market
                                                      Cost               Gains                Losses                 Value
                                                   ---------------------------------------------------------------------------
         U.S. Treasury securities                  $40,708,000          $  2,477            $  (998,267)           $39,712,210
         Mortgage pass-through and related
            securities                               4,044,077             7,612               (165,549)             3,886,140
         Other securities                              504,100                --                     --                504,100
                                                   ---------------------------------------------------------------------------
              Total                                $45,256,177          $ 10,089            $(1,163,816)           $44,102,450
                                                   ===========================================================================

Securities available for sale with a market value of $2,519,374 at December 31, 1994 were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and market value of securities available for sale at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or repay obligations with or without call or repayment penalties.

                                                                                             Amortized           Market
                                                                                                Cost              Value
                                                                                            -----------------------------
         Due in one year or less                                                            $16,035,697       $15,891,750
         Due after one year through five years                                               24,672,303        23,820,460
         Mortgage pass-through and related securities                                         4,044,077         3,886,140
         Other securities                                                                       504,100           504,100
                                                                                            -----------------------------
               Total                                                                        $45,256,177       $44,102,450
                                                                                            =============================


Proceeds from sales of securities available for sale during 1994 were $3,557,183. Gross gains of $165,081 and no gross losses were realized on those sales.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. SECURITIES HELD TO MATURITY

Amortized cost and approximate market value of securities held to maturity are as follows:

                                                              December 31, 1994
                                        -------------------------------------------------------------
                                                          Gross           Gross
                                         Amortized      Unrealized      Unrealized          Market
                                           Cost           Gains           Losses            Value
                                        -------------------------------------------------------------
Obligations of other U.S. government
   agencies                             $3,005,108       $   72,705       $     --        $ 3,077,813
Obligations of states and political
   subdivisions                          3,762,935           49,974        (34,604)         3,778,305
                                        -------------------------------------------------------------
     Total                              $6,768,043       $  122,679       $(34,604)       $ 6,856,118
                                        =============================================================

                                                              December 31, 1993
                                        -------------------------------------------------------------
                                                          Gross           Gross
                                         Amortized      Unrealized      Unrealized          Market
                                           Cost           Gains           Losses            Value
                                        -------------------------------------------------------------
U.S. Treasury securities                $ 9,644,639      $  246,231       $     --        $ 9,890,870
Obligations of other U.S. government
   agencies                               6,009,327         388,113             --          6,397,440
Obligations of states and political
   subdivisions                           3,925,336         358,500             --          4,283,836
Mortgage pass-through and related
   securities                             9,473,472         322,841        (23,244)         9,773,069
                                        -------------------------------------------------------------
      Total                             $29,052,774      $1,315,685       $(23,244)       $30,345,215
                                        =============================================================

Securities held to maturity with an amortized cost of $575,511 and $2,034,253 at December 31, 1994 and 1993, respectively, were pledged to secure public and trust fund deposits and for other purposes required or permitted by law.

The amortized cost and market value of securities held to maturity at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or repay obligations with or without call or repayment penalties.

                                                     Amortized               Market
                                                        Cost                 Value
                                                     --------------------------------
Due in one year or less                              $2,175,000            $2,215,992
Due after one year through five years                 2,625,587             2,653,670
Due after five years through ten years                1,967,456             1,986,456
                                                     --------------------------------
      Total                                          $6,768,043            $6,856,118
                                                     ================================

There were no sales of securities held to maturity in 1994, 1993 or 1992.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. LOANS AND ALLOWANCE FOR LOAN LOSSES

   Major classifications of loans are as follows:

                                                                                          December 31,
                                                                               --------------------------------
                                                                                   1994                 1993
                                                                               --------------------------------
                 Commercial and industrial                                     $26,819,212          $24,240,666
                 Energy                                                          2,017,322            2,355,137
                 Agricultural                                                      585,414              486,564
                 Installment                                                    28,766,338            6,829,057
                 Real estate construction                                        1,228,717            1,412,658
                 Real estate mortgage                                           38,183,212           44,456,981
                 Other                                                              24,823               18,708
                                                                               --------------------------------
                                                                                97,625,038           79,799,771
                 Unearned discount                                              (3,538,959)            (861,503)
                                                                               --------------------------------
                                                                                94,086,079           78,938,268
                 Allowance for loan losses                                      (1,990,638)          (1,794,380)
                                                                               --------------------------------
                                                                               $92,095,441          $77,143,888
                                                                               ================================

Loan concentrations are a measure of the diversification of the loan portfolio. Diversification is an important means of reducing the investment risks associated with fluctuations in economic conditions. The evaluation of loan concentrations includes analyses of related industries that are affected by the same economic conditions and other relationships. At December 31, 1994 and 1993, the Company had a concentration of loans related to the health services industry totaling $11,079,933 and $13,291,506, respectively. Loans related to the health services industry represented 11% and 17% of total loans, respectively. These outstanding loans are with physicians, dentists, psychologists and commercial health services concentrated in the Corpus Christi, Texas and surrounding area, as are virtually all of the outstanding loans. Negative developments in the local economy could severely impact the operations of the Company by requiring additional provisions for loan losses in future periods. Management believes the allowance for loan losses was adequate to absorb possible loan losses from loans in the portfolio at December 31, 1994.

Loans on which the accrual of interest has been discontinued amounted to $312,657 and $799,210 at December 31, 1994 and 1993, respectively. If interest on these loans had been accrued, such income would have totaled $35,105, $47,637 and $119,230 for 1994, 1993 and 1992, respectively.

During 1994, the Company reduced its allowance for loan losses through a $300,000 "negative" provision as a result of several quarters of reduced loan charge-offs, increased recoveries on loans and overall improvement in credit quality which resulted in an allowance for loan losses that exceeded the minimum level determined necessary by the Company. The Company made no provisions for loan losses during 1993 or 1992.

Transactions in the allowance for loan losses for each of the years in the three-year period ended December 31, 1994 are summarized as follows:

                                                                    1994             1993             1992
                                                                 --------------------------------------------
                 Balance at beginning of year                    $1,794,380       $1,726,930       $1,762,607

                 Loans charged-off                                 (455,179)        (575,755)        (848,983)
                 Recoveries on loans                                951,437          643,205          813,306
                                                                 --------------------------------------------
                 Net loans recovered (charged-off)                  496,258           67,450          (35,677)
                 Provisions credited to operating expenses         (300,000)              --               --
                                                                 --------------------------------------------
                Balance at end of year                           $1,990,638       $1,794,380       $1,726,930
                                                                 ============================================

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1994 and 1993 are comprised of the following:

                                                                                           1994                  1993
                                                                                      ----------------------------------
                  Land                                                                 $ 1,416,629           $ 1,416,629
                  Banking building and improvements                                      4,606,860             3,891,473
                  Furniture, fixtures and equipment                                      4,451,675             3,765,393
                  Leasehold improvements                                                   452,344               386,799
                  Other                                                                     62,135                62,135
                                                                                      ----------------------------------
                        Total                                                           10,989,643             9,522,429
                  Accumulated depreciation                                              (6,137,441)           (5,727,881)
                                                                                      ----------------------------------
                        Bank premises and equipment, net                               $ 4,852,202           $ 3,794,548
                                                                                      ==================================

8. DEPOSITS

Interest-bearing transaction accounts included in the consolidated balance sheets are comprised of the following:

                                                                                                December 31,
                                                                                      ----------------------------------
                                                                                          1994                  1993
                                                                                      ----------------------------------
                 NOW accounts                                                          $24,967,576           $23,650,315
                 Money Market accounts                                                  33,201,850            28,919,141
                                                                                      ----------------------------------
                                                                                       $58,169,426           $52,569,456
                                                                                      ==================================

Included in certificates of deposit in the accompanying consolidated balance sheets are certificates in denominations of $100,000 or more aggregating $10,502,219 and $9,429,930 at December 31, 1994 and 1993, respectively.
Interest expense on certificates of deposits in denominations of $100,000 or more amounted to $405,788, $359,150 and $413,378 in 1994, 1993 and 1992,
respectively. These certificates and their remaining maturities at December 31, 1994 are as follows:

                 Three months or less                                                  $ 3,656,844
                 Three through six months                                                2,363,108
                 Six through twelve months                                               1,908,324
                 Over twelve months                                                      2,573,943
                                                                                       -----------
                       Total                                                           $10,502,219
                                                                                       ===========

9. INCOME TAXES

As discussed in Note 1, the Company adopted Statement 109 as of January 1, 1993. There was no cumulative effect of this change in method of accounting for income taxes. Prior years' financial statements have not been restated to apply the provisions of Statement 109. Under Statement 109, recognition of net operating loss carryforwards are no longer reported as extraordinary items beginning in 1993.

Components of income tax expenses are as follows:

                                                                               1994                  1993                  1992
                                                                             ----------------------------------------------------
                 Federal current income taxes                                $284,743              $290,000             $ 791,162
                 Deferred taxes                                                94,984                    --                    --
                                                                             ----------------------------------------------------
                                                                              379,727               290,000               791,162
                 Extraordinary item-recognition of net
                    operating loss carryforwards                                   --                    --              (752,623)
                                                                             ----------------------------------------------------
                                                                             $379,727              $290,000             $  38,539
                                                                             ====================================================

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The actual tax expense for the years 1994, 1993, and 1992 differs from the "expected" tax expense for those years computed by applying the U.S. Federal corporate tax rate to income before income taxes and extraordinary item, as follows:

                                                                              1994                1993                 1992
                                                                           ---------------------------------------------------
          Computed expected tax expense                                    $ 746,607           $ 847,041             $ 788,325
          Increase (decrease) in expected tax effect
             resulting from:
               Change in deferred tax valuation allowance                   (347,000)                 --                    --
               Alternative minimum tax impact                                     --             114,397                    --
               Recognition of net operating loss
                carryforwards                                                     --            (661,640)             (752,623)
                Other                                                        (19,880)             (9,798)                2,837
                                                                           ---------------------------------------------------
                                                                           $ 379,727           $ 290,000             $  38,539
                                                                           ===================================================

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below:

                                                                           1994                 1993
                                                                        ---------------------------------
 Deferred tax assets:
    Bank premises and equipment, principally due to
       differences in depreciation                                        $   66,000           $  65,000
    Allowance for other real estate                                           97,000             253,000
    Alternative minimum tax credit carryforwards                              43,000             164,000
    Net unrealized losses on securities available for sale                   392,000                  --
    Other                                                                     16,000              58,000
                                                                          ------------------------------
        Total gross deferred tax assets                                      614,000             540,000
 Less valuation allowance                                                   (136,000)           (186,000)
                                                                          ------------------------------
        Net deferred tax assets                                              478,000             354,000
                                                                          ------------------------------
 Deferred tax liabilities:
    Allowance for loan losses                                                407,000             305,000
    Other                                                                     71,000              49,000
                                                                          ------------------------------
        Total gross deferred tax liabilities                                 478,000             354,000
                                                                          ------------------------------
        Net deferred tax asset                                            $       --           $      --
                                                                          ==============================

The valuation allowance for deferred tax assets as of January 1, 1993 was $721,000. The net change in the total valuation allowance for the year ended December 31, 1993 was a decrease of $535,000. The net decrease of $50,000 in the valuation allowance for deferred tax assets during 1994 consists of two offsetting amounts. The first amount is an increase of $297,000 which is included as a component of stockholders' equity because the change was attributable to the change in the unrealized gain (loss) related to securities available for sale. The second amount is a decrease of $347,000 which is included in deferred tax expense because the change was attributable to changes in circumstances that affect the evaluation of the realizability of the deferred tax assets; i.e., the management of the Company concluded that, more likely than not, the Company would be able to utilize the remaining alternative minimum tax credits and realize the tax effects of the unrealized losses related to securities available for sale.

The significant components of deferred income tax expense attributable to income before income taxes for the years ended December 31, 1994 and 1993 are as follows:

                                                                             1994         1993
                                                                          -----------------------
 Deferred tax expense exclusive of the effects of
    other components listed below                                         $ 441,984     $ 535,000

 Change in the valuation allowance
    for deferred tax assets                                                (347,000)     (535,000)
                                                                          -----------------------
                                                                          $  94,984     $      --
                                                                          =======================

The Company has alternative minimum tax credit carryforwards of $42,537 at December 31, 1994 which are available to reduce Federal regular income taxes in excess of Federal alternative minimum taxes, if any, over an indefinite future period.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. BENEFIT PLAN

The Bank has a qualified profit sharing plan with 401(k) provisions ("the Plan") which is a "salary reduction" plan under Section 401(k) of the Internal Revenue Code and is administered by the Bank's Trust Department. Under the Plan, certain elective contributions made from a participant's salary are not taxed to the participant until such funds subsequently are distributed from the Plan's trust to the participant. Participants are permitted to contribute up to twelve percent (12%) of their salary to the Plan. With respect to the annual amount a participant elects to contribute to the Plan, the Bank also makes matching supplemental contributions to the Plan on behalf of the participant in an amount equal to fifty percent (50%) of the participant's elective contributions for the year that do not exceed seven percent (7%) of the participant's salary. Additional discretionary contributions may be made to the Plan by the Bank on an annual basis. Contributions made to the Plan by the Bank totaled $60,542, $56,348 and $19,047 in 1994, 1993 and 1992, respectively.

Officers and other employees of the Bank who have completed one year of service with the Bank and are twenty-one years or older participate in the Plan. Directors of the Bank who are not employees of the Bank are not eligible to participate. All participant contributions and Bank matching supplemental contributions are one hundred percent (100%) vested at all times. The Bank's discretionary contributions vest twenty percent (20%) with each year of service beginning at the end of the second year of service. After six years of service, such discretionary contributions are one hundred percent (100%) vested.

11. NONQUALIFIED STOCK OPTION PLAN

On October 20, 1993, the Board of Directors authorized 160,000 shares of Company common stock for issuance under a nonqualified stock option plan for directors and key executive officers who the Board of Directors believe have a significant impact on the profitability of the Company. The options were granted in 1993 at an option price of $5 per common share, the estimated market value per common share on the date of the grant. At December 31, 1994, options for all 160,000 shares were outstanding, all of which are exercisable, as no options were exercised during 1994 or 1993. Expiration dates are ten (10) years from the date of the grant.

12. RELATED PARTY TRANSACTIONS

The Bank has had, in the ordinary course of business, banking transactions with officers, directors and companies in which they have 10% or more beneficial ownership. Management believes all such transactions have been on the same terms as those prevailing for comparable transactions with others and have not involved more than normal risk of collectibility or other unfavorable features. At December 31, 1994 and 1993, the aggregate loans to such officers, directors and companies totaled $2,064,000 and $2,552,000, respectively. During 1994, $1,486,000 of new loans were made and repayments totaled $1,974,000.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. COMMITMENTS, CONTINGENT LIABILITIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, there are outstanding various commitments such as commitments to extend credit, standby letters of credit and noncancellable lease agreements, which are not reflected in the accompanying consolidated financial statements. Those instruments related to commitments of credit involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

                                                                                1994             1993
                                                                             ---------------------------
    Financial instruments whose contract amounts represent
       credit risk:
          Commitments to extend credit                                       $10,448,294      $9,137,768
          Standby letters of credit and financial guarantees                     468,900         482,800
                                                                             ---------------------------
             Total                                                           $10,917,194      $9,620,568
                                                                             ===========================


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment and certificates of deposit. The amount collateralized of those commitments at December 31, 1994 was $10,195,263, or 98%.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The amount of collateral obtained if deemed necessary by the Company upon extension of letters of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment and certificates of deposit. The amount collateralized of those commitments at December 31, 1994 was $429,500, or 92%.

At December 31, 1994, the Company was obligated under noncancellable leases which include three branch facilities and equipment for which future minimum lease payment commitments were as follows:

                      Year
                      ----
                      1995                  $172,284
                      1996                   160,803
                      1997                   109,322
                      1998                    67,284
                      1999                    22,428
                                            --------
                                            $532,121
                                            ========


Rent expense totaled $154,218, $125,903 and $130,054 in 1994, 1993 and 1992,
respectively.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. REGULATORY MATTERS

REGULATORY ENVIRONMENT

The Bank is a Texas state banking association and its deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to the extent permitted by law. As a result, the Bank, along with others in the industry, is subject to substantial regulation by various regulatory authorities, including the State of Texas Department of Banking and the FDIC.

CAPITAL REQUIREMENTS

At December 31, 1994, the Bank had an equity capital ratio of 8.4% which exceeds the minimum required guideline of 6.0% specified by the Texas Department of Banking. For the purposes of this ratio, stockholders' equity does not include unrealized gains or losses on securities available for sale in accordance with regulatory guidance. The Bank had an equity capital ratio of 8.2% and 7.7% at year-end 1993 and 1992, respectively.

The Company and the Bank are required by federal regulators to meet certain minimum regulatory guidelines utilizing a risk-based capital framework that became effective on December 31, 1992. The Company and the Bank must have a minimum ratio of Tier 1 capital to total risk-adjusted assets of not less than 4%, a ratio of combined Tier 1 and Tier 2 capital to total risk-adjusted assets of not less than 8% and a leverage ratio of not less than 4%. For the purposes of calculating these ratios, stockholders' equity does not include unrealized gains or losses on securities available for sale in accordance with regulatory guidance. At December 31, 1994, the Company and the Bank each had a Tier 1 capital ratio of 14.6%, combined Tier 1 and Tier 2 capital ratio of 16.0% and leverage ratio of 8.4% based on risk-based capital guidelines which are well above the regulatory requirements. At December 31, 1993, the Company and the Bank each had a Tier 1 capital ratio of 14.9%, combined Tier 1 and Tier 2 capital ratio of 16.2% and leverage ratio of 8.2%.

Bank regulatory agencies limit the amount of dividends which the Bank can pay the Company which would result in less than minimum capital ratios described above without obtaining prior approval. At December 31, 1994, the Bank had the capacity to declare approximately $4.4 million of dividends to the Company without falling below the 6.0% minimum capital requirement specified by the Texas Department of Banking.

In 1994, the Bank became a member of the Federal Home Loan Bank (FHLB) and is required to maintain the required level of stock in the FHLB. The stock is recorded at cost and totaled $474,100 at December 31, 1994. No stock was required to be maintained in 1993.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial statements.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do no reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no existing ready market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include property, plant and equipment, trust department operations, and core deposit value. In addition, the tax ramifications related to the effect of fair value estimates have not been considered in the estimates.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CASH, DUE FROM BANKS AND SHORT-TERM INVESTMENTS

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

SECURITIES HELD FOR SALE, SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO MATURITY

For securities held to maturity, securities held for sale and securities available for sale which include U.S. Treasury securities, obligations of other U.S. government agencies, obligations of states and political subdivisions, mortgage pass-through and related securities and other securities, fair values are based on quoted market prices or dealer quotes. Fair values are calculated on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs.

LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate, and consumer loans as outlined by the regulatory reporting guidelines. Each loan category is segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience and average days of maturity. The discount rates reflect the term structure of interest based on currently offered rates adjusted for any necessary risk premium for reported credit quality characteristics.

ACCRUAL INTEREST RECEIVABLE AND PAYABLE

The carrying values of accrual interest receivable and payable approximate their fair value because of the relatively short period of time between accrual and expected realization.

DEPOSIT LIABILITIES

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts, NOW accounts, and money market accounts, is equal to the amount payable on demand as of December 31, 1994 and 1993. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

For commitments to extend credit and standby letters of credit are principally at current interest rates and therefore have no material associated fair value.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair values of the Company's financial instruments are as follows:

                                           DECEMBER 31, 1994                December 31, 1993
                                      ---------------------------------------------------------------
                                       Carrying           Fair            Carrying          Fair
                                        Amount            Value            Amount           Value
                                      ---------------------------------------------------------------
Financial Assets:
  Cash, due from banks and short-
     investments                      $ 21,061,017     $ 21,061,017     $ 27,671,318     $ 27,671,318
  Securities held for sale                      --               --       19,409,314       19,584,470
  Securities available for sale         44,102,450       45,256,177               --               --
  Securities held to maturity            6,768,043        6,856,118       29,052,774       30,345,215
  Loans, net of allowance for loan
     losses                             92,095,441       86,586,329       77,143,888       77,156,000
  Accrued interest receivable            1,483,449        1,483,449        1,503,036        1,503,036
                                      ---------------------------------------------------------------
       Total Financial Assets         $165,510,400     $161,243,090     $154,780,330     $156,260,039
                                      ===============================================================
Financial Liabilities:
  Demand deposits                     $ 43,932,959     $ 43,932,959     $ 40,708,463     $ 40,708,463
  Interest bearing transaction          58,169,426       58,169,426       52,569,456       52,569,456
    accounts
  Savings deposits                      15,294,615       15,294,615       14,785,626       14,785,626
  Certificates of deposit               40,261,543       40,107,200       38,726,699       39,122,000
  Accrued interest payable                 202,820          202,820          153,855          153,855
                                      ---------------------------------------------------------------
       Total Financial Liabilities    $157,861,363     $157,707,020     $146,944,099     $147,339,400
                                      ===============================================================

                                        Contract          Fair            Contract          Fair
                                         Amount          Value             Amount           Value
                                      ---------------------------------------------------------------
Unrecognized Financial Instruments:
  Commitments to extend credit        $ 10,448,294     $        --      $  9,137,768     $         --
 Standby letters of credit                 468,900              --           482,800               --

In October 1994, the FASB issued Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (Statement 119), effective for fiscal years ending after December 15, 1994. Statement 119 expands disclosure requirements to include all derivative financial instruments, including those that do not result in off-balance sheet risk of accounting loss. At December 31, 1994, no additional disclosures were required as a result of the implementation of this new standard.

16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table is a summary of operations by quarter for the years ended December 31, 1994 and 1993:

                                                     FIRST         SECOND        THIRD         FOURTH
                                                    QUARTER        QUARTER      QUARTER        QUARTER
                                                   ----------------------------------------------------
1994:
    Interest Income                                $2,353,935    $2,489,125    $2,606,783    $2,723,907
    Net Interest Income                             1,630,231     1,729,962     1,737,057     1,766,650
    Net Income                                        356,739       362,214       507,977       589,245

    Weighted average of common stock and
      common stock equivalents outstanding          1,681,492     1,681,951     1,680,398     1,680,000
    Net Income per share                           $      .21    $      .22    $      .30    $      .35


                                                      First        Second         Third        Fourth
                                                     Quarter       Quarter       Quarter       Quarter
                                                   ----------------------------------------------------
1993:
    Interest Income                                $2,273,127    $2,383,592    $2,482,547    $2,391,369
    Net Interest Income                             1,529,753     1,667,161     1,746,970     1,632,480
    Net Income                                        538,031       563,425       677,626       422,215

    Weighted average of common stock and
      common stock equivalents outstanding          1,600,000     1,600,000     1,600,000     1,600,000
     Net Income per share                          $      .34    $      .36    $      .42    $      .26

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. PARENT COMPANY INFORMATION

Corpus Christi Bancshares, Inc. is a two-tiered one-bank holding company whose significant asset is its investment in C.S.B.C.C., Inc. which owns Citizens State Bank. The Company has no material contingencies, guarantees, long-term obligations or short-term borrowings. The Company's subsidiaries paid dividends totaling $670 thousand, $575 thousand, and $325 thousand to the Company in 1994, 1993 and 1992, respectively. Prior to 1992, no dividends had been paid to the Company since 1987.

Condensed financial statements of Corpus Christi Bancshares, Inc. only, follows:


                            CONDENSED BALANCE SHEETS


                                                                      December 31,
                                                            ------------------------------
                                                                1994               1993
                                                            ------------------------------
               Assets:
                  Cash                                      $   203,920        $    12,786
                  Investment in subsidiaries                 13,334,541         13,068,243
                                                            ------------------------------
                     Total assets                           $13,538,461        $13,081,029
                                                            ==============================
               Liabilities:
                  Dividends payable                         $   100,000        $        --
                                                            ------------------------------
                    Total liabilities                           100,000                 --
               Shareholders' equity                          13,438,461         13,081,029
                                                            ------------------------------
                     Total liabilities and shareholders'
                        equity                              $13,538,461        $13,081,029
                                                            ==============================




                         CONDENSED STATEMENTS OF INCOME


                                                                      Year Ended December 31,
                                                            ------------------------------------------
                                                               1994            1993            1992
                                                            ------------------------------------------
               Income:
                  Dividends received from subsidiaries      $  670,000      $  575,000      $  325,000
                                                            ==========================================
               Expenses:
                  Director fees                             $   15,800      $    9,000      $       --
                  Legal and professional services              153,884         135,098           2,014
                  Printing                                       7,535          14,320           5,633
                  State franchise tax                               --              --              68
                  Other expenses                                 1,647          15,459             627
                                                            ------------------------------------------
                     Total expenses                            178,866         173,877           8,342
                                                            ------------------------------------------
               Income before equity in
                 undistributed income of subsidiaries          491,134         401,123         316,658
               Equity in undistributed income
                 of subsidiaries                             1,325,041       1,800,174       1,963,406
                                                            ------------------------------------------
                     Net income                             $1,816,175      $2,201,297      $2,280,064
                                                            ==========================================

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1994

                                                                                          Net Unrealized
                                                                                          Gains(Losses)
                                                                                          on Securities
                                         Common          Additional        Retained       Available for
                                          Stock           Capital          Earnings           Sale             Total
                                       --------------------------------------------------------------------------------
      Balance, December 31, 1991       $2,000,000       $5,000,000       $2,399,668       $         --       $9,399,668
         Net income                            --               --        2,280,064                 --        2,280,064
         Cash dividends, declared,
            $.25 per share                     --               --         (400,000)                --         (400,000)
                                       --------------------------------------------------------------------------------
      Balance, December 31, 1992        2,000,000        5,000,000        4,279,732                 --       11,279,732
         Net income                            --               --        2,201,297                 --        2,201,297
         Cash dividends, declared,
           $.25 per share                      --               --         (400,000)                --         (400,000)
         Four-for-one stock split
           effected as a 300% stock
          dividend, 1,200,000
          shares distributed            6,000,000       (5,000,000)      (1,000,000)                --               --
                                       --------------------------------------------------------------------------------
      Balance, December 31, 1993        8,000,000               --        5,081,029                 --       13,081,029
         Effect of adoption of
           Statement No. 115 as
           of January 1, 1994                  --               --               --            475,849          475,849
         Net income                            --               --        1,816,175                 --        1,816,175
         Cash dividends, declared,
           $.25 per share                      --               --         (400,000)                --         (400,000)
         Net change in unrealized
           losses on securities
           available for sale                  --               --               --         (1,534,592)      (1,534,592)
                                       --------------------------------------------------------------------------------
      Balance, December 31, 1994       $8,000,000      $        --      $ 6,497,204        $(1,058,743)     $13,438,461
                                       ================================================================================

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                           Year Ended December 31,
                                                                  -----------------------------------------
                                                                     1994           1993            1992
                                                                  -----------------------------------------
      Cash flows from operating activities:
          Net income                                              $1,816,175     $2,201,297      $2,280,064
          Adjustments to reconcile net income
             to net cash used by operating activities:
           Equity in earnings of subsidiaries                     (1,995,041)    (2,375,174)     (2,288,406)
                                                                  -----------------------------------------
                Net cash used by operating activities               (178,866)      (173,877)         (8,342)
                                                                  -----------------------------------------
      Cash flows from investing activities:
          Investment in subsidiaries                                      --             --         (12,203)
          Dividends from subsidiaries                                670,000        575,000         325,000
                                                                  -----------------------------------------
                Net cash provided by investing activities            670,000        575,000         312,797
                                                                  -----------------------------------------
      Cash flows from financing activities:
          Dividends paid                                            (300,000)      (400,000)       (400,000)
                                                                  -----------------------------------------
                Net cash used by financing activities               (300,000)      (400,000)       (400,000)
                                                                  -----------------------------------------
                Net increase (decrease) in cash                      191,134          1,123         (95,545)
          Cash at beginning of year                                   12,786         11,663         107,208
                                                                  -----------------------------------------
          Cash at end of year                                     $  203,920     $   12,786      $   11,663
                                                                  =========================================