Form 10KSB, Exhibit 13
period 1995-12-31
CORPUS CHRISTI BANCSHARES INC
filed 1996-04-01
CIK 757012

                                                                    EXHIBIT 13

SELECTED FINANCIAL HIGHLIGHTS

    The selected financial information (in thousands except per share data) set forth below was derived in part from the consolidated financial statements included elsewhere in this Annual Report and should be read in conjunction therewith and with the notes thereto.

                                                          1995        1994        1993        1992         1991
- -----------------------------------------------------------------------------------------------------------------
OPERATING DATA:
    Interest Income                                     $ 12,589    $ 10,174    $  9,530    $  9,868     $ 10,955
    Interest Expense                                       4,818       3,310       2,954       3,660        5,898
    Net Interest Income                                    7,771       6,864       6,576       6,208        5,057
    Provision for Loan Losses                               (600)       (300)         --          --         (433)
    NonInterest Income                                     3,055       2.889       2,586       2,656        2,169
    NonInterest Expenses                                   8,453       7,857       6,671       6,546        7,000
    Income before Income Taxes
      and Extraordinary Item                               2,973       2,196       2,491       2,318          659
    Applicable Income Taxes                                1,038         380         290         791          244
    Income before Extraordinary Item                       1,935       1,816       2,201       1,527          415
    Extraordinary Item, Recognition of
      Income Tax Loss Carry Forwards                          --          --          --         753          207
    Net Income                                          $  1,935    $  1,816    $  2,201    $  2,280     $    622
Weighted Average of Common Stock and
    Common Stock Equivalents Outstanding                   1,687       1,681       1,600       1,600        1,600

- -----------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE:
    Income before Extraordinary Item                    $   1.15    $   1.08    $   1.38    $    .95     $    .26
    Extraordinary Item                                        --          --          --         .47          .13
    Net Income                                          $   1.15    $   1.08    $   1.38    $   1.42     $    .39
    Cash Dividends Declared                             $    .25    $    .25    $    .25    $    .25     $   .025

- -----------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
    Total Assets                                        $223,867    $171,530    $160,230    $146,551     $143,739
    Loans, Net                                          $101,991    $ 92,095    $ 77,144    $ 63,556     $ 58,270
    Total Deposits                                      $200,898    $157,659    $146,790    $134,814     $133,817
    Total Capital                                       $ 16,055    $ 13,438    $ 13,081    $ 11,280     $  9,400

- -----------------------------------------------------------------------------------------------------------------
SELECTED RATIOS:
    Return on Assets (average)                              1.05%       1.11%       1.48%       1.61%         .45%
    Return on Equity (average)                             12.94%      13.51%      17.66%      21.50%        6.76%
    Dividend Payout Ratio                                  20.67%      22.02%      18.17%      17.60%        6.41%
    Equity to Assets (average)                              8.33%       8.38%       8.36%       7.47%        6.60%

                         See Notes to Financial Review.


[GRAPHIC OF A PIANO]                                                          1

TO
OUR
SHAREHOLDERS:

A hush fills the performance hall as the conductor steps to the podium, taps a baton, and waits with his arms poised . . . just a breathless moment before the beauty of a finely orchestrated work begins. Like the conductor, Corpus Christi Bancshares, Inc. believes it is ready to orchestrate a successful 1996. We have experienced growth of our ensemble as well as a fine tuning of our instruments and principal players. This Annual Report is an opportunity to review aspects of that fine tuning.


The Company and its wholly owned subsidiary, Citizens State Bank of Corpus Christi, Texas, reported 1995 earnings before taxes of $2,973,000, compared to $2,196,000 in 1994. Earnings after taxes totaled $1,935,000 as opposed to $1,816,000 the previous year. Return on average assets was 1.05%, while return on equity was 12.9%, compared to 1.1% and 13.5% respectively in 1994. During 1995 the Company exhausted its "Income Tax Loss Carry Forward" and became a fully-taxable entity.

    What must be considered when reviewing these figures are the activities which comprised both our efforts and expenses. The acquisition of The First National Bank of Taft, with its prospects for extensive agricultural lending, as well as an increase in Small Business Administration lending, have greatly contributed to an increase in net loans to $101,991,000, up 10.7% over the prior year. The increased volume of loans added further diversity to the total loan portfolio, helping to protect the Company from economic change.

    Investor services and branch expansion including the Taft Acquisition also made a particularly favorable contribution to our income, as evidenced by deposit growth to $200,898,000, an increase of 27.4%, which further validates our strategic plan.

    These programs and other related moves represent a major strategic investment in the inherent value of our Company. Only by scrutinizing the economic climate, deliberating over the possibilities and choosing the right direction, could we have hoped to successfully meet the challenges of the future. As with the conductor mentioned above, we are ready for 1996 and are following our carefully orchestrated strategic plan.

    We encourage you to read the following report and communicate to us any thoughts or questions. As always, we earnestly appreciate your involvement, and we look forward to moving ahead together in 1996.

Sincerely,



John T. Wright, III                      R. Jay Phillips
Chairman of the Board                    President and Chief Executive Officer

[GRAPHIC OF A HAND HOLDING A CONDUCTOR'S BATON]

FINE TUNING . . .

A key to successful performance is fine tuning the individual instruments so that the conductor can call forth their finest efforts. However, the heart of a masterpiece is the musical score. For Corpus Christi Bancshares, Inc., that "score" is our long-range strategic plan. Our goal is to increase the value of our shareholders' investment by increasing market share and enhancing operating results, thereby ensuring strong capital.

    The Company plan involves several strategies. First, the Company will stimulate and expand its business by opening additional banking centers. Second, our growth strategy includes the completion of acquisitions. Third, it is our intent to continue to grow Citizens State Bank's loan portfolio in addition to those loans gained through acquisition. Fourth, in this day of consolidation of many financial institutions, the Company will leverage its marketplace advantage of Citizens State Bank's positioning as one of a few banks still locally managed. Fifth, it is imperative that we continue our efforts to address the level of nonperforming assets. Sixth, we will enhance high-tech banking options for our customers, both commercial and consumer.

    As we move forward with our strategic plan, we must be mindful that opening new banking centers, expanding loan programs, pursuing new deposits and enhancing other services of the Company all have an impact on operating expenses. We are confident that these expenses will greatly enhance the Company's income stream and are necessary for our long-term strategies to promote growth in the Company and enhance the value of your investment.

INCOME BEFORE
INCOME TAXES AND EXTRAORDINARY ITEM
91                        $  659,000
92                        $2,318,000
93                        $2,491,000
94                        $2,196,000
95                        $2,973,000

NET INCOME
AFTER TAXES
91                        $  622,000
92                        $2,280,000
93                        $2,201,000
94                        $1,816,000
95                        $1,935,000

[GRAPHIC]                                                                3

 . . . THE
      PERFORMANCE

[GRAPHIC OF MUSICAL INSTRUMENTS]

The Company is on track with its strategic plan including numerous on-going projects in effect since the end of 1994. These have included the expansion of our Indirect Lending Department, enhanced Investor Services and, most recently, the acquisition of The First National Bank of Taft.

    Let us take a moment to examine some of the specific accomplishments for the past years in light of the strategic plan.

    Acquisition of The First National Bank of Taft: With this acquisition we gained access to a stable agricultural community and further diversification of our own loan portfolio. We also gained ATM locations in Sinton and Portland, opening both communities to us. Additionally, we now have improved direct access to the burgeoning U.S. Navy presence in San Patricio County.

    Investment Services Operations: Continuing our quest to expand services and business, we are providing our customers with access to full-line brokerage services and life insurance products, including stocks, corporate bonds, tax-free municipal securities, treasury securities, mutual funds, annuities, individual retirement accounts (IRAs), life insurance and financial planning.

    High-tech Banking: In 1995 we upgraded the in-house systems to a Unix-based Pentium processor and also integrated eight ATMs into our system. We expect to offer several exciting home banking products such as payment of bills electronically, account balance inquiries, fund transfers, account reconciliation, e-mail, and electronic check register. When available, the system will provide help with personal budget and financial reporting and net worth reports. All of this will be accomplished with a home computer and software from Citizens State Bank.

[GRAPHIC]

    Our PC-based Cash Management System, when available to business customers, will link them electronically with Citizens State Bank to initiate a wide variety of services, including: wire transfers, funds transfers, balance and transaction history inquiries, and initiate Stop Payment requests. The Bank will provide necessary software, and the business customer needs only a PC and a modem.

    Trust Services: The Trust Department continues to be one of the leaders in the South Texas trust industry in offering new and innovative services that help our customers grow their assets to meet their long term and short term investment needs. The Trust Department, looks forward to having a significant role in development and implementation of plans designed to help our customers in these important financial areas.

    Indirect Lending Operation: Our indirect lending operation, which began service late in 1993, provides access to funds for area automobile dealers offering sales on credit for new cars and trucks. It has exceeded our expectations both in volume and profitability.

[GRAPHIC OF A TIRE]

                                 NET
                            INTEREST
                              INCOME
$5,057,000                        91
$6,208,000                        92
$6,576,000                        93
$6,864,000                        94
$7,771,000                        95

[GRAPHIC OF TRAVEL ITEMS SUCH AS A CAMERA AND A PASSPORT]

     Horizons Services: Horizons, Citizens State Bank's V.I.P. depositor program has attracted a significant amount of new deposits to the Bank by developing programs that enhance the value of banking at Citizens State Bank. Extensive travel plans, both near and far, as well as local seminars and luncheons have been designed to develop relationships that bring deposits from specific target groups of V.I.P. customers.

    South Banking Center: Since the temporary facility opened in 1993 near Spohn Hospital South, the branch has been a success. The permanent facility, opened in late 1994, encompasses a 5,000 square foot full-service banking center, six covered motor-bank lanes, and one covered drive-up ATM lane.

    Westside Banking Center: Opened in late 1994, this westside branch is located at the intersection of US 77 and FM 624, allowing us to actively service and expand the customer base already established in the area.

    Fully-Taxable Status: During 1995 the Company exhausted its "Income Tax Loss Carry Forward" and became a fully-taxable entity. This was due to stronger operational growth and accomplishment of the strategic plan in the areas outlined in this report. On the down side, this adversely affects the bottom line, but on the up side, it is a measure of the continuing profitability of the Company and the inherent validity of our strategic plan.

[GRAPHIC OF A HANDSHAKE]

    Community Reinvestment Act (CRA): The Company's and Bank's commitment to respond to community needs with leadership, strength and innovation have resulted in the Bank being once again assigned an "outstanding" CRA rating by the FDIC.

    These accomplishments have given us a unique opportunity for expanding our services, our customer base, and our financial portfolio. These were "fine tuning" steps of our over-all strategic plan for expansion of our banking center network, acquisitions and diversification.

                                 TOTAL
                                ASSETS
$143,739,000                        91
$146,551,000                        92
$160,230,000                        93
$171,530,000                        94
$223,867,000                        95

                                           NET INCOME PER
                                           COMMON SHARE
                                           91                      $ .39
                                           92                      $1.42
                                           93                      $1.38
                                           94                      $1.08
                                           95                      $1.15

- --------------------------------------------------------------------------------
[GRAPHIC OF BUILDING]

    The Main Banking Center is located at the intersection of Port Avenue and Leopard Street. Conveniently located, it is midway between the industrial section and the downtown business center of Corpus Christi.

- --------------------------------------------------------------------------------
[GRAPHIC OF BUILDING]

    The Medical Tower Banking Center, at 1521 South Staples, is strategically located in the midst of a high density of medical professionals. Near downtown, this Center offers easy in-and-out banking on the way to and from the business community.

- --------------------------------------------------------------------------------
[GRAPHIC OF BUILDING]

    The Village Banking Center, at the highly traveled intersection of Alameda and Doddridge, services upscale retail and residential customers.

- --------------------------------------------------------------------------------
[GRAPHIC OF BUILDING]

    Service to the southside has been enhanced with the opening of the South Banking Center on Staples St. near Spohn Hospital South. The facility includes covered motor-bank lanes, covered drive-up ATM and 5,000 square feet of full-service banking.

- --------------------------------------------------------------------------------
[GRAPHIC OF BUILDING]

    The Five Points Banking Center, at Highways 77 and 624, opened in 1994 in the middle of one of Corpus Christi's fastest growing retail and residential areas. This facility offers a full array of banking services including drive-up convenience and Saturday hours.

- --------------------------------------------------------------------------------
[GRAPHIC OF BUILDING]

    In the heart of the well-established cotton, sorghum and oil industries, the Citizens State Bank facility in Taft is also ideally located to provide a complete array of banking services to the burgeoning U.S. Navy population of San Patricio County.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES

                             SHAREHOLDER INFORMATION

COMMON STOCK AND DIVIDENDS:

Corpus Christi Bancshares had issued and outstanding 1,600,000 shares of $5.00 par value Common Stock held by approximately 500 shareholders at December 31, 1995. The book value of the stock at that date was $10.03 per share of Common Stock issued and outstanding compared with $8.40 per share one year ago. On December 31, 1995, the closing market price of the Stock was $11.88. The Common Stock of the Company is traded on the American Stock Exchange under the symbol "CTZ". Prior to October 22, 1993, the Company had no established trading market for the Company's Common Stock which, when available, was traded in the local over-the-counter market in Corpus Christi, Texas.

During 1995, the Company paid cash dividends to shareholders totaling $400 thousand compared to cash dividends totaling $400 thousand during each of 1994, 1993 and 1992. The Company paid cash dividends of $40 thousand in 1991. Prior to 1991, the Company or its predecessor, Citizens State Bank of Corpus Christi, had paid cash dividends on its Common Stock at least quarterly from March 1966 to March 1986.

Cash available for dividend distributions to shareholders of the Company's Common Stock initially must come from dividends paid to the Company through its subsidiary, C.S.B.C.C., Inc., from Citizens State Bank of Corpus Christi. Therefore, the restrictions on the Bank's dividend payments are directly applicable to the Company. Payment of dividends by the Bank to the Company is subject to regulatory restrictions described in Note 14 to the Consolidated Financial Statements.

TRANSFER AGENT:                                  CORPORATE HEADQUARTERS:
  Chemical Bank                                    2402 Leopard Street
  Securityholder Relations Department              Corpus Christi, Texas 78408
  450 West 33rd Street, 8th Floor                  512-887-3020
  New York, NY  10001
  800-635-9270                                   CORPORATE MAILING ADDRESS:
                                                   P. O. Box 9664
FORM 10-KSB:                                       Corpus Christi, Texas 78469
  Copies of the Corporation's Annual
  Report filed with the Securities and
  Exchange Commission on Form 10-KSB
  are available upon written request.

SUMMARY COMMON STOCK INFORMATION

PER SHARE:(1)                    1995       1994       1993      1992       1991
                                ------     ------     ------     -----     -----
Book Value                      $10.03     $ 8.40     $ 8.18     $7.05     $5.88
Market Price:
   At December 31               $11.88     $10.00     $10.00     $5.00     $1.75
   High during year             $13.00     $11.75     $15.25     $5.25     $1.88
   Low during year              $ 8.63     $ 8.75     $ 5.00     $1.63     $1.56



                               QUARTERLY COMMON STOCK INFORMATION (2)
1995                             1st        2nd        3rd       4th
                               -------    -------    -------   -------
   High:                       $10.750    $11.500    $13.000   $12.875
   Low:                        $ 8.625    $ 9.000    $11.125   $10.750
1994
   High:                       $11.750    $10.250    $10.500   $10.500
   Low:                        $ 9.500    $ 8.750    $ 9.750   $ 9.625
1993
  High:                        $ 5.000    $ 5.000    $ 5.000   $15.250
  Low:                         $ 4.750    $ 4.750    $ 4.750   $ 6.000

- --------------------------------------------------------------------------------
(1) The book value and market prices stated in the above table from 1991 and 1992 have been restated to reflect the October, 1993 four-for-one stock split. During these years, the Company's Common Stock had no established trading market and, when available, was traded in the local over-the-counter market in Corpus Christi, Texas.

(2) The above quotations for the first three quarters of 1993 reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                         See Notes to Financial Review.

                             OVERVIEW OF PERFORMANCE

The Company had net income of $1.9 million ($1.15 per share) for the year 1995 compared with net income of $1.8 million ($1.08 per share) in 1994 and $2.2 million ($1.38 per share) in 1993.

The Company's operating results were impacted by five major components during 1995: (1) provision for loan losses, (2) net interest income, (3) noninterest income, (4) noninterest expenses and (5) income taxes. Each of these components including the effect of the 1995 acquisition of The First National Bank of Taft, Texas ("Taft Acquisition") is discussed in greater detail below, including the impact each had on reported income for the year 1995.

                            PROVISION FOR LOAN LOSSES

A significant factor in the Company's operating results was the provision for loan losses. During 1995, the Company reduced its allowance for loan losses through a $600 thousand "negative" provision to loan losses as a result of several quarters of increased loan recoveries. During 1994, the Company reduced its allowance for loan losses through a $300 thousand "negative" provision to loan losses as a result of several quarters of reduced loan charge-offs, increased loan recoveries, and overall improvement in credit quality which resulted in an allowance for loan losses that exceeded the minimum level determined necessary by the Company. The Company made no provisions for loan losses in 1993. During 1995, the Company had net recoveries on loans totaling $894 thousand compared to net recoveries of $497 thousand and $68 thousand in 1994 and 1993, respectively.

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

The CRC is principally responsible for overseeing the management of risk in the loan portfolio. The CRC monitors credit exposure through regular reviews of the loan portfolio as well as recoveries and loss experience. The CRC's review powers extend to every phase of the credit process. In addition, the CRC assesses the adequacy of the allowance for loan losses.

As the CRC examines the loan portfolio, loans are assigned a risk grading, which, along with other factors, is used to determine the reserve requirement for each loan. In addition to these specific allocations of reserves, an appropriate amount is set aside to recognize the likelihood that there are unidentified additional risks in the portfolio.

While there is no precise method of predicting loan losses, it is the judgment of the Company's management that the allowance for loan losses at December 31, 1995 was adequate to absorb possible losses from loans in the portfolio at that date. While management uses information available to it to determine the adequacy of the allowance for loan losses, further changes to the allowance may be necessary based on future changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's subsidiary bank's allowance for loan losses. Such agencies may require the Company to recognize changes to the allowance based on their judgments of information available to them at the time of their examination.


                        See Notes to Financial Review.

Net recoveries in 1995 were $894 thousand (or .82% of average loans), compared to net recoveries of $497 thousand (or .59% of average loans) in 1994 and net recoveries of $68 thousand (or .10% of average loans) in 1993. The following is a summary of transactions in the allowance for loan losses account for the past five years:

                    ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
                                 (IN THOUSANDS)

                                                         1995        1994        1993        1992        1991
                                                      -------------------------------------------------------
Balance at beginning of year                          $ 1,991     $ 1,794     $ 1,726     $ 1,762     $ 2,627
                                                      -------------------------------------------------------
Chargeoffs:

    Commercial, industrial and agricultural               (68)       (290)       (356)       (647)       (643)

    Installment                                          (404)        (73)        (32)        (18)        (53)

    Real estate-construction                             ----        ----        ----        ----        ----

    Real estate-mortgage                                   (3)        (92)       (187)       (184)       (546)
                                                      -------------------------------------------------------
                                                         (475)       (455)       (575)       (849)     (1,242)
                                                      -------------------------------------------------------
Recoveries:

    Commercial, industrial and agricultural               624         768         516         714         599

    Installment                                           101          15          68          27          30

    Real estate-construction                             ----        ----        ----        ----        ----

    Real estate-mortgage                                  644         169          59          72         181
                                                      -------------------------------------------------------
                                                        1,369         952         643         813         810
                                                      -------------------------------------------------------
Net recoveries (chargeoffs)                               894         497          68         (36)       (432)
                                                      -------------------------------------------------------
Provisions charged (credited) to operations              (600)       (300)       ----        ----        (433)

Allowance acquired in purchase transaction                258        ----        ----        ----        ----
                                                      -------------------------------------------------------
Balance at end of year                                $ 2,543     $ 1,991     $ 1,794     $ 1,726     $ 1,762
                                                      =======================================================
Ratio of net chargeoffs(recoveries)to average loans      (.89)%      (.59)%      (.10)%       .06%        .71%

Ratio of allowance for loan losses
    to total loans (at year-end)                         2.33%       2.04%       2.25%       2.63%       2.92%

                        See Notes to Financial Review.

                            ALLOWANCE FOR LOAN LOSSES

                             ALLOCATED BY LOAN TYPE

                                 (IN THOUSANDS)

                                                                                December 31,
                                                        ---------------------------------------------------------
                                                            1995        1994        1993        1992         1991
                                                        ---------------------------------------------------------
LOAN TYPE:
    Commercial, industrial and agricultural             $  1,021    $    983    $  1,476    $  1,415     $  1,348
    Installment                                              486         291         105          16            7
    Real estate-construction                                ----        ----        ----        ----         ----
    Real estate-mortgage                                   1,036         717         213         295          407
    Other                                                   ----        ----        ----        ----         ----
                                                        ---------------------------------------------------------
                                                        $  2,543    $  1,991    $  1,794    $  1,726     $  1,762
                                                        =========================================================
PERCENT OF LOANS IN EACH CATEGORY ABOVE TO
    TOTAL LOANS:

    Commercial, industrial and agricultural               30.53%      30.14%      33.94%      42.41%       42.39%
    Installment                                           33.65%      29.47%       8.56%       5.51%        4.58%
    Real estate-construction                               1.08%       1.26%       1.77%       1.47%        1.67%
    Real estate-mortgage                                  34.72%      39.11%      55.71%      50.57%       51.31%
    Other                                                   .02%        .02%        .02%        .04%         .05%
                                                        ---------------------------------------------------------
                                                         100.00%     100.00%     100.00%     100.00%      100.00%
                                                        =========================================================

At year-end 1995, nonperforming assets totaled $1.7 million, up $638 thousand, compared to $1.1 million and $2.2 million at year-end 1994 and 1993, respectively. Loans charged off totaled $475 thousand at year-end 1995 compared to $455 thousand and $575 thousand at year-end 1994 and 1993, respectively. The Company had net recoveries in 1995 totaling $894 thousand compared with net recoveries of $497 thousand and $68 thousand in 1994 and 1993, respectively.

A breakdown of the Company's nonperforming assets and past due loans for each of the last five years follows:

                   NONPERFORMING ASSETS AND PAST-DUE ACCOUNTS
                                 (In Thousands)

                                                                           December 31,
                                                    -------------------------------------------------------
                                                      1995         1994        1993        1992        1991
                                                    -------------------------------------------------------
NONPERFORMING ASSETS:
    Nonaccrual loans                                $1,186      $   313     $   799     $ 1,137     $ 2,096
    Restructured loans                                ----         ----        ----        ----           9
    Other real estate                                  530          765       1,358       2,134       2,500
                                                    -------------------------------------------------------
                                                    $1,716      $ 1,078     $ 2,157     $ 3,271     $ 4,605
                                                    =======================================================
ACCRUING LOANS PAST DUE 90 DAYS OR MORE             $  134      $  ----     $  ----     $  ----     $   183
                                                    =======================================================

                        See Notes to Financial Review.

The following is a summary of nonperforming assets by loan classification at December 31, 1995 and 1994 (in thousands):

                                                                     Other
1995                                  Nonaccrual   Restructured   Real Estate    Total
                                      ------------------------------------------------
   Commercial and industrial            $  159       $  ----        $  ----     $  159
   Energy                                 ----          ----           ----       ----
   Real estate-construction               ----          ----           ----       ----
   Real estate-mortgage                  1,027          ----            530      1,557
                                      ------------------------------------------------
                                        $1,186       $  ----        $   530     $1,716
                                      ================================================


                                                                     Other
1994                                  Nonaccrual   Restructured   Real Estate    Total
                                      ------------------------------------------------
   Commercial and industrial            $  189       $  ----        $  ----     $  189
   Energy                                 ----          ----           ----       ----
   Real estate-construction               ----          ----           ----       ----
   Real estate-mortgage                    124          ----            765        889
                                        ----------------------------------------------
                                        $  313       $  ----        $   765     $1,078
                                        ==============================================

Nonaccrual loans at year-end 1995 were $1.2 million, up $873 thousand, compared to $313 thousand at year-end 1994. Nonaccrual loans at year-end 1993 were $799 thousand. The increase in nonaccrual loans during 1995 was primarily the results of two loan relationships collateralized with real estate. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. At that time, any uncollected interest receivable that was accrued during the current period is reversed and any uncollected interest accrued in prior periods is charged off. Interest income that would have been recorded during 1995 on these loans had such loans performed in accordance with their original term was $80 thousand, compared to $35 thousand and $48 thousand in 1994 and 1993, respectively.

Further information regarding the balance of nonaccrual loans at December 31, 1995, and related interest payment information, follows (in thousands):

                                                          Book       Contractual
                                                         Balance       Balance
                                                         -----------------------
Nonaccrual loans at December 31, 1994                    $   313        $   625
    Additions                                              1,128          1,128
    Reductions-principal payments                           (212)          (450)
    Reductions-interest payments                             (29)          ----
    Charge-offs                                              (14)           (14)
                                                         ----------------------
 Nonaccrual loans at December 31, 1995                   $ 1,186        $ 1,289
                                                         ======================

The Company considers a nonaccrual loan to have substantial performance if eighty percent of scheduled principal payment and interest is collected.


                                                                          Cash interest payments in 1995 applied as:
                                                                          ------------------------------------------
                                              Book        Contractual
                                             Balance        Balance                        Recovery
                                               at             at                           of Prior        Reduction
                                          December 31,   December 31,     Interest         Partial            of
                                              1995           1995          Income         Chargeoffs       Principal
                                          --------------------------------------------------------------------------
Contractually past due with:
    Substantial performance                  $   80         $  112        $  ----          $  ----          $     11
    Limited performance                       1,045          1,050           ----             ----              ----
Contractually current; however,
    payment in full of principal
      or interest is in doubt                    61            127           ----             ----                18
                                          --------------------------------------------------------------------------
                                             $1,186         $1,289        $  ----          $  ----          $     29
                                          ==========================================================================


                        See Notes to Financial Review.

As part of the CRC process, loans are graded according to risk. Loans having a greater degree of risk, but not necessarily a greater potential for loss, are placed on a watchlist. Such loans are identified for various reasons, including renewals not originally anticipated, an indication of a deterioration of the borrower's financial condition, and a worsening of factors in the industry in which the borrowers operate. The total amount of such loans at December 31, 1995 and 1994 not classified as nonaccrual, restructured or past due 90 days or more in the preceding table amounted to $3.1 million and $4.2 million, respectively.

In addition, a substantial amount of the Company's nonperforming assets is attributable to other real estate located in the Corpus Christi area. Other real estate at year-end 1995 was $530 thousand, down $235 thousand, compared to $765 thousand at year-end 1994. Other real estate at year-end 1993 was $1.4 million. During 1995, the Company acquired additional other real estate through foreclosure totaling $108 thousand. In addition, proceeds from sales of other real estate in 1995 totaled $241 thousand. Other real estate has been adjusted to estimated fair market values if lower than cost and includes some income producing property.

With respect to other real estate, management of the Company believes it has made appropriate valuations, using independent appraisers, of these properties based on strict appraisal guidelines. The carrying value of other real estate is reviewed at least annually and the valuation allowance is revised through subsequent valuation provisions charged to other operating expenses. During 1995, the Company made valuation provisions for other real estate totaling $120 thousand, compared to $253 thousand and $181 thousand in 1994 and 1993, respectively. In the opinion of management, this appraisal process results in values which represent current market conditions at December 31, 1995. Future values will depend on the development of economic conditions in the markets where the properties are located. Several factors contributed to the valuation provisions for other real estate during 1995. The most significant factor was the overall availability in the local market of such properties for sale during 1995.

                                  ASSET QUALITY

The Company's nonperforming assets in 1995 increased to $1.7 million, up $638 thousand, as compared to $1.1 million in 1994. The increase in nonperforming assets during 1995 was primarily the results of two loan relationships collateralized primarily with real estate. In spite of a modest recovery in the local economy since 1991, the local energy and real estate sectors remain as potential problem areas. With uncertainties in the local and national economy, additional loans could be classified as nonperforming, and additional charge-offs, write-downs and loan loss provisions could be recorded in future periods.

The ability of the Company to improve its level of profitability will partially depend on the ability of the Company to continue to improve its overall asset quality. A primary step toward improving asset quality is continued reduction in the level of nonperforming assets. Any significant decline in the level of nonperforming assets in the normal course of operations depends almost entirely upon the timing and extent of economic recovery in the local and national market place. Management believes that economic recovery in the local area, although improving, will continue to be a slow process, both in terms of market improvement and diversification.

                               NET INTEREST INCOME

Net interest income, the most significant component of earnings, is the amount by which the interest generated from earning assets exceeds the expense associated with funding those assets.

Net interest income was $7.8 million in 1995, up $900 thousand, compared to $6.9 million and $6.6 million in 1994 and 1993, respectively. The increase in net interest income during 1995 was attributable in large part to higher volumes of earning assets. The increase in net interest income related to the Taft Acquisition totaled approximately $248 thousand in 1995. The increase in net interest income in 1994 was attributable in large part to higher volumes of earning assets.

The Company's yield on earning assets was 7.57% during 1995 compared to 6.97% and 7.08% in 1994 and 1993, respectively. The cost of funds averaged 3.98% in 1995 compared to 3.07% and 2.96% in 1994 and 1993 respectively. The net interest margin, which is the net interest income as a percentage of earning assets, was 4.67% during 1995 compared to 4.70% and 4.89% in 1994 and 1993, respectively.

The Company's average earning assets were $166.2 million in 1995 compared to $146.0 million and $134.6 million in 1994 and 1993, respectively. Average interest bearing liabilities were $121.1 million in 1995 compared to $107.8 million and $99.8 million in 1994 and 1993, respectively.

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

                  AVERAGE BALANCES, INTEREST AND AVERAGE RATES
                                 (In Thousands)

                                                           1995                            1994
                                             ---------------------------------------------------------------
                                             Average                Average    Average               Average
Assets:                                      Balance     Interest     Rate     Balance   Interest     Rate
                                             ---------------------------------------------------------------
Interest bearing deposits
  with Federal Home Loan
  Bank                                       $    174    $     5      2.88%    $    94    $     4      4.25%
Federal funds sold                             12,878        735      5.71%      8,501        356      4.19%
Securities available for sale                  47,219      2,584      5.47%     45,004      2,351      5.22%
Securities held to maturity                     5,679        507      8.93%      7,697        712      9.25%
Loans, net of discount                        100,294      8,758      8.73%     84,746      6,751      7.97%
                                             --------------------------------------------------------------
  Total earning assets                        166,244     12,589      7.57%    146,042     10,174      6.97%
Allowance for loan losses                      (2,095)                          (1,970)
Cash and due from banks                        10,906                           12,572
Bank premises and equipment                     4,842                            4,313
Accrued interest receivable                     1,361                            1,363
Other real estate                                 631                            1,069
Other assets                                      995                              666
                                             --------                         --------
                                             $182,884                         $164,055
                                             ========                         ========

Liabilities and Shareholders' equity:

Deposits:
  Interest bearing trans-
    action accounts                          $ 57,618   $  1,882      3.27%   $ 52,683    $ 1,360      2.58%
  Savings                                      14,752        500      3.39%     14,979        430      2.87%
  Certificates of deposit                      45,328      2,271      5.01%     40,067      1,520      3.79%
  Securities sold with
    agreements to repurchase                    3,390        165      4.86%       ----       ----      ----
                                             --------------------------------------------------------------
Total interest bearing
  liabilities                                 121,088      4,818      3.98%    107,729      3,310      3.07%
Demand deposits                                45,880                           42,309
Accrued interest on
   deposits                                       296                              194
Other liabilities                                 666                              392
Shareholders' equity                           15,235                           13,743
Unrealized losses on
   securities available
   for sale                                     (281)                            (312)
                                             --------                         --------
                                             $182,884                         $164,055
                                             ========                         ========
Net interest income and average
  interest-rate spread                                  $  7,771      3.59%               $ 6,864      3.90%
                                                        ===================               ==================
Ratio of interest bearing liabilities
  to earning assets (average)                                        72.84%                           73.77%
                                                                     ======                           ======
Average interest cost of earning assets
  (total interest expense as a percent of
  average earning assets)                                             2.90%                            2.27%
                                                                      =====                            =====
Net interest margin (net interest
  income as a return on average
  earning assets)                                                     4.67%                            4.70%
                                                                      =====                            =====



                        See Notes to Financial Review.

                                                                       1993
                                                          ------------------------------
                                                          Average                Average
Assets:                                                   Balance     Interest     Rate
                                                          ------------------------------
Interest bearing deposits
  with Federal Home Loan
  Bank                                                    $   ----     $ ----      ----
Federal funds sold                                          11,698        362      3.09%
Securities available for sale                               16,451        742      4.51%
Securities held to maturity                                 35,959      2,794      7.77%
Loans, net of discount                                      70,513      5,632      7.99%
                                                          -----------------------------
  Total earning assets                                     134,621      9,530      7.08%
Allowance for loan losses                                   (1,815)
Cash and due from banks                                      9,900
Bank premises and equipment                                  3,083
Accrued interest receivable                                  1,290
Other real estate                                            1,648
Other assets                                                   393
                                                          --------
                                                          $149,120
                                                          ========

Liabilities and Shareholders' equity:

Deposits:
  Interest bearing trans-
    action accounts                                       $ 46,730   $  1,082       2.32%
  Savings                                                   14,565        370       2.54%
  Certificates of deposit                                   38,459      1,502       3.91%
  Securities sold with
    agreements to repurchase                                  ----       ----       ----
                                                          ------------------------------
Total interest bearing
  liabilities                                               99,754      2,954       2.96%
Demand deposits                                             36,360
Accrued interest on
   deposits                                                    178
Other liabilities                                              364
Shareholders' equity                                        12,464
Unrealized losses on
   securities available
   for sale                                                    ----
                                                          --------
                                                          $149,120
                                                          ========
Net interest income and average
  interest-rate spread                                               $  6,576       4.12%
                                                                     ===================
Ratio of interest bearing liabilities
  to earning assets (average)                                                      74.10%
                                                                                   =====
Average interest cost of earning assets
  (total interest expense as a percent of
  average earning assets)                                                           2.19%
                                                                                   =====
Net interest margin (net interest
  income as a return on average
  earning assets)                                                                   4.89%
                                                                                   =====



The following table analyzes the changes in net interest income during 1995 and 1994 and the relative effect of changes in interest rates and volumes for each major classification of earning assets and interest-bearing liabilities. Nonaccrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields.

                   ANALYSIS OF CHANGES IN NET INTEREST INCOME
                                 (In Thousands)

                                                   1995/1994                         1994/1993
                                        -------------------------------------------------------------------
                                           Net      Due to Changes In        Net         Due to Changes In
                                         Increase   ------------------     Increase     -------------------
                                        (Decrease)   Rates      Volume    (Decrease)     Rates       Volume
                                        -------------------------------------------------------------------
Interest income:
   Interest-bearing deposits with
      Federal Home Loan Bank             $     1    $   (1)    $     2    $      4      $  ----     $     4
   Federal funds sold                        379       157         222          (6)         (25)         19
   Securities available
     for sale                                233        11         222       1,609            7       1,602
   Securities held to maturity              (205)      (24)       (181)     (2,082)         666      (2,748)
   Loans, net of unearned
      discount                             2,007       690       1,317       1,119          (15)      1,134
                                       --------------------------------------------------------------------
     Total interest income                 2,415       833       1,582         644          633          11
                                       --------------------------------------------------------------------

 Interest expense:
   Interest-bearing
     transaction accounts                    523       387         136         278         132          146
   Savings                                    70        76          (6)         60          49           11
   Certificates of deposit                   751       533         218          18         (39)          57
    Securities sold with
     agreements to repurchase                164      ----         164        ----        ----         ----

                                       --------------------------------------------------------------------
     Total interest expense                1,508       996         512         356         142          214
                                       --------------------------------------------------------------------
Net Interest income                      $   907    $ (163)    $ 1,070    $    288      $  491      $  (203)
                                       ====================================================================

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

                        See Notes to Financial Review.

                               NONINTEREST INCOME

Noninterest income is composed of account service charges, fees for trust services, gains from sale of securities available for sale, credit card fees, brokerage fees and various other fees. The Company's noninterest income was $3.1 million in 1995, up $167 thousand, compared to $2.9 million and $2.6 million in 1994 and 1993, respectively. The increase in noninterest income related to the Taft Acquisition totaled approximately $14 thousand in 1995.

Trust income for 1995 was $1.2 million, up $63 thousand, compared to $1.1 million in 1994. Trust income was $934 thousand in 1993. The increase in trust income in 1995 was largely due to nonrecurring estate and stock transfer fees collected during 1995 totaling approximately $50 thousand. The increase in trust income in 1994 was primarily attributable to increases in fees charged on trust services.

Service charges on deposit accounts were $1.0 million in 1995, up $24 thousand, compared to $1.0 million in 1994. Service charges on deposit accounts were $1.0 million in 1993. The increase in service charges on deposit accounts during 1995 was attributable to an increase in nonsufficient check charges totaling $37 thousand. The decrease in service charges on deposit accounts in 1994 was largely attributable to a decrease in service charge fees on demand deposit accounts totaling $29 thousand.

Credit card fees consist of fees collected on Visa/Mastercard merchant services provided by the Company's subsidiary bank. Credit card fees were $180 thousand in 1995, up $38 thousand, compared to $142 thousand in 1994 and $122 thousand in 1993. The increase in credit card fees in 1995 and 1994 was largely the result of increases in fees charged on Visa/Mastercard merchant services accounts.

Brokerage fees consist of fees collected from the sale of non-traditional banking products such as mutual funds, stocks, bonds and insurance products. Brokerage fees totaled $247 thousand in 1995, up $170 thousand, compared to $77 thousand in 1994. The increase in brokerage fees during 1995 was primarily due to investment services beginning full operations during the fourth quarter of 1994.

The Company had no net securities gains on sale of securities available for sale during 1995 compared to net securities gains on sales of securities available for sale in 1994 totaling $165 thousand. The Company had no net gains on sale of securities held for sale during 1993. The net gains on sale of securities available for sale in 1994 were solely attributable to a restructuring of the investment portfolio in line with the Company's asset and liability management policies. The restructuring was done to capitalize on reinvestment in other securities without a substantial reduction in interest rates or increased investment risk exposure.

Other income in 1995 was $444 thousand, up $37 thousand, compared to $407 thousand in 1994. Other income was $496 thousand in 1993. The increase in other income in 1995 was related to increased fees generated from the sale of single interest automobile insurance totaling $20 thousand and increased fees generated on deposit products totaling $17 thousand. The decrease in other income in 1994 was largely due to nonrecurring income in 1993 related to a recovery on a prior year checking account loss totaling $62 thousand.

                               NONINTEREST INCOME
                                 (In Thousands)

                                                                 1995                   1994
                                                          ------------------     -------------------
                                                          Changes from 1994       Changes from 1993
                                                          ------------------     -------------------
                             1995      1994       1993    Amount     Percent     Amount      Percent
                           -------------------------------------------------------------------------
Trust income               $1,159    $1,096    $   934    $   63        5.7%     $   162       17.3%
Service charges             1,025     1,001      1,034        24        2.4%         (33)      (3.2)%
Credit card fees              180       142        122        38       26.8%          20       16.4%
Brokerage fees                247        77       ----       170      220.8%          77      100.0%
Net gain on sale of
   securities available

   for sale                  ----       165       ----      (165)    (100.0)%        165      100.0%
Other income                  444       407        496        37        9.1%         (89)     (17.9)%
                           ------------------------------------------------------------------------
                           $3,055    $2,888    $ 2,586    $  167        5.8%     $   302       11.7%
                           ========================================================================


                        See Notes to Financial Review.

                             NONINTEREST EXPENSES

The Company's noninterest expenses were $8.5 million in 1995, up $596 thousand, or 7.6%, compared to $7.9 million in 1994. The increase in noninterest expenses related to the Taft Acquisition totaled approximately $94 thousand in 1995. Noninterest expenses were $6.7 million in 1993.

Salaries and employee benefits were $4.0 million in 1995, up $462 thousand, compared to $3.6 million in 1994. Salaries and benefits were $3.1 million in 1993. The increase in salaries and employee benefits during 1995 and 1994 was largely attributable to increased staff associated with the subsidiary bank's expansion. The increase in salary and employee benefits related to the Taft Acquisition totaled approximately $42 thousand in 1995.

Occupancy expenses were $898 thousand in 1995, up $109 thousand, compared to $789 thousand in 1994. Occupancy expenses were $685 thousand in 1993. The increase in occupancy expenses in 1995 and 1994 was largely attributable to the Company's expansion of its banking centers and to the Taft Acquisition during 1995. Occupancy expenses related to the Taft Acquisition totaled approximately $11 thousand in 1995.

Furniture and equipment expenses were $711 thousand in 1995, up $104 thousand, compared to $607 thousand in 1994. Furniture and equipment expenses were $543 thousand in 1993. The increase in furniture and equipment expenses during 1995 and 1994 was directly attributable to the new South and West Banking Centers, the remodeling of the Village Banking Center and the Taft Acquisition during 1995. Furniture and equipment expenses related to the Taft Acquisition totaled approximately $14 thousand in 1995.

Amortization of intangible assets consists of the amortization of goodwill, which represents the excess of the purchase price over the fair market value of net identifiable assets acquired in the Taft Acquisition. Amortization of intangible assets totaled $20 thousand in 1995.

Legal and professional fees consist of attorney, accounting, consulting and other professional fees. Other professional fees primarily consist of security, funds management consulting, transfer agent fees, stock exchange fees, and temporary employment agency fees. Legal and professional fees were $753 thousand in 1995, up $38 thousand, compared to $715 thousand in 1994. Legal and professional fees were $641 thousand in 1993. The increase in legal and professional fees during 1995 was primarily related to shareholder proxy solicitations and strategic planning issues of the Company totaling $26 thousand. Legal and professional fees related to the Taft Acquisition totaled approximately $9.5 thousand in 1995. The increase in legal and professional fees in 1994 was largely due to legal fees associated with the subsidiary bank totaling $42 thousand and to legal and consulting fees regarding strategic planning of the Company totaling $17 thousand and $13 thousand, respectively.

Net cost to operate other real estate consists of expenses associated with other real estate including property taxes, insurance, appraisals, utilities, maintenance, valuation provisions and losses on sale of other real estate, net of rental income from other real estate and gains on sale of other real estate. Net cost to operate other real estate was $139 thousand in 1995, down $137 thousand, compared to $276 thousand in 1994. Net cost to operate other real estate in 1993 was $148 thousand. The decrease in net cost to operate other real estate in 1995 was attributable to a decrease in valuation provisions for other real estate totaling $133 thousand. The increase in net cost to operate other real estate in 1994 compared to 1993 was primarily due to increases in valuation provisions for other real estate totaling $72 thousand and decreases in rental income on other real estate and gains on sale of other real estate totaling $39 thousand and $59 thousand, respectively.

Insurance expenses primarily consist of fidelity insurance, errors and omission insurance and Federal Deposit Insurance Corporation ("FDIC") insurance assessment fees. Insurance expenses were $270 thousand in 1995, down $128 thousand, compared to $398 thousand in 1994. Insurance expenses were $372 thousand in 1993. The decrease in insurance expenses during 1995 was attributable to a decrease in FDIC deposit insurance assessment fees totaling approximately $131 thousand. The increase in insurance expenses in 1994 was largely due to increases in FDIC insurance assessment fees of approximately $26 thousand.

 Advertising expenses primarily consist of newspaper, television and radio advertisements and advertising consulting fees. Advertising expenses totaled $174 thousand in 1995, down $62 thousand, compared to $236 thousand in 1994 and $158 thousand in 1993. The decrease in advertising expenses during 1995 was attributable to a decrease in television and radio advertising expenses. The increase in advertising expenses in 1994 was largely attributable to increases in television advertising campaigns totaling $39 thousand.



                        See Notes to Financial Review.

Other expenses totaled $1.5 million in 1995, up $190 thousand, compared to $1.3 million in 1994. Other expenses in 1993 were $1.0 million. The increase in other expenses during 1995 was largely attributable to printing expenses related to shareholder proxy and annual report material totaling $54 thousand, an increase in forms and envelopes totaling $40 thousand, courier service totaling $32 thousand and expenses related to Visa/Mastercard merchant services totaling $29 thousand. Other expenses related to the Taft Acquisition totaled approximately $17 thousand in 1995.The increase in other expenses in 1994 compared to 1993 was largely due to increase in Automated Teller Machine interchange fees totaling $35 thousand and to forms expense, bank examination expense and state franchise taxes totaling $86 thousand.


                              NONINTEREST EXPENSES
                                 (In Thousands)

                                                                         1995                 1994
                                                                  ------------------   -------------------
                                                                   Changes from 1994    Changes from 1993
                                                                  ------------------   -------------------
                                    1995       1994       1993    Amount     Percent   Amount      Percent
                                  ------------------------------------------------------------------------
Salaries and employee
  benefits                        $4,033    $ 3,571    $ 3,091    $  462      12.9%    $  480       15.5%
Occupancy expenses                   898        789        685       109      13.8%       104       15.2%
Furniture and equipment
   expenses                          711        607        543       104      17.1%        64       11.8%
 Amortization of
   intangible assets                  20       ----       ----        20     100.0%      ----       ----
Legal and professional fees          753        715        641        38       5.3%        74       11.5%
Net cost to operate other
   real estate                       139        276        148      (137)    (49.6)%      128       86.5%
Insurance expenses                   270        398        372      (128)    (32.2)%       26        7.0%
Advertising expenses                 174        236        158       (62)    (26.3)%       78       49.4%
Other expenses                     1,455      1,265      1,033       190      15.0%       232       22.5%
                                  ----------------------------------------------------------------------
                                  $8,453    $ 7,857    $ 6,671    $  596       7.6%    $1,186       17.8%
                                  ======================================================================


                                  INCOME TAXES

The valuation allowance for deferred tax assets as of December 31, 1993 was $186,000. The net change in the total valuation allowance for the year ended December 31, 1994 was a decrease of $50,000, consisting of two offsetting amounts. The first amount is an increase of $297,000 which is included as a component of shareholders' equity because the change was attributable to the change in the unrealized gain (loss) related to securities available for sale. The second amount is a decrease of $347,000 which is included in deferred tax expense because the change was attributable to changes in circumstances that affect the evaluation of the realizability of the deferred tax assets; i.e., the management of the Company concluded that, more likely than not, the Company would be able to utilize the remaining alternative minimum tax credits and realize the tax effects of the unrealized losses related to securities available for sale. The net decrease of $136,000 in the valuation allowance for deferred tax assets during 1995 is included as a component of shareholders' equity because the change was attributable to the change in the unrealized gain (loss) related to securities available for sale.



                        See Notes to Financial Review.

                         LIQUIDITY AND SOURCES OF FUNDS

Generally, the Company's largest source of funds is provided through deposits. Total deposits at year-end 1995 were $200.9 million, up $43.2 million, compared to $157.7 million at year-end 1994. The increase in deposits during 1995 was primarily the results of deposits acquired from the Taft Acquisition which totaled $34.2 million at December 31, 1995. Total deposits at year-end 1993 were $146.8 million. At December 31, 1995 and 1994, the Company had approximately $6.0 million and $5.9 million, respectively, in federal funds sold which could be readily converted to cash. Another source of liquidity, if the need arises, could come from the liquidation of securities available for sale. At December 31, 1995 and 1994, the Company had $81.3 million and $44.1 million, respectively, of securities available for sale. Other liquid assets are composed of cash and near cash items including deposits with other banks.

Funds are also generated through loan payoffs and maturities of investment securities. Currently, management believes that the Company has an adequate level of liquidity to meet its financial obligations that will arise during the normal course of business in the coming year. The following items highlight the Company's liquidity and sources of funds.

                                    DEPOSITS

Average deposits were $163.6 million in 1995, up $13.6 million, compared to $150.0 million in 1994. Average deposits and average rates paid on all deposits for each of the last three years follows (in thousands):

                                                1995                     1994                     1993
                                       ----------------------------------------------------------------------
                                        Amount        Rate        Amount       Rate        Amount        Rate
                                       ----------------------------------------------------------------------
Noninterest bearing demand
    deposits                           $ 45,880       ----       $ 42,309      ----       $ 36,360       ----
Interest bearing demand deposits         57,618       3.27%        52,683      2.58%        46,730       2.32%
Savings                                  14,752       3.39%        14,979      2.87%        14,565       2.54%
Certificates of deposit                  45,328       5.01%        40,067      3.79%        38,459       3.91%
                                       ----------------------------------------------------------------------
                                       $163,578                  $150,038                 $136,114
                                       ======================================================================


At December 31, 1995, time certificates of deposits in denominations of $100,000 or more with maturities of six months or less were $8.2 million, which represent 4.1% of total deposits. It is not the Company's policy to rely on brokered deposits as a source of funding and at December 31, 1995, the Company had no brokered deposits. The following table shows maturity distribution of the Company's time certificates of deposits in denominations of $100,000 or more at December 31, 1995 (In thousands):

          Three months or less                       $ 5,007
          Over three through six months                3,240
          Over six through twelve months               3,646
          Over twelve months                           3,264
                                                     -------
                                                     $15,157
                                                     =======


Other sources of funding for the Company include federal funds purchased and short-term borrowings. The Company had average short-term borrowings in 1995 of $3.4 million with an average interest rate of 4.9%. The maximum outstanding at the end of any month during 1995 was $7.2 million. During 1994 and 1993, the Company had average short-term borrowings of $10 thousand and $1 thousand with an average interest rate of 4.4% and 3.2%. The Company had no short-term borrowings outstanding at the end of any month during 1994 or 1993.



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

The following schedule shows the market value of the Company's securities available for sale portfolio as of the end of 1995 and 1994:

                    SCHEDULE OF SECURITIES AVAILABLE FOR SALE

                                 (In Thousands)

                                                          1995        1994
                                                        -------------------
      U.S. Treasury securities                          $40,597     $39,712
      Mortgage pass-through and related securities       40,062       3,886
      Other securities                                      610         504
                                                        -------------------
                                                        $81,269     $44,102
                                                        ===================

The following schedule shows the Company's securities available for sale with fixed maturities by maturity and also presents the weighted average yield of each maturity classification as of December 31, 1995:

                          SECURITIES AVAILABLE FOR SALE
                        MATURITIES AND YIELD DISTRIBUTION
                                 (In Thousands)

                                                 December 31, 1995
                                            --------------------------
                                                              Weighted
                                            Market             Average
     U.S. Treasury securities:               Value              Yield
                                            --------------------------
        Within one year                     $20,165              5.12%
        After one but within five years      20,432              5.90%
                                            -------------------------
                                            $40,597              5.51%
                                            =========================


Mortgage pass-through and related securities amortize on a monthly basis with final contractual maturities ranging from 1995 through 2029. At December 31, 1995, mortgage pass-through and related securities totaled $40.1 million with an average weighted contractual life of 4.5 years and a weighted average yield of 6.25%. Actual maturities will differ from contractual maturities due to variations in the timing of prepayments of principal. Market interest rate fluctuations can affect both the timing of prepayments and the yield on such securities. Mortgage pass-through securities at December 31, 1995 with variable interest rates totaled $3.1 million.

Other securities include stock investments in the Federal Home Loan Bank of $547.4 thousand and Texas Independent Bank of $62.7 thousand. These investments pay dividends quarterly.


                        See Notes to Financial Review.

                           SECURITIES HELD TO MATURITY

The following schedule shows the amortized cost of the Company's securities held to maturity portfolio as of the end of the last three years:

                     SCHEDULE OF SECURITIES HELD TO MATURITY
                                 (In Thousands)

                                                              Amortized Cost at December 31,
                                                             -------------------------------
                                                                1995        1994        1993
                                                             -------------------------------
     U.S. Treasury securities                                $  ----     $  ----    $  9,645
     Obligations of other U.S. Government agencies
        and corporations                                       1,003       3,005       6,009
     Obligations of states and political subdivisions          4,860       3,763       3,925
     Mortgage pass-through and related securities               ----        ----       9,474
                                                             -------------------------------
                                                             $ 5,863     $ 6,768    $ 29,053
                                                             ===============================

The following schedule shows the Company's securities held to maturity by maturity and also presents the weighted average yield of each maturity classification as of December 31, 1995:

                           SECURITIES HELD TO MATURITY
                        MATURITIES AND YIELD DISTRIBUTION
                                 (In Thousands)

                                                                               December 31, 1995
                                                                         ---------------------------
                                                                                            Weighted
                                                                         Amortized          Average
     Obligations of other U.S. Government agencies and corporations:         Cost             Yield
                                                                         ---------------------------
       Within one year                                                    $  ----              ----
       After one but within five years                                      1,003              9.26%
                                                                         --------------------------
                                                                          $ 1,003              9.26%
                                                                         ==========================

     Obligations of states and political subdivisions:
       Within one year                                                    $   803              5.56%
       After one but within five years                                      2,732              6.86%
       After five but within ten years                                      1,325              9.05%
                                                                         --------------------------
                                                                          $ 4,860              7.25%
                                                                         ==========================


                        See Notes to Financial Review.

Maturing loans are also a source of asset liquidity. The following schedule shows the Company's outstanding loan portfolio as of the end of the last five years.

                                SCHEDULE OF LOANS
                                 (In Thousands)

                                                                         December 31,
                                                 ----------------------------------------------------------
                                                     1995        1994        1993         1992         1991
                                                 ----------------------------------------------------------
Commercial, industrial, energy & agricultural    $ 33,276    $ 29,422    $ 27,082     $ 27,829     $ 25,571
Installment                                        36,671      28,766       6,829        3,619        2,761
Real estate-construction                            1,173       1,229       1,413          967        1,007
Real estate-mortgage                               37,836      38,183      44,457       33,188       30,948
Other                                                  22          25          19           26           27
                                                 ----------------------------------------------------------
    Total loans                                   108,978      97,625      79,800       65,629       60,314
    Unearned discount                              (4,444)     (3,539)       (862)        (346)        (281)
                                                 ----------------------------------------------------------
    Loans, net of unearned discount              $104,534    $ 94,086    $ 78,938     $ 65,283     $ 60,033
                                                 ==========================================================

The following table summarizes the maturity distribution of selected loans outstanding at December 31, 1995 and indicates the portfolio's sensitivity to changes in interest rates.

                  LOAN MATURITIES AND INTEREST RATE SENSITIVITY
                                 (In Thousands)

                                                                                  Maturing
                                                          -----------------------------------------------------
                                                                          After One
                                                             In One       But Within        After
                                                          Year or Less    Five Years      Five Years     Total
                                                          -----------------------------------------------------
Commercial, industrial, energy & agricultural               $17,266         $12,349        $ 3,661      $33,276
Real estate(1)                                                4,926          15,433         18,650       39,009
                                                          -----------------------------------------------------
                                                            $22,192         $27,782        $22,311      $72,285
                                                          =====================================================
Loans maturing after one year with:
   Fixed interest rates                                                     $23,842        $20,014
   Variable interest rates                                                    3,940          2,297
                                                                            ----------------------
                                                                            $27,782        $22,311
                                                                            ======================

The Company's financial position continued to reflect strong liquidity during 1995 in order to enable the Company to respond better to economic conditions and to position itself for the opportunity to provide funding of quality loans. At December 31, 1995, liquid assets represented 47.3% of total assets compared to 38.0% one year earlier.

One principal ratio measurement used by regulatory authorities to measure liquidity is the ratio of net loans to total deposits. At year-end 1995 the Company's ratio of net loans to total deposits was 50.8%, compared to 58.4% and 52.6% at year-ends 1994 and 1993, respectively. At December 31, 1995, the Company's net loans to total deposits ratio of 50.8% as compared to peer Texas banking institutions with similar asset sizes was near the median percentile. Peer Texas banking institutions at December 31, 1995 had net loans to total deposit ratios ranging from a low of 40.6%, a median of 52.2% and a high of 64.5%. The Company's long-term planning targets loan growth to 65% - 70% of total deposits.

- --------------------------------------------------------------------------------
(1) Real estate loans include mortgage and construction loans.



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

                            INTEREST RATE SENSITIVITY
                                 (In Thousands)

                                                          DECEMBER 31, 1995
                                 ---------------------------------------------------------------------
                                                                                            Non-Rate
                                     Cumulative Volumes Subject to Repricing Within       Sensitivity
                                 -------------------------------------------------------      Over
                                  30 Days    90 Days     180 Days     1 Year     1 Year       Total
                                 --------------------------------------------------------------------
INTEREST EARNING ASSETS:
Loans                            $ 16,547    $ 25,682    $ 34,813    $ 47,776   $ 61,202     $108,978
Securities available for sale       1,487       6,457      12,861      26,168     55,101       81,269
Securities held to maturity         1,033       1,033       1,134       1,805      4,058        5,863
Other earning assets                6,115       6,115       6,115       6,115       ----        6,115
                                 --------------------------------------------------------------------
   Total earning assets            25,182      39,287      54,923      81,864    120,361      202,225

INTEREST BEARING LIABILITIES:
Interest bearing deposits          48,384      57,285      69,151      82,397     59,711(1)   142,108
Other earning liabilities           5,459       5,459       5,459       5,459       ----        5,459
                                 --------------------------------------------------------------------
   Total earning liabilities       53,843      62,744      74,610      87,856     59,711      147,567
                                 --------------------------------------------------------------------
Interest sensitivity gap         $(28,661)   $(23,457)   $(19,687)   $ (5,992)  $ 60,650     $ 54,658
                                 ====================================================================

CUMULATIVE INTEREST
  SENSITIVITY RATIOS:
DECEMBER 31, 1995                   .47%X       .63%X       .74%X       .93%X
December 31, 1994                   .63%x       .85%x       .97%x      1.14%x

At December 31, 1995, the Company had a negative gap position in the one month period of $28.7 million. The amount of the negative gap decreases at 90 days, 180 days and one year. At December 31, 1995, the cumulative rate sensitive gap position at one year was a negative $6.0 million, which indicates the Company's net interest income may decrease if interest rates rise.

The Company's Asset and Liability Committee reviews monthly the Company's rate sensitivity positions, and makes adjustments as needed to control the amount of interest rate risk the Company is willing to bear during changing economic cycles and to improve its overall profit potential.


- --------------------------------------------------------------------------------
(1) Included in non-rate sensitive interest bearing deposits totaling $59,711 at December 31, 1995 are regular savings and NOW deposits that total $44,869. Although the Company has the ability to reprice NOW deposits and savings deposits daily, management considers these types of deposits as non-rate sensitive for analysis of interest rate sensitivity.



                        See Notes to Financial Review.

                                CAPITAL RESOURCES

The Company and the Bank are required by federal regulators to meet certain minimum regulatory guidelines utilizing a risk-based capital framework that became effective on December 31, 1992. The Company and the Bank must have a minimum ratio of Tier 1 capital to total risk-adjusted assets of not less than 4%, a ratio of combined Tier 1 and Tier 2 capital to total risk-adjusted assets of not less than 8% and a leverage ratio of not less than 4%. For the purposes of these ratios, shareholders' equity does not include intangible assets or unrealized gains or losses on securities available for sale in accordance with regulatory guidelines. Tier 1 capital includes only common shareholders' equity. Tier 2 capital includes common shareholders' equity and the allowance for loan losses. The allowance for loan losses may be included only to the extent of 1.25% of risk-adjusted assets. Any excess of the allowance for loan losses over the limit is treated as a reduction in the total risk-based asset amount in the risk-based capital calculation. Leverage ratio is the ratio of Tier 1 capital to total assets reduced for any intangible assets. At December 31, 1995, the Company and the Bank each had a Tier 1 capital ratio of 12.0%, combined Tier 1 and Tier 2 capital ratio of 13.3% and leverage ratio of 6.4% based on risk-based capital guidelines, each of which is well above the regulatory requirements.

The Company's equity to assets ratio is one indicator that management uses to monitor capital adequacy. At December 31, 1995, the Company's equity to assets ratio was 6.4% compared to 8.4% and 8.2% for year-end 1994 and 1993, respectively. The decrease in the equity to assets ratio in 1995 as compared to 1994 was a direct result of the Taft Acquisition.

In addition to the above federal requirements, the Company's subsidiary bank had an equity ratio of 6.4% at December 31, 1995 which exceeds the minimum requirement guideline of 6.0% specified by the Texas Department of Banking. The Company's subsidiary bank had an equity capital ratio of 8.4% and 8.2% at year-end 1994 and 1993, respectively.

                                  OTHER MATTERS

The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure," on January 1, 1995. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Large groups of smaller-balance homogeneous loans that are evaluated collectively for impairment are excluded from this statement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Impairment losses are charged against the allowance for loan losses. Cash receipts on impaired loans are applied to reduce the principal amount of such loans until the principal has been recovered and are recognized as interest income thereafter. Prior periods have not been restated.

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for stock-based compensation plans. Under SFAS No. 123, companies may adopt the new method of accounting or continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but will be required to disclose in a note to the financial statements pro forma net income and, if presented, earnings per share as if the company had applied the fair value method of accounting, as defined in SFAS No. 123. The disclosure requirements are effective for financial statements for fiscal years beginning after December 15, 1995. The Company has not yet determined the effect this standard will have on net income and earnings per share should it elect to change accounting method. Adoption of SFAS No. 123 will have no effect on the Company's cash flows.

On October 18, 1995, the Board of Directors adopted a shareholder rights plan that provided for rights to be issued to shareholders of record on November 3, 1995. The rights will become exercisable and allow the holders to acquire additional shares of the Company's common stock at a discounted price at such time a person or group acting in concert acquires 20% or more, or acquired the right to acquire 20% or more, of the Company's common stock. The Board of Directors may, at its option, redeem all rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire on October 18, 2005, unless earlier redeemed by the Board of Directors.


                        See Notes to Financial Review.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                            NOTES TO FINANCIAL REVIEW

1. Basis of Presentation

   All data presented in the Financial Review has been consolidated to include that of Corpus Christi Bancshares, Inc. and its subsidiary, C.S.B.C.C., Inc., and its subsidiary bank, Citizens State Bank of Corpus Christi. All significant intercompany balances and transactions have been eliminated, and certain prior year amounts have been reclassified to conform with the current year's presentations.

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

2. Selected Ratios

   Net Interest Margin

   The net interest margin was computed by dividing net interest income by average interest-earning assets.

   Return on Assets

   The return-on-assets ratio was computed by dividing net earnings by average total assets.

   Return on Equity

   The return-on-equity ratio was computed by dividing net earnings by average shareholders' equity.

   Dividend Payout

   The dividend-payout ratio was computed by dividing the equivalent historical per-share dividends by net earnings per share.

   Equity to Assets

   The equity-to-assets ratio was computed by dividing average shareholders' equity by average total assets. Average shareholders' equity does not include intangible assets or unrealized gains or losses on securities available for sale in calculating the equity-to-assets ratio in accordance with regulatory guidance.

   Book Value

   The book value was computed by dividing total shareholders' equity by total shares of common stock issued and outstanding.

3. Net Interest Income

   Net interest income represents total interest income accrued or collected ("earned") on earning assets (primarily interest-bearing deposits in banks, loans, securities held for sale, investment securities and federal funds sold) reduced by total interest-expense accrued or paid ("incurred") on interest-bearing liabilities or funds (primarily interest-bearing deposits, federal funds purchased and short-term debts).

                          INDEPENDENT AUDITORS' REPORT





The Shareholders
Corpus Christi Bancshares, Inc.

We have audited the consolidated balance sheets of Corpus Christi Bancshares, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corpus Christi Bancshares, Inc. and subsidiaries at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 6 to the consolidated financial statements, Corpus Christi Bancshares, Inc. and subsidiaries adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," on January 1, 1995.

As discussed in Note 1 to the consolidated financial statements, Corpus Christi Bancshares, Inc. and subsidiaries adopted the provisions of the Financial Accounting Standards Board's SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994.

As discussed in Note 1 to the consolidated financial statements, Corpus Christi Bancshares, Inc. and subsidiaries adopted the provisions of the Financial Accounting Standards Board's SFAS No. 109, "Accounting for Income Taxes," as of January 1, 1993.

                                       KPMG PEAT MARWICK LLP

San Antonio, Texas
January 19, 1996

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                          December 31,
                                                                -----------------------------
                                                                     1995            1994
                                                                -----------------------------
Cash and due from banks (note 2)                                $  18,568,553   $  15,138,696
Interest-bearing deposits with Federal Home Loan Bank                 114,615          22,321
Federal funds sold                                                  6,000,000       5,900,000
Securities available for sale (note 4)                             81,269,216      44,102,450
Securities held to maturity (market value of
   $6,095,695 in 1995 and $6,856,118 in 1994) (note 5)              5,862,524       6,768,043
Net loans, less allowance for loan losses of
   $2,542,513 in 1995 and $1,990,638 in 1994
   (notes 6 and 12)                                               101,991,337      92,095,441
Bank premises and equipment, net (note 7)                           5,213,133       4,852,202
Accrued interest receivable                                         1,842,287       1,483,449
Intangible assets (note 3)                                          1,781,854            ----
Other real estate                                                     529,560         764,756
Other assets                                                          694,284         402,298
                                                                -----------------------------
      Total assets                                              $ 223,867,363   $ 171,529,656
                                                                =============================


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
   Demand                                                       $  58,790,068   $  43,932,959
   Interest bearing transaction accounts (note 8)                  72,494,574      58,169,426
   Savings                                                         15,600,520      15,294,615
   Certificates of deposit (note 8)                                54,012,748      40,261,543
                                                                -----------------------------
      Total deposits                                              200,897,910     157,658,543

Accrued interest on deposits                                          370,369         202,820
Securities sold with agreements to repurchase                       5,459,000            ----
Dividends payable                                                     100,000         100,000
Other liabilities                                                     985,387         129,832
                                                                -----------------------------
      Total liabilities                                           207,812,666     158,091,195
                                                                -----------------------------

Shareholders' equity (notes 11 and 14):
   Common stock, par value $5 a share; 4,000,000 authorized
      shares; 1,600,000  shares issued and outstanding              8,000,000       8,000,000
   Retained earnings                                                8,032,273       6,497,204
   Unrealized gains (losses) on securities available for sale          22,424      (1,058,743)
                                                                -----------------------------
       Total shareholders' equity                                  16,054,697      13,438,461
                                                                -----------------------------
Commitments and contingent liabilities (note 13)
       Total liabilities and shareholders' equity               $ 223,867,363   $ 171,529,656
                                                                =============================



          See Accompanying Notes to Consolidated Financial Statements.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                            Year Ended December 31,
                                                                 --------------------------------------------
Interest income:                                                     1995            1994              1993
                                                                 --------------------------------------------
   Interest on loans (note 6)                                    $  8,757,687    $  6,751,281    $  5,632,706
   Interest on securities held for sale                                  ----            ----         742,297
   Interest on securities available for sale:
      U.S. Treasury securities                                      1,826,735       2,015,951            ----
      Mortgage pass-through and related securities                    722,071         315,506            ----
      Other securities                                                 34,823          19,409            ----
   Interest on securities held to maturity:
      U.S. Treasury securities                                           ----            ----         675,219
      Obligations of other U.S. government agencies                   210,336         381,402         968,406
      Obligations of states and political subdivisions                296,898         330,454         342,029
      Mortgage pass-through and related securities                       ----            ----         808,290
   Interest on deposits in Federal Home Loan Bank                       5,198           3,788            ----
   Interest on federal funds sold                                     735,316         355,959         361,688
                                                                 --------------------------------------------
      Total interest income                                        12,589,064      10,173,750       9,530,635
                                                                 --------------------------------------------
Interest expense:
      Interest bearing transaction accounts                         1,882,503       1,359,626       1,082,254
      Savings                                                         499,929         429,729         369,572
      Certificates of deposit (note 8)                              2,270,899       1,520,069       1,502,445
      Securities sold with agreements to repurchase                   164,829            ----            ----
      Federal funds purchased                                            ----             426            ----
                                                                 --------------------------------------------
      Total interest expense                                        4,818,160       3,309,850       2,954,271
                                                                 --------------------------------------------
      Net interest income                                           7,770,904       6,863,900       6,576,364
Provision for loan losses (note 6)                                   (600,000)       (300,000)           ----
                                                                 --------------------------------------------
      Net interest income after provision for loan losses           8,370,904       7,163,900       6,576,364
                                                                 --------------------------------------------
Other income:
   Trust department income                                          1,158,883       1,096,156         933,967
   Service charges                                                  1,025,506       1,001,279       1,034,451
   Credit card fees                                                   179,797         141,911         122,022
   Brokerage fees                                                     247,274          77,187            ----
   Net gain on sales of securities available for sale (note 4)           ----         165,081            ----
   Other income                                                       444,031         406,915         495,888
                                                                 --------------------------------------------
      Total other income                                            3,055,491       2,888,529       2,586,328
                                                                 --------------------------------------------
Other expenses:
   Salaries and employee benefits (note 10)                         4,032,909       3,571,093       3,091,314
   Occupancy expenses                                                 898,429         788,904         685,068
   Amortization of intangible assets                                   19,743            ----            ----
   Furniture and equipment expenses                                   710,889         607,012         542,774
   Legal and professional fees                                        753,190         715,001         641,675
   Net cost to operate other real estate                              138,931         275,523         147,939
   Insurance expenses                                                 269,861         398,282         371,648
   Advertising expenses                                               174,572         236,395         157,534
   Other expenses                                                   1,454,857       1,264,317       1,033,443
                                                                 --------------------------------------------
      Total other expenses                                          8,453,381       7,856,527       6,671,395
                                                                 --------------------------------------------
      Income before income taxes                                    2,973,014       2,195,902       2,491,297
Income taxes (note 9)                                               1,037,945         379,727         290,000
                                                                 --------------------------------------------
      Net income                                                 $  1,935,069    $  1,816,175    $  2,201,297
                                                                 ============================================
Weighted average of common stock and common stock
   equivalents outstanding                                          1,687,047       1,680,960       1,600,000
                                                                 ============================================
      Net income per common share                                $       1.15    $       1.08    $       1.38
                                                                 ============================================


          See Accompanying Notes to Consolidated Financial Statements.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       THREE YEARS ENDED DECEMBER 31, 1995

                                                                                              Net Unrealized
                                                                                              Gains(Losses)
                                                                                              on Securities
                                                   Common       Additional       Retained     Available for
                                                    Stock        Capital         Earnings         Sale             Total
                                               ----------------------------------------------------------------------------
Balance, December 31, 1992                     $  2,000,000   $  5,000,000    $  4,279,732    $        ----    $ 11,279,732
   Net income                                          ----           ----       2,201,297             ----       2,201,297
   Cash dividends, declared,
     $.25 per share                                    ----           ----        (400,000)            ----        (400,000)
   Four-for-one stock split
     effected as a 300% stock
    dividend, 1,200,000
    shares distributed                            6,000,000     (5,000,000)     (1,000,000)            ----            ----
                                               ----------------------------------------------------------------------------
Balance, December 31, 1993                        8,000,000           ----       5,081,029             ----      13,081,029
   Effect of adoption of
     SFAS No. 115 as
     of January 1, 1994                                ----           ----            ----          475,849         475,849
   Net income                                          ----           ----       1,816,175             ----       1,816,175
   Cash dividends, declared,
     $.25 per share                                    ----           ----        (400,000)            ----        (400,000)
   Net change in unrealized
     gains (losses) on securities
     available for sale                                ----           ----            ----       (1,534,592)     (1,534,592)
                                               ----------------------------------------------------------------------------
Balance, December 31, 1994                        8,000,000           ----       6,497,204       (1,058,743)     13,438,461
   Net income                                          ----           ----       1,935,069             ----       1,935,069
   Cash dividends, declared,
     $.25 per share                                    ----           ----        (400,000)            ----        (400,000)
   Net change in unrealized
     gains (losses) on securities
     available for sale                                ----           ----            ----        1,081,167       1,081,167
                                               ----------------------------------------------------------------------------
Balance, December 31, 1995                     $  8,000,000   $       ----    $  8,032,273     $     22,424    $ 16,054,697
                                               ============================================================================


          See Accompanying Notes to Consolidated Financial Statements.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             Year Ended December 31,
                                                                 --------------------------------------------
Cash flows from operating activities:                                 1995           1994            1993
                                                                 --------------------------------------------
Net income                                                       $  1,935,069    $  1,816,175    $  2,201,297
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation                                                       660,444         528,209         438,601
   Provision for loan losses                                         (600,000)       (300,000)           ----
   Deferred federal income tax expense                                310,945          94,985            ----
   Loss on sale of bank premises and equipment                           ----           2,053             434
   Gain on sale of securities available for sale                         ----        (165,081)           ----
   Net amortization (accretion) of securities                         462,131         501,901         258,164
   Gain on sale of other real estate                                  (18,344)         (2,859)        (62,036)
   Valuation provision for other real estate                          120,000         252,832         181,000
   Decrease  (increase) in accrued interest receivable                 89,669          19,587        (191,504)
   Decrease (increase) in other assets                               (215,663)       (105,191)        280,876
   Increase (decrease) in accrued interest payable                     74,263          48,965         (23,894)
   Decrease in other liabilities                                     (343,097)        (75,005)        (74,705)
                                                                 --------------------------------------------
          Net cash provided by operating activities                 2,475,417       2,616,571       3,008,233
                                                                 --------------------------------------------
Cash flows from investing activities:
   Net decrease (increase) in federal funds sold                    9,900,000      13,023,000     (10,773,000)
   Proceeds from sales of securities available for sale                  ----       3,557,183            ----
   Proceeds from maturities of securities held for sale                  ----            ----      12,000,000
   Proceeds from maturities of securities available for sale       18,657,664       9,523,433            ----
   Proceeds from maturities of securities held to maturity          3,040,000       3,160,000      12,529,839
   Purchase of securities held for sale                                  ----            ----     (18,434,109)
   Purchase of securities available for sale                      (30,281,527)    (20,139,569)           ----
   Purchase of securities held to maturity                               ----            ----        (366,091)
   Net increase in loans                                           (6,987,442)    (15,602,990)    (14,249,854)
   Recoveries of charged-off loans                                  1,369,464         951,437         643,205
   Proceeds from sales of other real estate                           241,078         343,251         676,126
   Purchase of bank premises and equipment                           (349,716)     (1,587,916)     (1,343,164)
   Acquisition, net of cash acquired                               (7,236,830)           ----            ----
                                                                 --------------------------------------------
           Net cash used by investing activities                  (11,647,309)     (6,772,171)    (19,317,048)
                                                                 --------------------------------------------
Cash flows from financing activities:
   Net increase in demand, interest-bearing transaction
       and savings accounts                                         3,721,626       9,332,495       9,195,656
   Net  increase  in certificates of deposit                        3,913,417       1,535,804       2,780,309
   Net increase  in securities sold
      with agreements to repurchase                                 5,459,000            ----            ----
                                                                 --------------------------------------------
    Dividends paid                                                   (400,000)       (300,000)       (400,000)
                                                                 --------------------------------------------
          Net cash provided by financing activities                12,694,043      10,568,299      11,575,965
                                                                 --------------------------------------------
          Net increase (decrease) in cash and cash equivalents      3,522,151       6,412,699      (4,732,850)
   Cash and cash equivalents at beginning of year                  15,161,017       8,748,318      13,481,168
                                                                 --------------------------------------------
   Cash and cash equivalents at end of year                      $ 18,683,168    $ 15,161,017    $  8,748,318
                                                                 ============================================


          See Accompanying Notes to Consolidated Financial Statements.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                   Year Ended December 31,
                                           ---------------------------------------
Cash flows from operating activities:          1995          1994         1993
                                           ---------------------------------------
Supplementary cash flow information:
    Interest paid                          $ 4,650,611   $ 3,260,885   $ 2,978,165
                                           =======================================
    Income taxes paid                      $   630,000   $   332,600   $   297,190
                                           =======================================

Details of acquisition (note 3)
    Fair value of assets acquired          $43,166,458   $      ----    $     ----
    Less: liabilities assumed               36,233,506          ----          ----
                                           ---------------------------------------
    Net assets acquired                      6,932,952          ----          ----
    Goodwill                                 1,801,597          ----          ----
                                           ---------------------------------------
    Cash paid                                8,734,549          ----          ----
    Less: cash acquired                      1,497,719          ----          ----
                                           ---------------------------------------
        Acquisition, net of cash acquired   $ 7,236,830   $     ----    $     ----
                                           =======================================



          See Accompanying Notes to Consolidated Financial Statements.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Corpus Christi Bancshares, Inc. ("CCBI") and its wholly owned subsidiaries, C.S.B.C.C., Inc. and Citizens State Bank of Corpus Christi, Texas ("Bank," collectively, the "Company"). All significant intercompany transactions have been eliminated in the consolidated financial statements. Effective December 28, 1992, CCBI transferred the ownership of the Bank to C.S.B.C.C., Inc., a Delaware corporation formed as a wholly-owned subsidiary of CCBI. CCBI and C.S.B.C.C., Inc. are bank holding companies duly registered with the Board of Governors of the Federal Reserve System. The reorganization involved the sale of common stock of the Bank to C.S.B.C.C., Inc. by CCBI in exchange for all the outstanding shares of common stock of C.S.B.C.C., Inc. The transfer resulted in the creation of a two-tiered holding company structure whereby CCBI owns one hundred percent of C.S.B.C.C., Inc. which in turn owns one hundred percent of the Bank. CCBI did not incur any indebtedness in connection with the transaction and the cost involved in connection with the transaction was immaterial. The reorganization did not affect the respective equity positions of the shareholders of CCBI.

The Bank is engaged in the business of banking, including the acceptance of checking and savings deposits, and the making of residential, commercial, real estate, and consumer loans to customers principally located in San Patricio and Nueces County in South Texas. Although the Bank's loan portfolio is diversified, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in the area, especially in the agricultural, health services (see Note 6), and other commercial business sectors. In addition, the Bank's net interest income is directly impacted by fluctuations in market interest rates.

The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry. The following are descriptions of the more significant of those policies.

SECURITIES

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which specifies the accounting and reporting for all investments in debt securities and for investments in equity securities that have readily determinable fair values effective with financial statements for fiscal years beginning after December 15, 1993. Under SFAS No. 115, securities expected to be held to maturity are reported at amortized cost. Securities bought and held principally for the purpose of selling them in the near-term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. All other securities held for investment purposes are classified as securities available for sale and carried at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity. The Company adopted SFAS No. 115 on January 1, 1994 and designated all of its obligations of U.S. government agencies and obligations of states and political subdivisions currently classified as investment securities as securities held to maturity and all of its U.S. Treasury securities and mortgage pass-through and related securities currently classified as investment securities along with all securities held for sale as securities available for sale. As a result, the net unrealized gains of the securities classified as available for sale was recorded as a separate component of shareholders' equity, net of taxes, and increased shareholders' equity approximately $476 thousand at January 1, 1994.

SECURITIES AVAILABLE FOR SALE:

Securities to be held for sale for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as securities available for sale and are carried at market value. The securities available for sale provide the Company with an additional measure of liquidity and added flexibility in managing the Company's asset and liability strategy. Such securities may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant risk changes. Gains and losses recognized on the sale of securities are based on the specific identification method.

Included in securities available for sale are mortgage pass-through and related securities which represent participating interest in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are carried at fair value. Market interest rate fluctuations can affect both the timing of prepayments of principal and the yield on the securities.

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

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future changes to the allowance may be necessary based on changes in economic conditions. Because such allowance is an estimate, the losses ultimately realized may be more or less than recorded amounts. In addition, various regulatory agencies may require the Bank to recognize changes to the allowance based on their judgments of information available to them at the time of their examination.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that the collection of interest is doubtful. At that time, any uncollected interest receivable that was accrued during the current period is reversed and any uncollected interest accrued in prior periods is charged off. Interest income on nonaccrual loans is recognized on the cash basis.

The Company adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure," on January 1, 1995. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Large groups of smaller-balance homogeneous loans that are evaluated collectively for impairment are excluded from this statement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Impairment losses are charged against the allowance for loan losses. Cash receipts on impaired loans are applied to reduce the principal amount of such loans until the principal has been recovered and are recognized as interest income thereafter. Prior periods have not been restated.

OTHER REAL ESTATE

Other real estate, acquired through foreclosure or deed in lieu of foreclosure, is carried at the lower of the recorded investment in the property or its estimated fair value less estimated selling costs. When the property is acquired, any excess of the loan balances over the estimated fair value is charged against the allowance for loan losses. The carrying value of other real estate is reviewed at least annually and any subsequent changes in fair value result in an increase or decrease in the valuation allowance which is charged or credited, together with costs to operate, to other expenses. Gains or losses on subsequent sales of other real estate are included in other expenses using the carrying value of the specific other real estate sold net of any allowances.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

The Company files a consolidated federal tax return.

Income taxes are accounted for in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation charged to current operations is computed on the straight-line method over the estimated useful lives of assets, as determined for financial statement purposes. Normal maintenance and repairs are charged to current expenses and betterment's are capitalized.

TRUST DEPARTMENT

Securities and other property held by the Bank's Trust Department in a fiduciary or agency capacity for its customers are not assets of the Bank and are not included in the accompanying consolidated balance sheets.

STATEMENT OF CASH FLOWS

For purposes of the consolidated statements of cash flows, the Company considers cash, due from bank accounts and interest-bearing deposits with Federal Home Loan Bank to be cash equivalents.

NET INCOME PER COMMON SHARE

Primary net income per share is computed on the weighted average number of shares of common stock outstanding, including common stock assumed outstanding to reflect the potential dilutive effect of common stock options. Fully diluted net income per share is computed on the weighted average number of shares of common stock outstanding, including the common stock assumed outstanding to reflect the maximum dilutive effect of common stock options. Fully diluted net income per share is not presented because the effect was not dilutive in 1995, 1994 and 1993, and prior to 1993 there were no common stock options.

On September 30, 1993, the Board of Directors of the Company declared a four-for-one stock split effected in the form of a 300% stock dividend whereby three additional common shares, par value $5, were issued for each share outstanding to shareholders of record on October 20, 1993. The stock split resulted in the distribution of 1,200,000 shares on October 20, 1993.

INTANGIBLE ASSETS

Intangible assets include goodwill. Goodwill represents the cost in excess of the fair market value of the net identifiable assets acquired in the purchase of The First National Bank of Taft, Texas ("Taft") in 1995. Amortization is on a straight-line basis over 15 years.

RECLASSIFICATIONS

Certain prior year balances have been reclassified to conform to current year's method of presentation.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank throughout the year. The amount of the reserve balance required at December 31, 1995 was $5,220,000, which the Bank satisfied with vault cash and deposits at the Federal Reserve Bank.

3.    ACQUISITION

On October 31, 1995, the Bank acquired one hundred percent of the outstanding common stock of Taft pursuant to an Agreement and Plan of Merger dated July 5, 1995, between the Bank and Taft. The acquisition has been accounted for as a purchase and, accordingly, the results of operation of Taft have been included in the Company's consolidated financial statements from October 31, 1995. Taft is engaged in the business of banking and will continue to operate as a branch of the Bank.

Each outstanding share of common stock, par value $5.00 per share, of Taft on the date of acquisition was converted into the right to receive cash consideration of $94.83 per share. The excess of the purchase price, $8,734,549, over the fair market value of the net identifiable assets acquired totaled $1,801,597 and has been recorded as goodwill. Such goodwill is being amortized on a straight-line basis over 15 years.

The following unaudited pro forma financial information presents the consolidated results of operations as if the acquisition of Taft had occurred on January 1, 1995 and 1994, respectively, after giving effect to certain adjustments, including amortization of goodwill, additional depreciation expense, amortization/accretion of premiums/discounts on investment securities, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Taft constituted a single entity during such periods.

                                        1995            1994
                                     ---------------------------
Interest and other income            $18,102,551     $15,551,326
Net income                             2,180,199       2,163,398
Net income per common share                 1.29            1.29

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. SECURITIES AVAILABLE FOR SALE

The amortized cost and approximate market value of securities available for sale are as follows:

                                                       DECEMBER 31, 1995
                                       --------------------------------------------------
                                                       Gross        Gross
                                        Amortized    Unrealized  Unrealized      Market
                                          Cost         Gains       Losses        Value
                                       --------------------------------------------------
U.S. Treasury securities               $40,429,105    $210,918   $   (42,833)   $40,597,190
Mortgage pass-through and related
   securities                           39,950,710     187,002       (75,836)    40,061,876
Other securities                           610,150        ----           ----       610,150
                                       ====================================================
     Total                             $80,989,965    $397,920   $  (118,669)   $81,269,216
                                       ====================================================

                                                        December 31, 1994
                                       ----------------------------------------------------
                                                       Gross        Gross
                                        Amortized    Unrealized  Unrealized       Market
                                          Cost         Gains       Losses         Value
                                       ----------------------------------------------------
U.S. Treasury securities               $40,708,000    $  2,477   $  (998,267)   $39,712,210
Mortgage pass-through and related
   securities                            4,044,077       7,612      (165,549)     3,886,140
Other securities                           504,100        ----          ----        504,100
                                       ====================================================
      Total                            $45,256,177    $ 10,089   $(1,163,816)   $44,102,450
                                       ====================================================

Securities available for sale with a market value of $6,599,170 at December 31, 1995 were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and market value of securities available for sale at December 31, 1995, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or repay obligations with or without call or repayment penalties.

                                                       Amortized         Market
                                                         Cost            Value
                                                      ----------------------------
    Due in one year or less                           $20,179,135      $20,165,158
    Due after one year through five years              20,249,970       20,432,032
    Mortgage pass-through and related securities       39,950,710       40,061,876
    Other securities                                      610,150          610,150
                                                      ----------------------------
          Total                                       $80,989,965      $81,269,216
                                                      ============================

There were no proceeds from sales of securities available for sale during 1995. Proceeds from sales of securities available for sale during 1994 were $3,557,183. Gross gains of $165,081 and no gross losses were realized on those sales.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. SECURITIES HELD TO MATURITY

Amortized cost and approximate market value of securities held to maturity are as follows:

                                                        DECEMBER 31, 1995
                                         ------------------------------------------------
                                                        Gross       Gross
                                         Amortized   Unrealized   Unrealized      Market
                                            Cost        Gains       Losses        Value
                                         -------------------------------------------------
Obligations of other U.S. government
   agencies                              $1,003,210   $ 61,790    $   ----      $1,065,000
Obligations of states and political
   subdivisions                           4,859,314    177,768      (6,387)      5,030,695
                                         =================================================
     Total                               $5,862,524   $239,558    $ (6,387)     $6,095,695
                                         =================================================


                                                               December 31, 1994
                                         -------------------------------------------------
                                                        Gross       Gross
                                         Amortized   Unrealized   Unrealized      Market
                                            Cost        Gains       Losses         Value
                                         -------------------------------------------------
Obligations of other U.S. government
   agencies                              $3,005,108   $ 72,705    $   ----      $3,077,813
Obligations of states and political
   subdivisions                           3,762,935     49,974     (34,604)      3,778,305
                                         =================================================
      Total                              $6,768,043   $122,679    $(34,604)     $6,856,118
                                         =================================================

Securities held to maturity with an amortized cost of $2,355,126 at December 31, 1995 were pledged to secure public and trust fund deposits and for other purposes required or permitted by law.

The amortized cost and market value of securities held to maturity at December 31, 1995, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or repay obligations with or without call or repayment penalties.

                                                            Amortized      Market
                                                               Cost        Value
                                                           ------------------------

    Due in one year or less                                $  802,592    $  801,739
    Due after one year through five years                   3,734,557     3,865,249
    Due after five years through ten years                  1,325,376     1,428,707
                                                           ------------------------
          Total                                            $5,862,525    $6,095,695
                                                           ========================


There were no sales of securities held to maturity in 1995, 1994 or 1993.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. LOANS AND ALLOWANCE FOR LOAN LOSSES

   Major classifications of loans are as follows:

                                                    December 31,
                                            ----------------------------
                                                1995            1994
                                            ----------------------------
  Commercial and industrial                 $ 28,481,910    $ 26,819,212
  Energy                                       1,691,571       2,017,322
  Agricultural                                 3,102,465         585,414
  Installment                                 36,670,868      28,766,338
  Real estate construction                     1,172,986       1,228,717
  Real estate mortgage                        37,835,935      38,183,212
  Other                                           22,461          24,823
                                            ----------------------------
                                             108,978,196      97,625,038
  Unearned discount                           (4,444,346)     (3,538,959)
                                            ----------------------------
                                             104,533,850      94,086,079
  Allowance for loan losses                   (2,542,513)     (1,990,638)
                                            ----------------------------
                                            $101,991,337    $ 92,095,441
                                            ============================

Loan concentrations are a measure of the diversification of the loan portfolio. Diversification is an important means of reducing the investment risks associated with fluctuations in economic conditions. The evaluation of loan concentrations includes analyses of related industries that are affected by the same economic conditions and other relationships. At December 31, 1995 and 1994, the Company had a concentration of loans related to the health services industry totaling $9,625,857 and $11,079,933, respectively. Loans related to the health services industry represented 9% and 11% of total loans, respectively. These outstanding loans are with physicians, dentists, psychologists and commercial health services concentrated in the Corpus Christi, Texas and surrounding area, as are virtually all of the outstanding loans. Negative developments in the local economy could severely impact the operations of the Company by requiring additional provisions for loan losses in future periods. Management believes the allowance for loan losses was adequate to absorb possible loan losses from loans in the portfolio at December 31, 1995.

Loans on which the accrual of interest has been discontinued amounted to $1,185,565 and $312,657 at December 31, 1995 and 1994, respectively. If interest on these loans had been accrued, such income would have totaled $80,111, $35,105 and $47,637 for 1995, 1994 and 1993, respectively.

The Company adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," effective January 1, 1995. Prior periods have not been restated. All loans have been evaluated for collectibility under the provisions of these statements.

The recorded investments in loans for which an impairment has been recognized and the related allowance for loan losses at December 31, 1995 were $2,052,057 and $730,946, respectively. The average recorded investment in impaired loans during 1995 was $2,175,379. Interest income recognized on impaired loans during 1995 was $87,585.

During 1995, the Company reduced its allowance for loan losses through a $600,000 "negative" provision as a result of several quarters of increased recoveries on loans which resulted in an allowance for loan losses that exceeded the minimum level determined necessary by the Company. The Company made a $300,000 "negative" provision in 1994 and made no provision in 1993.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Transactions in the allowance for loan losses for each of the years in the three-year period ended December 31, 1995 are summarized as follows:

                                                             1995        1994         1993
                                                        --------------------------------------
      Balance at beginning of year                      $1,990,638    $1,794,380    $1,726,930

      Loans charged-off                                   (475,134)     (455,179)     (575,755)
      Recoveries on loans                                1,369,464       951,437       643,205
                                                        --------------------------------------
      Net loans recovered                                  894,330       496,258        67,450

      Provisions credited to operating expenses           (600,000)     (300,000)         ----
      Allowance acquired in purchase transaction           257,545          ----          ----
                                                        --------------------------------------
      Balance at end of year                            $2,542,513    $1,990,638    $1,794,380
                                                        ======================================

7. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1995 and 1994 are comprised of the following:

                                                              1995          1994
                                                        ----------------------------
      Land                                              $  1,497,667    $  1,416,629
      Banking building and improvements                    5,234,879       4,606,860
      Furniture, fixtures and equipment                    4,717,960       4,451,675
      Leasehold improvements                                 463,309         452,344
      Other                                                   69,280          62,135
                                                        ----------------------------
            Total                                         11,983,095      10,989,643
      Accumulated depreciation                            (6,769,962)     (6,137,441)
                                                        ============================
            Bank premises and equipment, net            $  5,213,133    $  4,852,202
                                                        ============================

8. DEPOSITS

Interest-bearing transaction accounts included in the consolidated balance sheets are comprised of the following:

                                                                December 31,
                                                        ---------------------------
                                                           1995             1994
                                                        ---------------------------
      NOW accounts                                      $29,268,483     $24,967,576
      Money Market accounts                              43,226,091      33,201,850
                                                        ===========================
                                                        $72,494,574     $58,169,426
                                                        ===========================

Included in certificates of deposit in the accompanying consolidated balance sheets are certificates in denominations of $100,000 or more aggregating $15,156,682 and $10,502,219 at December 31, 1995 and 1994, respectively.
Interest expense on certificates of deposits in denominations of $100,000 or more amounted to $630,327, $405,788 and $359,150 in 1995, 1994 and 1993,
respectively. These certificates and their remaining maturities at December 31, 1995 are as follows:

      Three months or less                              $ 5,006,804
      Three through six months                            3,239,307
      Six through twelve months                           3,646,267
      Over twelve months                                  3,264,304
                                                        ===========
            Total                                       $15,156,682
                                                        ===========

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. INCOME TAXES

Components of income tax expense are as follows:


                                                                 1995       1994      1993
                                                             -------------------------------
      Federal current income taxes                           $  727,000   $284,743  $290,000
      Deferred federal income taxes                             310,945     94,984      ----
                                                             -------------------------------
         Total income tax expense                            $1,037,945   $379,727  $290,000
                                                             ===============================

The actual tax expense for the years 1995, 1994, and 1993 differs from the "expected" tax expense for those years computed by applying the U.S. federal corporate tax rate to income before income taxes, as follows:

                                                                    1995        1994        1993
                                                                -----------------------------------
      Computed expected tax expense                             $1,010,825   $ 746,607    $ 847,041
      Increase (decrease) in expected tax effect  resulting
         from:

           Change in deferred tax valuation allowance                 ----    (347,000)        ----
          Alternative minimum tax impact                              ----        ----      114,397
          Recognition of net operating loss carryforwards             ----        ----     (661,640)
          Other                                                     27,120     (19,880)      (9,798)
                                                                ===================================
            Total income tax expense                            $1,037,945   $ 379,727    $ 290,000
                                                                ===================================

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below:

                                                                                 1995          1994
                                                                             ------------------------

          Deferred tax assets:
             Bank premises and equipment                                     $      ----   $   66,000
             Other real estate                                                   142,000       97,000
             Alternative minimum tax credit carryforwards                           ----       43,000
             Net unrealized losses on securities available for sale                 ----      392,000
             Other
                                                                                   4,000       16,000
                                                                              -----------------------
                 Total gross deferred tax assets                                 146,000      614,000
          Less valuation allowance                                                  ----     (136,000)
                                                                             ------------------------
                 Net deferred tax assets                                         146,000      478,000
                                                                             ------------------------
          Deferred tax liabilities:

             Bank premises and equipment                                         164,000         ----
             Net unrealized gains on securities available for sale                95,000         ----
             Investment securities, primarily due to purchase
                 accounting adjustments                                          184,000         ----
             Allowance for loan losses                                           667,000      407,000
             Other                                                                72,000       71,000
                                                                             ------------------------
                 Total gross deferred tax liabilities                          1,182,000      478,000
                                                                             ------------------------
                 Net deferred tax asset (liability)                          $(1,036,000)  $     ----
                                                                             ========================


                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The valuation allowance for deferred tax assets as of December 31, 1993 was $186,000. The net change in the total valuation allowance for the year ended December 31, 1994 was a decrease of $50,000, consisting of two offsetting amounts. The first amount is an increase of $297,000 which is included as a component of shareholders' equity because the change was attributable to the change in the unrealized gain (loss) related to securities available for sale. The second amount is a decrease of $347,000 which is included in deferred tax expense because the change was attributable to changes in circumstances that affect the evaluation of the realizability of the deferred tax assets; i.e., the management of the Company concluded that, more likely than not, the Company would be able to utilize the remaining alternative minimum tax credits and realize the tax effects of the unrealized losses related to securities available for sale. The net decrease of $136,000 in the valuation allowance for deferred tax assets during 1995 is included as a component of shareholders' equity because the change was attributable to the change in the unrealized gain (loss) related to the securities available for sale.

The significant components of deferred income tax expense attributable to income before income taxes for the years ended December 31, 1995 and 1994 are as follows:

                                                               1995       1994
                                                             -------------------
        Deferred tax expense exclusive of the effects of
           other components listed below                     $310,945  $ 441,984

        Change in the valuation allowance
           for deferred tax assets                               ----   (347,000)
                                                             ===================
                                                             $310,945  $  94,984
                                                             ===================

The Company has utilized all remaining alternative minimum tax credit carryforwards in 1995.

10. BENEFIT PLAN

The Bank has a qualified profit sharing plan with 401(k) provisions (the "Plan") which is a "salary reduction" plan under Section 401(k) of the Internal Revenue Code and is administered by the Bank's Trust Department. Under the Plan, certain elective contributions made from a participant's salary are not taxed to the participant until such funds subsequently are distributed from the Plan's trust to the participant. Participants are permitted to contribute up to twelve percent (12%) of their salary to the Plan. With respect to the annual amount a participant elects to contribute to the Plan, the Bank also makes matching supplemental contributions to the Plan on behalf of the participant in an amount equal to fifty percent (50%) of the participant's elective contributions for the year that do not exceed seven percent (7%) of the participant's salary. Additional discretionary contributions may be made to the Plan by the Bank on an annual basis. Contributions made to the Plan by the Bank totaled $72,722, $60,542 and $56,348 in 1995, 1994 and 1993, respectively.

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

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. NONQUALIFIED STOCK OPTION PLAN AND SHAREHOLDER RIGHTS PLAN

On October 20, 1993, the Board of Directors authorized 160,000 shares of Company common stock for issuance under a nonqualified stock option plan for directors and key executive officers who the Board of Directors believed had a significant impact on the profitability of the Company. The options were granted in 1993 at an option price of $5 per common share, the estimated market value per common share on the date of the grant. At December 31, 1995, options for all 160,000 shares were outstanding, all of which are exercisable, as no options were exercised during 1995, 1994 or 1993. Expiration dates are ten years from the date of the grant.

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for stock-based compensation plans. Under SFAS No. 123, companies may adopt the new method of accounting or continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but will be required to disclose in a note to the financial statements pro forma net income and, if presented, earnings per share as if the company had applied the fair value method of accounting, as defined in SFAS No. 123. The disclosure requirements will be effective for financial statements for fiscal years beginning after December 15, 1995. The Company has not yet determined the effect this standard will have on net income and earnings per share should it elect to change accounting method. Adoption of SFAS No. 123 will have no effect on the Company's cash flows.

On October 18, 1995, the Board of Directors adopted a shareholder rights plan that provided for rights to be issued to shareholders of record on November 3, 1995. The rights will become exercisable and allow the holders to acquire additional shares of the Company's common stock at a discounted price at such time a person or group acting in concert acquires 20% or more, or acquired the right to acquire 20% or more, of the Company's common stock. The Board of Directors may, at its option, redeem all rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire on October 18, 2005, unless earlier redeemed by the Board of Directors.

12. RELATED PARTY TRANSACTIONS

The Bank has had, in the ordinary course of business, banking transactions with officers, directors and companies in which they have 10% or more beneficial ownership. Management believes all such transactions have been on the same terms as those prevailing for comparable transactions with others and have not involved more than normal risk of collectibility or other unfavorable features. At December 31, 1995 and 1994, the aggregate loans to such officers, directors and companies totaled $1,801,000 and $2,064,000, respectively. During 1995, $245,000 of new loans were made and repayments totaled $508,000.

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

                                                                         1995           1994
                                                                      ---------------------------
        Financial instruments whose contract amounts represent
          credit risk:
              Commitments to extend credit                            $17,205,595     $10,448,294
              Standby letters of credit and financial guarantees          452,000         468,900
                                                                      ===========================
                 Total                                                $17,657,595     $10,917,194
                                                                      ===========================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment and certificates of deposit. The amount of those commitments collateralized at December 31, 1995 was $16,744,295, or 97%.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The amount of collateral obtained if deemed necessary by the Company upon extension of letters of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment and certificates of deposit. The amount of those commitments collateralized at December 31, 1995 was $427,000, or 94%.

At December 31, 1995, the Company was obligated under noncancellable leases which include three branch facilities and equipment for which future minimum lease payment commitments were as follows:

                         Year
                         ----
                         1996                   $164,703
                         1997                    113,222
                         1998                     69,884
                         1999                     22,428
                                                --------
                                                $370,237
                                                ========


Rent expense totaled $171,443, $154,218 and $125,903 in 1995, 1994 and 1993,
respectively.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. REGULATORY MATTERS

REGULATORY ENVIRONMENT

The Bank is a Texas state banking association and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent permitted by law. As a result, the Bank, along with others in the industry, is subject to substantial regulation by various regulatory authorities, including the State of Texas Department of Banking and the FDIC. Management believes that the Bank is currently in substantial compliance with all applicable laws and regulations with regulatory authorities; however, the Bank could be affected by existing or future laws or regulations.

CAPITAL REQUIREMENTS

At December 31, 1995, the Bank had an equity capital ratio of 6.4% which exceeds the minimum required guideline of 6.0% specified by the Texas Department of Banking. For the purposes of this ratio, shareholders' equity does not include intangible assets or unrealized gains or losses on securities available for sale in accordance with regulatory guidance. The Bank had an equity capital ratio of 8.4% and 8.2% at year-end 1994 and 1993, respectively. The decrease in the equity capital ratio in 1995 as compared to 1994 was a direct result of the Taft acquisition.

The Company and the Bank are required by federal regulators to meet certain minimum regulatory guidelines utilizing a risk-based capital framework that became effective on December 31, 1992. The Company and the Bank must have a minimum ratio of Tier 1 capital to total risk-adjusted assets of not less than 4%, a ratio of combined Tier 1 and Tier 2 capital to total risk-adjusted assets of not less than 8% and a leverage ratio of not less than 4%. For the purposes of calculating these ratios, shareholders' equity does not include unrealized gains or losses on securities available for sale in accordance with regulatory guidance. Tier 1 capital includes only common shareholders' equity. Tier 2 capital includes common shareholders' equity and the allowance for loan losses. The allowance for loan losses may be included only to the extent of 1.25% of risk-adjusted assets. Any excess of the allowance for loan losses over the limit is treated as a reduction in the total risk-based asset amount in the risk-based capital calculation. Leverage ratio is the ratio of Tier 1 capital to total assets reduced for any intangible assets. At December 31, 1995, the Company and the Bank each had a Tier 1 capital ratio of 12.0%, combined Tier 1 and Tier 2 capital ratio of 13.3% and leverage ratio of 6.4% based on risk-based capital guidelines, which are well above the regulatory requirements. At December 31, 1994, the Company and the Bank each had a Tier 1 capital ratio of 14.6%, combined Tier 1 and Tier 2 capital ratio of 16.0% and leverage ratio of 8.4%.

Bank regulatory agencies limit the amount of dividends which the Bank can pay to CCBI, without obtaining prior approval, if the payment would result in less than minimum capital ratios described above. At December 31, 1995, the Bank had the capacity to declare approximately $900,000 of dividends to the Company without falling below the 6.0% minimum capital requirement specified by the Texas Department of Banking.

In 1994, the Bank became a member of the Federal Home Loan Bank ("FHLB") and is required to maintain the required level of stock in the FHLB. The stock is recorded at cost and totaled $547,400 and $474,100, respectively, at December 31, 1995 and 1994. No stock was required to be maintained in 1993.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial statements.

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

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair value estimates are based on existing on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include bank premises and equipment, trust department operations, and core deposit value. In addition, the tax ramifications related to the effect of fair value estimates have not been considered in the estimates.

CASH, DUE FROM BANKS AND SHORT-TERM INVESTMENTS

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO MATURITY

For securities held to maturity and securities available for sale which include U.S. Treasury securities, obligations of other U.S. government agencies, obligations of states and political subdivisions, mortgage pass-through and related securities and other securities, fair values are based on quoted market prices or dealer quotes. Fair values are calculated on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs.

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

The carrying amount of nonperforming loans was not significant at December 31, 1995 or 1994.

ACCRUED INTEREST RECEIVABLE AND PAYABLE

The carrying values of accrued interest receivable and payable approximated their fair values because of the relatively short period of time between accrual and expected realization.

DEPOSIT LIABILITIES

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts, NOW accounts, and money market accounts, is equal to the amount payable on demand as of December 31, 1995 and 1994. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates.

OTHER ASSETS, SECURITIES SOLD WITH AGREEMENTS TO REPURCHASE, DIVIDENDS PAYABLE AND OTHER LIABILITIES

The carrying value of these financial assets and liabilities approximated their fair value due to the short-term nature of these instruments.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

Commitments to extend credit and standby letters of credit are principally at current interest rates and therefore have no material associated fair value.

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair values of the Company's financial instruments are as follows:

                                              DECEMBER 31, 1995             December 31, 1994
                                         ---------------------------------------------------------
                                            Carrying       Fair           Carrying        Fair
Financial assets:                            Amount        Value           Amount         Value
                                         ---------------------------------------------------------
  Cash, due from banks and short-
     investments                         $  24,683,168  $ 24,683,168   $  21,061,017  $ 21,061,017
  Securities available for sale             81,269,216    81,269,216      44,102,450    44,102,450
  Securities held to maturity                5,862,524     6,095,695       6,768,043     6,856,118
  Loans, net of allowance for loan
     losses                                101,991,337    96,517,394      92,095,441    86,586,329
  Accrued interest receivable                1,842,287     1,842,287       1,483,449     1,483,449
  Other assets                                 694,284       694,284         402,298       402,298
                                         ---------------------------------------------------------
       Total financial assets            $ 216,342,816  $211,102,044   $ 165,912,698  $160,491,661
                                         =========================================================

Financial liabilities:
  Demand deposits                        $  58,790,068  $ 58,790,068   $  43,932,959  $ 43,932,959
  Interest bearing transaction accounts     72,494,574    72,494,574      58,169,426    58,169,426
  Savings deposits                          15,600,520    15,600,520      15,294,615    15,294,615
  Certificates of deposit                   54,012,748    54,784,577      40,261,543    40,107,200
  Securities sold with agreements
     to repurchase                           5,459,000     5,459,000             ---           ---
  Accrued interest payable                     370,369       370,369         202,820       202,820
  Dividends payable                            100,000       100,000         100,000       100,000
  Other liabilities                            985,387       985,387         129,832       129,832
                                         ---------------------------------------------------------
       Total financial liabilities       $ 207,812,666  $208,584,495   $ 158,091,195  $157,936,852
                                         =========================================================

                                            Contract       Fair           Contract        Fair
Unrecognized financial instruments:          Amount        Value           Amount         Value
                                         ---------------------------------------------------------
  Commitments to extend credit           $  17,205,595  $        ---   $  10,448,294  $        ---
  Standby letters of credit                    452,000           ---         468,900           ---

16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table is a summary of operations by quarter for the years ended December 31, 1995 and 1994:

                                                        FIRST         SECOND         THIRD         FOURTH
1995:                                                  QUARTER       QUARTER        QUARTER       QUARTER
                                                      -----------------------------------------------------
    Interest income                                   $2,859,567    $3,041,654     $3,115,383    $3,572,460
    Net interest income                                1,816,313     1,855,578      1,929,353     2,169,660
    Net income                                           420,104       445,263        430,399       639,303

    Weighted average of common stock and
      common stock equivalents outstanding             1,679,436     1,681,260      1,695,118     1,692,375
    Net income per share                              $      .25    $      .26     $      .25    $      .38

                                                         First         Second         Third         Fourth
1994:                                                   Quarter        Quarter       Quarter       Quarter
                                                      -----------------------------------------------------
    Interest income                                   $2,353,935    $2,489,125     $2,606,783    $2,723,907
    Net interest income                                1,630,231     1,729,962      1,737,057     1,766,650
    Net income                                           356,739       362,214        507,977       589,245

    Weighted average of common stock and
      common stock equivalents outstanding             1,681,492     1,681,951      1,680,398     1,680,000
     Net income per share                             $      .21    $      .22     $      .30    $      .35

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. PARENT COMPANY INFORMATION

CCBI is a two-tiered one-bank holding company whose principal asset is its investment in C.S.B.C.C., Inc., which owns the Bank. CCBI has no material contingencies, guarantees, long-term obligations or short term borrowings. CCBI's subsidiaries paid dividends totaling $645,000, $670,000, and $575,000 to CCBI in 1995, 1994 and 1993, respectively. Prior to 1992, no dividends had been paid to CCBI since 1987.

Condensed financial statements of CCBI only were as follows:

                            CONDENSED BALANCE SHEETS

                                                              December 31,
                                                        ------------------------
Assets:                                                    1995         1994
                                                        ------------------------
   Cash                                                 $   142,062  $   203,920
   Investment in subsidiaries                            16,012,635   13,334,541
                                                        ------------------------
      Total assets                                      $16,154,697  $13,538,461
                                                        ========================

Liabilities:

   Dividends payable                                    $   100,000  $   100,000
                                                        ------------------------
      Total liabilities                                     100,000      100,000
Shareholders' equity                                     16,054,697   13,438,461
                                                        ------------------------
      Total liabilities and shareholders'
         equity                                         $16,154,697  $13,538,461
                                                        ========================

                         CONDENSED STATEMENTS OF INCOME

                                                    Year Ended December 31,
                                               ----------------------------------
Income:                                           1995        1994        1993
                                               ----------------------------------
   Dividends received from subsidiary          $  645,000  $  670,000  $  575,000

Expenses:

   Director fees                               $   13,500  $   15,800  $    9,000
   Legal and professional services                229,723     153,884     135,098
   Printing                                        59,567       7,535      14,320
   Other expenses                                   4,068       1,647      15,459
                                               ----------------------------------
      Total expenses                              306,858     178,866     173,877
                                               ----------------------------------

Income before equity in
  undistributed income of subsidiary              338,142     491,134     401,123
Equity in undistributed income
  of subsidiary                                 1,596,927   1,325,041   1,800,174
                                               ==================================
      Net income                               $1,935,069  $1,816,175  $2,201,297
                                               ==================================

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  CONDENSED STATEMENTS OF SHAREHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1995

                                                                                Net Unrealized
                                                                                 Gains(Losses)
                                                                                 on Securities
                                        Common    Additional      Retained       Available for
                                        Stock       Capital       Earnings           Sale            Total
                                      -----------------------------------------------------------------------
 Balance, December 31, 1992           $2,000,000  $ 5,000,000    $ 4,279,732      $       ---     $11,279,732
    Net income                               ---          ---      2,201,297              ---       2,201,297
    Cash dividends, declared,
      $.25 per share                         ---          ---       (400,000)             ---        (400,000)
    Four-for-one stock split
      effected as a 300% stock
     dividend, 1,200,000
     shares distributed                6,000,000   (5,000,000)    (1,000,000)             ---             ---
                                      -----------------------------------------------------------------------
 Balance, December 31, 1993            8,000,000          ---      5,081,029              ---      13,081,029
    Effect of adoption of
      SFAS No. 115 as
      of January 1, 1994                     ---          ---            ---          475,849         475,849
    Net income                               ---          ---      1,816,175              ---       1,816,175
    Cash dividends, declared,
      $.25 per share                         ---          ---       (400,000)              ---       (400,000)
    Net change in unrealized
      gains (losses) on securities
      available for sale                     ---          ---            ---       (1,534,592)     (1,534,592)
                                      -----------------------------------------------------------------------
 Balance, December 31, 1994            8,000,000          ---      6,497,204       (1,058,743)     13,438,461
    Net income                               ---          ---      1,935,069              ---       1,935,069
    Cash dividends, declared,
      $.25 per share                         ---          ---       (400,000)             ---        (400,000)
    Net change in unrealized
      gains (losses) on securities
      available for sale                     ---          ---            ---        1,081,167       1,081,167
                                      =======================================================================
 Balance, December 31, 1995           $8,000,000  $       ---    $ 8,032,273      $    22,424     $16,054,697
                                      =======================================================================

                CORPUS CHRISTI BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                            Year Ended December 31,
                                                                   -----------------------------------------
                                                                       1995          1994           1993
                                                                   -----------------------------------------
 Cash flows from operating activities:
     Net income                                                    $ 1,935,069    $ 1,816,175    $ 2,201,297
     Adjustments to reconcile net income
        to net cash used by operating activities:
       Equity in earnings of subsidiaries                           (2,241,927)    (1,995,041)    (2,375,174)
                                                                   -----------------------------------------
           Net cash used by operating activities                      (306,858)      (178,866)      (173,877)
                                                                   -----------------------------------------
 Cash flows from investing activities:
     Dividends from subsidiaries                                       645,000        670,000        575,000
                                                                   -----------------------------------------
           Net cash provided by investing activities                   645,000        670,000        575,000
                                                                   -----------------------------------------
 Cash flows from financing activities:
     Dividends paid                                                   (400,000)      (300,000)      (400,000)
                                                                   -----------------------------------------
           Net cash used by financing activities                      (400,000)      (300,000)      (400,000)
                                                                   -----------------------------------------
           Net increase (decrease) in cash                             (61,858)       191,134          1,123
     Cash at beginning of year                                         203,920         12,786         11,663
                                                                   -----------------------------------------
     Cash at end of year                                           $   142,062    $   203,920    $    12,786
                                                                   =========================================