Form 10KSB/A, Exhibit 13
period 1995-12-31
CORPUS CHRISTI BANCSHARES INC
filed 1996-12-19
CIK 757012

                                                                      EXHIBIT 13


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


                           INTEREST RATE SENSITIVITY
                                 (In Thousands)

                               December 31, 1995
--------------------------------------------------------------------------------

                                                                                             Non-Rate
                                    Cumulative Volumes Subject to Repricing Within          Sensitivity
                              ----------------------------------------------------------       Over
                                30 Days     90 Days     180 Days     1 Year      5 Years      5 Years      Total
                              ------------------------------------------------------------------------------------
 INTEREST EARNING ASSETS:
 Loans(1)                     $ 17,299     $24,104     $ 32,051     $43,780     $96,600    $  7,934       $104,534
 Securities available for
 sale                            4,607       9,523       15,847      28,989      76,812       4,457         81,269
 Securities held to
 maturity                           30          30          131         802       4,537       1,326          5,863
 Federal funds sold              6,000       6,000        6,000       6,000       6,000         ---          6,000
 Interest bearing deposits
 with Federal Home Loan
 Bank                              115         115          115         115         115         ---            115
                              ------------------------------------------------------------------------------------

      Total earning assets      28,051      39,772       54,144      79,686     184,064      13,717        197,781

 INTEREST BEARING LIABILITIES:
 Interest bearing
 transaction
 accounts:
   NOW accounts                 29,269      29,269       29,269      29,269      29,269         ---         29,269
   Money Market accounts        43,226      43,226       43,226      43,226      43,226         ---         43,226
 Savings accounts               15,600      15,600       15,600      15,600      15,600         ---         15,600
 Certificates of Deposit         5,158      14,059       25,925      39,171      54,007           6         54,013
 Securities sold with
 agreements
   to repurchase                 5,459       5,459        5,459       5,459       5,469         ---          5,459
                              ------------------------------------------------------------------------------------

      Total earning
 liabilities                    98,712     107,613      119,479     132,725     147,561           6        147,567
                              ------------------------------------------------------------------------------------

 Interest sensitivity gap     $(70,661)    (67,841)    $(65,335)    (53,039)    $36,503    $ 13,711       $ 50,214
                              ====================================================================================


 CUMULATIVE INTEREST
   SENSITIVITY RATIOS:
 December 31, 1995                .28X        .37X         .45X        .60X       1.25X

-----------------------

(1)  Loans are included net of unearned discount of $4.444 million.


At December 31, 1995, the Company had a negative gap position in the one month period of $70.661 million. The negative gap decreases at 90 days, 180 days, and one year, and turns positive at five years. If NOW and savings accounts were excluded, the negative gap would be reduced to $25.792 million in the 30 day window.

The preceding static gap report reflects a cumulative liability sensitive position through five years. A negative gap alone would suggest that earnings would benefit from falling interest rates, while rising interest rates would tend to hamper earnings. An inherent weakness of this report is that it ignores the relative volatility of the various instruments on the balance sheet, especially the limited volatility of interest bearing transaction and savings accounts.

The Company's Asset Liability Committee reviews monthly the Company's rate sensitive position. It looks at adjusted static gap numbers which eliminate the relatively stable NOW and savings accounts, and a target range for the adjusted one-year gap is set at .70X to 1.20X. The above figures indicate that the one-year adjusted gap is well within the target range at .91X. More importantly, the Asset Liability Committee concentrates on earnings simulations produced under varied interest rate scenarios including sharply rising and declining interest rates. In these simulations the pricing of each asset and liability category is considered at each point in the interest rate scenario and balance sheet growth assumptions are also included.

To measure the earnings exposure to an extreme upward or downward change in interest rates, the Asset Liability Committee looks at the variance of net interest income under adverse interest rate conditions. Such a variance shows the potential change from the expected position if an unexpected move to significantly higher or lower interest rates occurs. At December 31, 1995, all projected variances were within the targeted 15 percent tolerance ranges set by the Asset Liability Committee.